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As filed with the Securities and Exchange Commission on August 24, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GEOKINETICS INC.
GEOKINETICS HOLDINGS USA, INC.
(Exact name of registrant as specified in its charter)

GEOKINETICS INC. Delaware GEOKINETICS HOLDINGS USA, INC. Delaware (State or other jurisdiction of incorporation or organization)	GEOKINETICS INC. 94-1690082 GEOKINETICS HOLDINGS USA, INC. 27-1506645 (I.R.S. Employer Identification No.)

1382
(Primary standard industrial
classification code number)

1500 CityWest Blvd., Suite 800
Houston, Texas 77042
(713) 850-7600
(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

Richard F. Miles
President and Chief Executive Officer
1500 CityWest Blvd., Suite 800
Houston, Texas 77042
(713) 850-7600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

George G. Young III
Kendall Hollrah
Haynes and Boone, LLP
1221 McKinney Street, Suite 2100
Houston, TX 77010-2007
(713) 547-2000
(713) 236-5699 (facsimile)

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the Registration Statement becomes effective.

          If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Tender Offer) ☐ Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

9.75% Senior Secured Notes due 2014	$300,000,000	100%	$300,000,000	$21,390(1)

Guarantees of 9.75% Senior Secured Notes due 2014	N/A	N/A	N/A	(2)

(1)
Calculated in accordance with Rule 457(f)(2) under the Securities Act of 1933.

(2)
No separate fee is payable pursuant to Rule 457(n) under the Securities Act of 1933.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A
SUBSIDIARY GUARANTORS

Name	Jurisdiction	I.R.S. Employer Identification Number
Geokinetics Processing, Inc.	Texas	74-2179897
Geokinetics USA, Inc.	Texas	76-0547282
Advanced Seismic Technology, Inc	Texas	76-0549540
Geokinetics International, Inc.	Texas	95-1852143
Geokinetics Management, Inc.	Texas	76-0553414
Geokinetics Services Corp.	Texas	26-1151753
Geokinetics International Holdings, Inc.	Delaware	76-0548468
Geokinetics Acquisition Company	Delaware	27-1762917

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED August 24, 2010

PROSPECTUS

Geokinetics Holdings USA, Inc.

Offer to exchange its 9.75% Senior Secured Notes due 2014,
which have been registered under the Securities Act of 1933, for any and all of its outstanding 9.75% Senior Secured Notes due 2014

The exchange offer and withdrawal rights will expire at 5:00 p.m.,
New York City time, on                    , 2010, unless extended.

        We are offering to exchange up to $300,000,000 in aggregate principal amount of our new 9.75% Senior Secured Notes due 2014, which have been registered under the Securities Act of 1933, referred to in this prospectus as the "new notes," for any and all of our outstanding unregistered 9.75% senior secured notes due 2014 referred to in this prospectus as the "old notes." We issued the old notes on December 23, 2009 in a transaction not requiring registration under the Securities Act of 1933. We are offering you new notes, with terms substantially identical to those of the old notes, in exchange for old notes in order to satisfy our registration obligations from that previous transaction. The new notes and the old notes are collectively referred to in this prospectus as the "notes."

        See "Risk Factors" starting on page 19 of this prospectus for a discussion of risks associated with investing in the new notes and with the exchange of old notes for the new notes offered hereby.

        We will exchange new notes for all old notes that are validly tendered and not withdrawn before expiration of the exchange offer. You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer. The exchange procedure is more fully described in "The Exchange Offer—Procedures for Tendering." If you fail to tender your old notes, you will continue to hold unregistered notes that you will not be able to transfer freely.

        The terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions and registration rights applicable to the old notes do not apply to the new notes. See "Description of New Notes" for more details on the terms of the new notes. We will not receive any proceeds from the exchange offer.

        There is no established trading market for the new notes or the old notes. The exchange of old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See "Material U.S. Federal Income Tax Considerations." All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act. See "Plan of Distribution."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. We are not asking you for a proxy and you are requested not to send us a proxy.

The date of this prospectus is                        , 2010

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding old notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after such expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC. We may add, update or change in a prospectus supplement any information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement, as well as any post-effective amendments to the registration statement of which this prospectus is a part, together with the additional information described under "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" before you make any investment decision.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to exchange old notes for new notes only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any actual exchange of old notes for new notes.

INCORPORATION BY REFERENCE

        We "incorporate by reference" information into this prospectus. This means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, other than any portions of the respective filings that were furnished (pursuant to Item 2.02 or Item 7.01 of current reports on Form 8-K or other applicable SEC rules) rather than filed:

  •
  our annual report as amended on Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2009 (the "Form 10-K/A") as filed with the SEC on August 9, 2010 (including information specifically incorporated by reference into our Form 10-K ("the Original Filing") and together with the Form 10-K/A, the "Form 10-K") from our Proxy Statement for our 2010 Annual Meeting of Stockholders), as filed with the SEC on March 15, 2010;

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  our quarterly reports on Form 10-Q and Form 10-Q/A for the quarters ended on March 31, 2010 and June 30, 2010, as filed with the SEC on August 9, 2010;

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  our current reports on Form 8-K, as filed with the SEC on February 16, 2010, February 22, 2010, March 26, 2010, April 28, 2010, May 7, 2010, May 26, 2010, June 7, 2010, July 2, 2010, July 19, 2010, August 4, 2010, August 5, 2010, August 10, 2010 and August 24, 2010 and our current reports on Form 8-K/A, as filed with the SEC on January 6, 2010, February 23, 2010, April 14, 2010, April 28, 2010 and April 29, 2010; and

  •
  our registration statement on Form S-8, as filed with the SEC on May 14, 2010 which registers 1,600,000 shares of common stock of the Company, issuable pursuant that certain Geokinetics Inc. 2010 Stock Awards Plan (the "Plan".

        All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until our offering hereunder is completed will be deemed to be incorporated by reference into this prospectus and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

        We will provide to each person, including any beneficial owner to whom an prospectus is delivered, a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:

Geokinetics Inc.
Office of the Corporate Secretary
1500 CityWest Blvd, Suite 800
Houston, Texas 77042
(281) 848-6986
corporate.secretary@geokinetics.com

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the new notes offered hereby. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement, as amended, or the exhibits and schedules filed therewith. For further information with respect to us and the new notes offered hereby, please see the registration statement, as amended, and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement, as amended, and the exhibits and schedules filed with the registration statement may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

        We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Exchange Act of 1934. You may read and copy any materials we file with the SEC at the SEC's public reference room referred to above. General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.geokinetics.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus.

 FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. These forward-looking statements are often accompanied by words such as "believe," "should," "anticipate," "plan," "expect," "potential," "scheduled," "estimate," "intend," "seek," "goal," "may" and similar expressions. These statements include, without limitation, statements about our acquisition of PGS Onshore, our market opportunity, our growth strategy, competition, expected activities and future acquisitions and investments and the adequacy of our available cash resources. Investors are urged to read these statements carefully, and are cautioned that matters subject to forward-looking statements involve risks and uncertainties, including economic, regulatory, competitive and other factors that may affect our business. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, we do not assume any responsibility for the accuracy and completeness of such statements in the future.

        Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements as a result of, but not limited to, the following factors:

  •
  our ability to successfully integrate PGS Onshore into our existing operations;

  •
  a decline in capital expenditures by oil and gas exploration and production companies;

  •
  market developments affecting, and other changes in, the demand for seismic data and related services;

  •
  the timing and extent of changes in the price of oil and gas;

  •
  our future capital requirements and availability of financing on satisfactory terms;

  •
  availability or increases in the price of seismic equipment;

  •
  availability of crew personnel and technical personnel;

  •
  competition;

  •
  technological obsolescence of our seismic data acquisition equipment;

  •
  the condition of the capital markets generally, which will be affected by interest rates, foreign currency fluctuations and general economic conditions;

  •
  the effects of weather or other delays on our operations;

  •
  cost and other effects of legal proceedings, settlements, investigations and claims, including liabilities which may not be covered by indemnity or insurance;

  •
  governmental regulation; and

  •
  the political and economic climate in the foreign or domestic jurisdictions in which we conduct business.

        We have also discussed the risks to our business under the caption "Risk Factors" beginning on page 15. Given these risks and uncertainties, we can give no assurances that results projected in any forward-looking statements will in fact occur and therefore caution investors not to place undue reliance on them. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and the documents incorporated by reference herein might not occur.

PROSPECTUS SUMMARY

        You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. Unless the context indicates otherwise, all references to "Geokinetics" refer to Geokinetics Inc. and all references to "we," "our," "ours" and "us" refer to Geokinetics Inc. and its consolidated subsidiaries including Geokinetics Holdings USA, Inc. The following summary highlights significant aspects of our business and this exchange offering, but it does not include all the information you should consider before exchanging your notes. This prospectus contains forward-looking statements that involve risks and uncertainties. You should read this entire prospectus, including the information set forth under "Risk Factors" and the financial statements and related notes included or incorporated by reference in this prospectus before making an investment decision.

        References in this prospectus to PGS Onshore refer to the on-shore seismic and multi-client seismic library business of Petroleum Geo-Services ASA, a Norwegian corporation, which we acquired on February 12, 2010. When we refer to the PGS Onshore acquisition, we refer to the acquisition of PGS Onshore and related financing, including the issuance of common stock to Petroleum Geo-Services, our common stock offering and the old note offering. Pro forma financial and operating information incorporated by reference herein includes the results of operations of PGS Onshore and the related financing.

Our Business

        We are a full-service, global provider of seismic data acquisition, multi-client data library and seismic data processing and interpretation services to the oil and natural gas industry. As an acknowledged industry leader in land, marsh, swamp, transition zone and shallow water (up to 500 feet water depths) ocean bottom cable or "OBC" environments, we have the capacity to operate up to 38 seismic crews with approximately 201,100 recording channels worldwide and the ability to process seismic data collected throughout the world. Crew count, configuration and location can change depending upon industry demand and requirements.

        We provide a suite of geophysical services including acquisition of two-dimensional ("2D"), three dimensional ("3D"), and multi-component seismic data surveys, data processing and interpretation services and other geophysical services for customers in the oil and natural gas industry, which include many national oil companies, major international oil companies and smaller independent E&P companies in the Gulf Coast, Mid-Continent, California, Appalachian and Rocky Mountain regions of the United States, Western Canada, Canadian Arctic, Latin America, Africa, the Middle East, Australia/New Zealand and the Far East. Seismic data is used by E&P companies to identify and analyze drilling prospects, maximize drilling success, optimize field development and enhance production economics. We also maintain a multi-client data library whereby we maintain full or partial ownership of data acquired for future licensing. Our multi-client data library consists of data covering various areas in the United States and Canada.

        The seismic services industry is dependent upon the spending levels of oil and natural gas companies for exploration, development, exploitation and production of oil and natural gas. These spending levels have traditionally been heavily influenced by the prices of oil and natural gas. Since the third quarter of 2008, oil and natural gas prices have shown significant volatility, and E&P spending has been reduced significantly. To the extent that exploration spending does not increase, our cash flows from operations could be directly affected. While there are signs of recovery, if the global recession continues for a long period of time, commodity prices may be depressed for an extended period of time, which could alter our acquisition and exploration plans, and adversely affect our growth strategy. For the year ended December 31, 2009, we would have generated pro forma revenue of $711.0 million and EBITDA of $94.1 million, compared to actual revenue of $511.0 million and EBITDA of $87.0 million for the same period.

Recent Developments

        On February 12, 2010, we acquired PGS Onshore. This business has the ability to deploy 13 seismic crews, nine of which are currently active, with over 84,000 recording channels. The PGS Onshore acquisition provides us a significant business expansion into Mexico, where PGS Onshore has three active crews. This acquisition also expands our business into Alaska, where PGS Onshore employs a crew using specialized seismic vehicles designed for the environmentally sensitive arctic region. The PGS Onshore acquisition substantially increased our multi-client seismic library. We currently have a library that, upon completion of current surveys in progress, will cover 742 square miles and, as a result of the acquisition, we acquired a seismic library covering an additional 5,500 square miles located primarily in Texas, Oklahoma, Wyoming and Alaska.

        Additional developments related to our business during 2010 include the following:

  •
  We have seen our backlog increase from $378 million at December 31, 2009 (pro-forma combined with PGS Onshore) to $519 million at June 30, 2010. New projects will take place in South America, Central and West Africa, Australia and the United States.

  •
  We launched our new Geotiger Series II highly transportable 4 component (4C) OBC crew to the Canadian Arctic and commenced operations in the second quarter.

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  We have seen an increase in bid activity which we expect to have positive results in the 3rd and 4th quarter of 2010 and possibly into our fiscal year 2011.

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  On June 30, 2010, we amended our revolving credit facility with Royal Bank of Canada to, among other things, provide greater flexibility in meeting financial covenants. This amendment provides greater flexibility on our maximum total leverage ratio, fixed charge ratio and minimum interest coverage ratio for the quarters ending June 30, 2010 and September 30, 2010.

  Change in Executive Officer

        On August 19, 2010, we announced that Ronald D. Cayon has been appointed as our interim Chief Financial Office, pending completion of a search for a permanent replacement. Mr. Cayon has been providing accounting services as a consultant since March 2010. Scott A. McCurdy, our former Senior Vice President and Chief Financial Officer resigned from his position effective August 18, 2010.

  New Senior Secured Revolving Credit Facility

        On February 12, 2010, we completed the closing of a revolving credit facility and letters of credit for the account of Geokinetics Holdings under the terms of a Credit Agreement with (the "RBC Facility" or the "revolving credit facility"), which matures on February 12, 2013. Effective June 30, 2010, we amended the RBC Facility to, among other things, provide greater flexibility in meeting financial covenants for the quarters ending June 30, 2010 and September 30, 2010. In addition, the permitted outstanding borrowing under the revolver was reduced from $50 million to $40 million. As of June 30, 2010, we were in compliance with these covenants. The outstanding balance of this revolving credit facility was $9.0 million as of June 30, 2010 and $21.0 million as of August 6, 2010.

        Borrowings under the revolving credit facility are unconditionally guaranteed by Geokinetics and each of its existing and each subsequently acquired or organized wholly-owned U.S. direct or indirect subsidiary of Geokinetics, other than U.S. subsidiaries of non-U.S. subsidiaries. Each of the entities guaranteeing the revolving credit facility will secure the guarantees on a first priority basis with a lien on substantially all of the assets of such guarantor. Borrowings under the revolving credit facility will generally be deemed Priority Bank Debt, and so the new notes will be effectively subordinated to borrowings under the revolving credit facility pursuant to an intercreditor agreement. See "Description of Other Indebtedness—New Senior Secured Revolving Credit Facility" which further describes the permitted outstanding borrowings, interest rate, and financial covenants.

        Based on our current forecast, we believe that it is likely that we will not be able to maintain the covenants required at the September 30, 2010 measurement date, and possibly beyond. We expect to need to use the RBC Facility to fund capital expenditures and crew mobilizations. If we are unable to remedy this situation, we may be forced to delay capital expenditures and/or decline opportunities for new work that requires significant working capital. As such, we are currently in discussions to amend the facility or receive a waiver to address this situation. There can be no assurance that we will be successful in doing so on commercially reasonable terms, if at all.

  Common Stock Offering

        We completed the offering of 4,000,000 shares of our common stock at $9.25 per share on December 18, 2009. Total proceeds from this offering were approximately $34.8 million. In addition, on January 14, 2010, the underwriters of the stock purchased 207,200 shares pursuant to an overallotment option for approximately $1.8 million.

        On December 18, 2009, we issued 750,000 shares of common stock to Avista in connection with the preferred stock restructuring described below. Also as a result of the equity offering the purchase price of warrants owned by Avista to purchase 240,000 shares of Geokinetics common stock at $20.00 per share issued on July 28, 2008 was adjusted to $9.25 per share pursuant to certain existing provisions of the warrants, whereby subsequent equity issuances at a price below the existing exercise price will result in a downward adjustment to the exercise price and may extend the expiration date of the warrants.

        On February 12, 2010, we issued 2,153,616 shares of our common stock to PGS in connection with the Acquisition of PGS Onshore.

  Preferred Stock Restructuring

        At the closing of the common stock offering, the conversion price of the series B-1 preferred stock was reduced from $25 to $17.436, the dividend rate was increased from 8% to 9.75%, we canceled the series B-2 preferred stock and issued new series C preferred stock and 750,000 shares of common stock to the holders. In addition, we agreed to pay Avista Capital Holdings, L.P. and Levant America S.A. a cash fee of 2% of the liquidation amount, plus accrued and unpaid dividends of the series B preferred stock which totaled $2.1 million.

Our Strengths

        Leading provider with a balanced global market presence.    Our global diversity and exposure to both oil and natural gas reserve opportunities provide us with a balanced market presence, which increases new contract opportunities while reducing our sensitivity to individual markets and commodity price volatility. We have the equipment and trained personnel to deploy up to 38 seismic crews throughout the world. Our size and operating capability allow for improved crew and equipment utilization and the ability to service our customers across the globe. Our long operating history and reputation for quality service encourages customers to continue to select us as their provider of seismic data acquisition services.

        Specialized expertise in difficult environments and key high-growth markets.    We specialize in seismic data acquisition services in transition zones and other difficult land environments, which we believe to be underserved and one of the fastest growing segments of the overall seismic services industry. Additionally, we recently entered the Ocean Bottom Cable, or "OBC," market with one active crew and were the first operators of Sercel's SeaRay system. The Company's extensive experience operating in such complex and challenging areas, including its expertise in designing and utilizing special equipment customized for these environments, provides us a significant competitive advantage. We also have experience operating in local markets within key high growth regions around the world, such as Latin America, the Middle East and the Far East. We have been operating in the Far East longer than many of our major competitors. In addition, the expertise required to operate in these areas and the difficult nature of the work positions us to potentially realize higher operating margins than we realize on more traditional land seismic projects.

        Strong relationships with a globally diversified customer base.    We have strong, long-standing relationships with a diverse customer base consisting of national oil companies, super majors, majors and E&P Companies in over 30 countries. We have been providing seismic data acquisition services to many of our largest customers for over five years. Our global operating capability and sizable crew count allow us to leverage relationships with our customers and increase revenues by providing them services throughout the world and tailoring crew sizes to meet their requirements. Our customer base is diversified and it is not dependent on any one customer. On a pro forma basis, our top ten customers collectively would have represented approximately 57% and 66% of total revenues for the year ended December 31, 2009 and the six months ended June 30, 2010, respectively, with no single customer accounting for more than 15% of our total revenues during those periods.

        Strong backlog that provides significant revenue visibility.    Even though the oil and gas business has continued to experience a period of reduced spending on exploration and development in certain markets, our backlog has increased since the first quarter of 2010. At June 30, 2010, our estimated total backlog of commitments for services was approximately $519 million compared to $428 million at March 31, 2010 and $318 million at June 30, 2009. Backlog at June 30, 2010 included $412 million or 79% from international projects, and $107 million or 21% from North American (excluding Mexico) projects. It is anticipated that at least half of the backlog at June 30, 2010, will be completed in 2010 with the remaining amount to be completed in 2011 and 2012. Contracts for services are occasionally varied or modified by mutual consent and in many instances may be cancelled by the customer on short notice without penalty. As a result, our backlog as of any particular date may not be indicative of our actual operating results for any succeeding fiscal period.

        Increasing multi-client library portfolio.    The acquisition of PGS Onshore significantly increased our multi-client library portfolio. PGS Onshore invested $133.1 million during 2008 and 2007 developing a 5,500 square mile multi-client library focused on high impact drilling areas or areas of high lease turnover in Texas, Oklahoma, Alaska and Wyoming. We believe this library is of high quality. This portfolio together with our recent entry into the multi-client library business provides opportunities for growth as drilling activity begins to pick up and as E&P companies look to drill wells in advance of lease expiration. We believe there are significant opportunities in North America, including the shale plays, for the continued expansion of our multi-client library business. As we grow our multi-client portfolio, we plan to secure a significant portion of prefunded sales prior to commencing any multi-client project.

        Highly experienced management team and strategic equity investors.    We draw on the global experience of our management team to maintain our leading market position and strong customer relationships. Our senior executive management team has an average of over 20 years of relevant industry experience in the seismic services sector as well as in oil and gas exploration, with a demonstrated track record. Our largest shareholder is Avista Capital Partners, L.P. ("Avista") and its respective affiliates, which invested in us at the time of our merger with Grant Geophysical in 2006. Avista brings significant experience as an investor in the oilfield service sector. Our second largest shareholder after the acquisition is Petroleum Geo-Services.

Our Strategy

        Maintain focus and specialization in profitable, high-potential markets.    To maximize profitability, we will continue to target our growth in areas in which we believe we have a competitive advantage, such as difficult land environments, transition zones and our OBC operations. We believe these areas continue to be underserved and represent the fastest growing segments of the overall seismic services market. We also plan to further expand our presence, both geographically and in the types of services offered, in existing and new high-potential markets throughout the world to diversify our customer base and capitalize on opportunities in our areas of operations.

        Prudently invest in new and technologically-advanced equipment.    We believe growth in demand for seismic services will continue to be enhanced by the development and application of new technologies, particularly for use in difficult land environments and transition zones. We will continue to acquire and develop expertise in using technologically-advanced equipment to perform our services. In addition, we have upgraded and will continue to upgrade our existing equipment, primarily for our transition zone and OBC operations, to improve operating efficiency and to equip us for larger crew sizes, which we expect to lead to increased operating margins.

        Make strategic investments in our multi-client data library.    We believe that opportunities exist for us to continue to build and expand our multi-client data library in areas that will provide a high likelihood for future revenues. We will continue to acquire data for our own account with a particular near-term focus on the shale plays in the United States.

        Provide a broad range of services.    We believe there are significant global opportunities in providing customers a broad range of seismic data services, from acquisition and processing to interpretation and management and partnering with E&P companies for multi-client library projects. Customers are increasingly seeking integrated solutions to better evaluate known oil and gas deposits and improve the amount of recoverable hydrocarbons. Given our size and technological capabilities, we believe we have the infrastructure to significantly expand these multiple service offerings that add value and efficiency for our customers.

        Enhance asset utilization and operating efficiency.    Through greater customer and geographic diversification, upgraded equipment and improved crew capabilities, we seek to ensure the utilization and continuity of our seismic crews, the utilization of our equipment and our operating efficiency, which we expect will generate increased revenues and higher margins. Expanding our customer base and presence internationally will allow us to better manage our resources and minimize the reliance on certain customers, downtime between projects and the effects of seasonality and cyclicality in our business. In addition, we believe that the PGS Onshore acquisition will result in annual synergies through rationalizing office locations, the elimination of duplicate corporate functions, and improved purchasing power. We also believe there will be additional cross-selling opportunities to enhance revenue.

Industry Overview

        Seismic surveys enable oil and gas companies to determine whether subsurface conditions are favorable for finding oil and gas accumulations and to determine the size and structure of previously identified oil and natural gas deposits. Seismic surveys consist of the acquisition and processing of 2D and 3D seismic data, which is used to produce computer-generated, graphic cross-sections, maps and 3D images of the subsurface. These resulting images are then analyzed and interpreted by geophysicists and are used by oil and gas companies to acquire prospective oil and natural gas drilling rights, select drilling locations on exploratory prospects and manage and develop producing reservoirs.

        Seismic data is acquired by crews operating in land, transition zone and marine environments. Seismic data is generated by the propagation of sound waves near the earth's surface by controlled sources, such as dynamite or vibration equipment. The waves radiate into the earth and are reflected back to the surface and collected by data collection devices known in the industry as "geophones." Multiple geophones are strategically positioned, according to client requirements, and connected as a single recording channel to acquire data. This data is then input into a specialized data processing system that enhances the recorded signal by reducing noise and distortion, improving resolution and arranging the input data to produce an image of the subsurface. Three-dimensional seismic surveys collect far more information and generate significantly greater detail of the underlying reservoirs than 2D surveys.

        The overall demand for seismic data and related seismic services is dependent upon spending by oil and natural gas companies for exploration, production, development and field management activities, which, in turn, is driven largely by present and expected future prices for crude oil and natural gas and the need to replenish drilling prospects and reserves. This is impacted by supply and demand, global and local events, as well as political, economic and environmental considerations.

        For OBC operations, an assembly of vertically oriented geophones and hydrophones connected by electrical wires typically is deployed on the seafloor to record and relay data to a seismic recording vessel. Such systems were originally introduced to enable surveying in areas of obstructions (such as production platforms) or shallow water inaccessible to ships towing seismic streamers (floating cables).

        Global energy demand growth.    Although demand for energy has recently declined, we believe that long-term, global demand for energy will increase and as that demand rebounds, demand from E&P companies for seismic services will also increase.

        E&P capital spending.    The need to replace depleting reserves should encourage capital expenditures by E&P companies, which we expect will benefit the seismic services industry. We believe that E&P companies, including many national oil and gas companies, remain under pressure to increase or replenish reserves and are looking to unconventional resource plays, transition zones, international locations and the optimization of current reserves with new technology to achieve these results. Seismic data acquisition services are a key component of E&P companies' capital expenditure programs.

        Technological development.    The application and utilization of seismic services have considerably increased over the last several years as a result of significant technological advancements, such as the move from 2D to 3D and single-component to multi-component seismic data recording and processing. Seismic services can now be applied to the entire sequence of exploration, development and production, as opposed to exploration only, allowing for a greater range of use for our services. In addition, surveys previously shot 2D or single-component are often being reshot with newer techniques to give greater clarity to the subsurface.

Organizational Structure

        The following chart represents our corporate organizational structure following the PGS Onshore acquisition. The restricted group includes our parent, Geokinetics, and all of its domestic and foreign subsidiaries, including Geokinetics Holdings USA, Inc., the issuer of the notes and the borrower under the new senior secured revolving credit facility, and all of the entities we acquire from Petroleum Geo-Services. Upon the consummation of the PGS Onshore acquisition, Geokinetics transferred all of the shares of capital stock of its subsidiaries to Geokinetics Holdings USA, Inc. The notes are guaranteed by our domestic subsidiaries including those we acquire from Petroleum Geo-Services, but not foreign subsidiaries.

(1)
Our domestic subsidiaries, on a pro forma basis, were responsible for 37% of our revenue for the six months ended June 30, 2010 and hold 55% of our assets as of June 30, 2010 and represented 28% of our revenue and 56% of our EBITDA for the year ended December 31, 2009.

Corporate Information

        We are a Delaware corporation. Our principal executive offices are located at 1500 Citywest Blvd., Suite 800, Houston, Texas 77042. Our telephone number is 713-850-7600. Our web site address is www.geokinetics.com. The information on our website is not part of this prospectus.

THE EXCHANGE OFFER

        On December 23, 2009, we completed the private offering of $300 million aggregate principal amount of 9.75% Senior Secured Notes due 2014. As part of that offering, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the old notes. Below is a summary of the exchange offer.

Old Notes	9.75% Senior Secured Notes due 2014
New Notes

Notes of the same series, the issuance of which has been registered under the Securities Act. The terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the new notes.

Terms of the Offer

We are offering to exchange a like amount of new notes for our old notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. In order to be exchanged, an old note must be properly tendered and accepted. All old notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there is $300 million aggregate principal amount of 9.75% Senior Secured Notes due 2014 outstanding. We will issue new notes promptly after the expiration of the exchange offer.

Expiration Time	The exchange offer will expire at 5:00 p.m., New York City time, on , 2010, unless extended.
Procedures for Tendering

To tender old notes, you must complete and sign a letter of transmittal in accordance with the instructions contained in the letter and forward it by mail, facsimile or hand delivery, together with any other documents required by the letter of transmittal, to the exchange agent, either with the old notes to be tendered or in compliance with the specified procedures for guaranteed delivery of old notes. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender old notes pursuant to the exchange offer. See "The Exchange Offer—Procedures for Tendering."

Letters of transmittal and certificates representing old notes should not be sent to us. Such documents should only be sent to the exchange agent. Questions regarding how to tender old notes and requests for information should be directed to the exchange agent. See "The Exchange Offer—Exchange Agent."

Acceptance of Old Notes for Exchange; Issuance of New Notes

Subject to the conditions stated in "The Exchange Offer—Conditions to the Exchange Offer," we will accept for exchange any and all old notes which are properly tendered in the exchange offer before the expiration time. The new notes will be delivered promptly after the expiration time.

Interest Payments on the New Notes

The new notes will bear interest from the date of original issuance of the old notes or, if interest has already been paid on the old notes, from the date interest was most recently paid. If your old notes are accepted for exchange, then you will receive interest on the new notes (including any accrued but unpaid additional interest on the old notes) and not on the old notes.

Withdrawal Rights	You may withdraw your tender of old notes at any time before the expiration time.
Conditions to the Exchange Offer

The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the old notes. See "The Exchange Offer—Conditions to the Exchange Offer" for more information.

Resales of New Notes

Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued by the SEC to third parties, we believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you are acquiring the new notes in the ordinary course of your business;
• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of the new notes;
• you are not an "affiliate" of ours; and
• you are not a broker-dealer that acquired any of its old notes directly from us.

If you fail to satisfy any of the foregoing conditions, you will not be permitted to tender your old notes in the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of your old notes unless such sale is made pursuant to an exemption from such requirements.

Each broker or dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale or other transfer of the new notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes. See "The Exchange Offer—Resales of New Notes."

Exchange Agent

U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer. The address and telephone and facsimile numbers of the exchange agent are listed under the heading "The Exchange Offer—Exchange Agent."

Use of Proceeds

We will not receive any proceeds from the issuance of new notes in the exchange offer. We will pay all expenses incident to the exchange offer. See "Use of Proceeds" and "The Exchange Offer—Fees and Expenses."

 THE NEW NOTES

        The summary below describes the principal terms of the new notes. The terms and conditions described below are subject to important limitations and exceptions. The "Description of New Notes" section of this prospectus contains a more detailed description of the terms and conditions of the new notes.

Issuer	Geokinetics Holdings USA, Inc.
Notes Offered
$300.0 million aggregate principal amount of 9.75% Senior Secured Notes. The terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the new notes.
Maturity Date	December 15, 2014.
Interest Rate	9.75% per year, payable semi-annually in arrears.
Interest Payment Dates	December 15 and June 15, beginning on June 15, 2010. Interest will accrue from the issue date.
Guarantees	The payment of new notes will be fully and unconditionally guaranteed, jointly and severally, by our parent, Geokinetics Inc., and by each of Geokinetics' current and future domestic subsidiaries.
Security
The new notes and the guarantees will be secured, along with indebtedness under our senior secured revolving credit facility on a first-priority basis by liens, subject to permitted liens, on substantially all of our assets and the assets of the subsidiary guarantors, including mortgages on our and our subsidiary guarantors' seismic equipment and data libraries. See "Description of New Notes—Collateral and Security."
Ranking	The new notes will be:
• general obligations of ours, secured by a first priority lien over the collateral;
• equal in right of payment to all of our existing and future indebtedness that is not subordinated in right of payment to the new notes;
• senior in right of payment to all of our existing and future indebtedness that is subordinated in right of payment to the new notes;
• unconditionally guaranteed by the guarantors;

•       effectively senior to all of our existing and future indebtedness that is either secured by liens that rank junior to the liens securing the new notes or unsecured, with respect to and to the extent of the value of the collateral;

•       effectively subordinated to all of our existing and any future secured indebtedness with respect to and to the extent of the assets (other than the collateral) securing such indebtedness, and to all existing and any future liabilities (including trade payables) of Geokinetics' subsidiaries that are not guarantors (other than us), with respect to and to the extent of the assets of such subsidiaries; and

•       effectively subordinated pursuant to the intercreditor agreement to all of our Priority Bank Debt (as defined in "Description of New Notes—Certain Definitions"), to the extent secured by the collateral.

Each guarantee of the new notes will be:
• a general obligation of that guarantor, secured by first priority lien over the collateral;
• equal in right of payment to all of the guarantor's existing and future indebtedness that is not subordinated in right of payment to its guarantee;
• senior in right of payment to all existing and future indebtedness of the guarantor that is subordinated in right of payment to its guarantee;

•       effectively senior to all of the guarantor's existing and future indebtedness that is either secured by liens that rank junior to the liens securing the guarantee or unsecured, with respect to and to the extent of the value of the collateral;

•       effectively subordinated to all existing and any future secured indebtedness of the guarantor with respect to and to the extent of the assets (other than the collateral) securing such indebtedness, and to all existing and any future liabilities (including trade payables) of Geokinetics' subsidiaries other than us and the subsidiary guarantors, with respect to and to the extent of the assets of such subsidiaries; and

• effectively subordinated pursuant to the Intercreditor Agreement to all of the guarantor's Priority Bank Debt Obligations, to the extent secured by the collateral.

Optional Redemptions	We may, at our option, redeem all or part of the new notes on or after December 15, 2011 at fixed redemption prices, as described under "Description of New Notes—Optional Redemption" in this prospectus. Also, prior to December 15, 2011, we may, at our option, redeem up to (i) 10% of the original principal amount of the new notes during each 12-month period beginning December 15, 2009 at a redemption price of 103% of the principal amount thereof, and (ii) 35% of the new notes with the proceeds of certain equity offerings. See "Description of New Notes—Optional Redemption."
Change of Control
Upon the occurrence of a change of control, the holders of the new notes will have the right to require us to make an offer to repurchase each holder's new notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of New Notes—Repurchase at the Option of Holders—Change of Control."
Certain Covenants	The indenture governing the new notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:
• incur additional debt;
• make certain investments or pay dividends or distributions on our capital stock or purchase or redeem or retire capital stock;
• sell assets, including capital stock of our restricted subsidiaries;
• restrict dividends or other payments by restricted subsidiaries;
• create liens;
• enter into transactions with affiliates; and
• merge or consolidate with another company.
These covenants are subject to a number of important limitations and exceptions that are described later in this prospectus under the caption "Description of New Notes—Certain Covenants."
Use of Proceeds
We will not receive proceeds from the issuance of the new notes offered hereby. In consideration for issuing the new notes in exchange for old notes as described in this prospectus, we will receive old notes of like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled.

Original Issue Discount	The new notes will be issued with original issue discount for U.S. federal income tax purposes, consequently, U.S. Holders will be required to include such original issue discount in their income as it accrues for U.S. federal income tax purposes in advance of receipt of any payment on the notes to which the income is attributable. See "Certain United States Federal Income Tax Considerations—Original Issue Discount."
Risk Factors	See "Risk Factors" for a discussion of certain factors you should carefully consider before deciding to invest in the new notes.

RISK FACTORS

Risks Related to our Business

We are subject to certain risks related to acquisitions, including the PGS Onshore acquisition, and these risks may materially adversely affect our revenues, expenses, operating results and financial condition.

        The PGS Onshore acquisition involves the integration of Geokinetics and PGS Onshore, two businesses that have previously operated independently and as competitors. We acquired PGS Onshore with the expectation that, among other things, the PGS Onshore acquisition will enable us to achieve expected cost synergies. Achieving the benefits of the PGS Onshore acquisition will depend in part upon meeting the challenges inherent in the successful combination and integration of global business enterprises of the size and scope of Geokinetics and PGS Onshore and the possible resulting diversion of management attention for an extended period of time. There can be no assurance that we will meet these challenges and that such diversion will not negatively affect our operations. In addition, delays encountered in the transition process could have a material adverse effect on our revenues, expenses, operating results and financial condition. There can be no assurance that we will actually achieve anticipated synergies or other benefits from the PGS Onshore acquisition.

        We plan to continue growing through acquisitions of companies and assets. We must plan and manage our acquisitions effectively to achieve revenue growth and maintain profitability in our evolving market. If we fail to manage current and future acquisitions effectively, our results of operations could be adversely affected. Our growth has placed, and is expected to continue to place, significant demands on our personnel, management and other resources. A lack of continued improvement to our operational, financial, management and legal/compliance information systems to keep pace with the growth of our business could have a material adverse effect on us.

        Any future acquisitions could present a number of risks, including but not limited to:

  •
  incorrect assumptions regarding the future results of acquired operations or assets or expected cost reductions or other synergies expected to be realized as a result of acquiring operations or assets;

  •
  failure to integrate the operations or management of any acquired operations or assets successfully and timely and retain key personnel;

  •
  diversion of management's attention from existing operations or other priorities; and

  •
  our inability to secure, on terms we find acceptable, sufficient financing that may be required for any such acquisition or investment.

        Our failure to successfully integrate our acquisitions in a timely and cost effective manner could have an adverse affect on our business, financial condition or results of operations.

The financial information incorporated by reference in this prospectus may not necessarily reflect what the results of operations, financial condition and cash flows of PGS Onshore would have been outside Petroleum Geo-Services or if operated on a combined basis with us.

        The combined financial statements and the other financial information for PGS Onshore we have included in this prospectus have been derived from the consolidated financial statements and accounting records of Petroleum Geo-Services and do not necessarily reflect what the results of operations, financial condition and cash flows of PGS Onshore would have been had PGS Onshore been operated as a stand-alone business under separate ownership.

        In addition, we and PGS Onshore have been operating our respective business operations separately prior to the PGS Onshore acquisition. We have no prior history as a combined entity and our operations have not previously been managed on a combined basis. The combined financial statements of PGS Onshore have been prepared for the purpose of presenting, as far as practicable, the financial position, results of operations and cash flows of PGS Onshore as they existed within Petroleum Geo-Services at the relevant time. This required the aggregation of financial information of the entities which make up PGS Onshore, the elimination of intercompany transactions and balances, proportional allocation of central management costs and other adjustments. Therefore, the historical financial statements and pro forma financial data presented in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we operated on a combined basis and may not be indicative of what our results of operations, financial position and cash flows will be in the future.

PGS Onshore may have liabilities which are not known to us.

        As a result of the PGS Onshore acquisition, we assumed certain liabilities. There may be liabilities that we failed to, or we were unable to discover in the course of performing due diligence investigations on PGS Onshore. We cannot assure you that rights to indemnification by Petroleum Geo-Services to us will be sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or assets acquired. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations. As we integrate PGS Onshore, we may learn additional information about PGS Onshore that adversely affects us, such as unknown or contingent liabilities and issues relating to compliance with applicable laws.

Our business largely depends on levels of exploration and development activity in the oil and natural gas industry.

        Our business is substantially dependent upon the condition of the oil and natural gas industry and, in particular, the willingness of E&P companies to make capital expenditures for exploration, development and production operations. The level of capital expenditures generally depends on the prevailing views of future oil and natural gas prices, which are influenced by numerous factors, including but not limited to:

  •
  changes in United States and international economic conditions, including the length and severity of the recent recession and the effect of such recession on economic activity;

  •
  demand for oil and natural gas;

  •
  worldwide political conditions, particularly in significant oil-producing regions such as the Middle East, West Africa and Latin America;

  •
  actions taken by the Organization of Petroleum Exporting Countries, or OPEC;

  •
  the availability and discovery rate of new oil and natural gas reserves;

  •
  the rate of decline of existing and new oil and gas reserves;

  •
  the cost of exploration for, and production and transportation of, oil and natural gas;

  •
  the ability of E&P companies to generate funds or otherwise obtain external capital for exploration, development, construction and production operations;

  •
  the sale and expiration dates of leases in the United States and overseas;

  •
  technological advances affecting energy exploration, production, transportation and consumption;

  •
  weather conditions;

  •
  environmental or other government regulations both domestic and foreign;

  •
  domestic and foreign tax policies; and

  •
  the pace adopted by foreign governments for the exploration, development and production of their oil and gas reserves.

        Oil and natural gas prices had been at historically high levels until experiencing a sharp decline during the second half of 2008 and continuing into 2009 and 2010, particularly for natural gas prices. The natural gas market is a key market for our North American seismic data acquisition segment and the multi-client data library we are acquiring from PGS Onshore. A worldwide decrease in hydrocarbon demand and a decline in commodity prices have caused many E&P companies to curtail planned capital spending. Historically, demand for our services has been sensitive to the level of exploration spending by oil and gas companies. A sustained period of low drilling and production activity, low commodity prices or reductions in industry budgets could reduce demand for our services and would likely have a material adverse effect on our business, financial condition or results of operations.

Economic conditions could negatively affect our business.

        Our operations are affected by local, national and worldwide economic conditions and the condition of the oil and gas industry. Recent disruptions in the credit markets and concerns about global recession have had a significant adverse impact on global financial markets.

        Future market deterioration could also jeopardize the performance of counterparty obligations, including those of our insurers, suppliers, customers and financial institutions. Although we monitor the creditworthiness of our counterparties, the future disruptions could lead to sudden changes in a counterparty's liquidity. If one of our counterparties fails to perform, our financial results could be adversely affected and we could incur losses and our liquidity could be negatively impacted.

We operate under hazardous conditions that subject us and our employees to risk of damage to property or personal injury and limitations on our insurance coverage may expose us to potentially significant liability costs.

        Our activities are often conducted in dangerous environments and include hazardous conditions, including the detonation of dynamite. Operating in such environments, and under such conditions carries with it inherent risks, such as loss of human life or equipment, as well as the risk of downtime or reduced productivity resulting from equipment failures caused by an adverse operating environment. For example, in 2009 two employees of our subcontractors and one of our employees suffered fatal injuries. These risks could cause us to experience equipment losses, injuries to our personnel and interruptions in our business. Although we maintain what we believe is prudent insurance protection, we cannot assure that our insurance will be sufficient or adequate to cover all losses or liabilities or that insurance will continue to be available to us or available to us on acceptable terms. A successful claim for which we are not fully insured, or which exceeds the policy limits of our applicable insurance could have a material adverse effect on our financial condition. Moreover, we do not carry business interruption insurance with respect to our operations.

Historically, we have been dependent on a few customers operating in a single industry; the loss of one or more customers could adversely affect our financial condition and results of operations.

        Our customers are engaged in the oil and natural gas drilling business throughout the world. Historically, we have been dependent upon a few customers for a significant portion of our revenue. For the years ended December 31, 2009, 2008 and 2007, our top ten customers collectively represented approximately 70%, 47% and 55% of total revenues, respectively. In addition, on a pro forma basis, our top ten customers would have represented 57% and 66% of our pro forma revenues for the year ended December 31, 2009 and the six months ended June 30, 2010, respectively. Our three largest customers in 2009, 2008 and 2007 accounted for 45%, 19% and 27% of total revenues, respectively, and on a pro forma basis, our three largest pro forma customers would have accounted for 32% and 31% of our pro forma revenues for the year ended December 31, 2009, and the six months ended June 30, 2010. This concentration of customers may increase our overall exposure to credit risk, and customers will likely be similarly affected by changes in economic and industry conditions. If any of these significant clients were to terminate their contracts or fail to contract for our services in the future because they are acquired, alter their exploration or development strategy, or for any other reason, our results of operations could be affected.

We have invested, and expect to continue to invest, significant amounts of money in acquiring and processing seismic data for multi-client surveys and for our seismic data library without knowing precisely how much of this seismic data we will be able to sell or when and at what price we will be able to sell such data.

        Multi-client surveys and the resulting seismic data library are an increasingly important part of our business and our future investments. We invest significant amounts of money in acquiring and processing seismic data that we own. By making such investments, we are exposed to the following risks:

  •
  We may not fully recover our costs of acquiring, processing and interpreting seismic data through future sales. The amounts of these data sales are uncertain and depend on a variety of factors, many of which are beyond our control.

  •
  The timing of these sales is unpredictable and can vary greatly from period to period. The costs of each survey are capitalized and then amortized over the expected useful life of the data. This amortization will affect our earnings and when combined with the sporadic nature of sales, will result in increased earnings volatility.

  •
  Regulatory changes that affect companies' ability to drill, either generally or in a specific location where we have acquired seismic data, could materially adversely affect the value of the seismic data contained in our library. Technology changes could also make existing data sets obsolete. Additionally, each of our individual surveys has a limited book life based on its location and oil and gas companies' interest in prospecting for reserves in such location, so a particular survey may be subject to a significant decline in value beyond our initial estimates.

  •
  The value of our multi-client data could be significantly adversely affected if any material adverse change occurs in the general prospects for oil and gas exploration, development and production activities.

  •
  The cost estimates upon which we base our pre-commitments of funding could be wrong. The result could be losses that have a material adverse effect on our financial condition and results of operations. These pre-commitments of funding are subject to the creditworthiness of our clients. In the event that a client refuses or is unable to pay its commitment, we could lose a material amount of money.

        Any reduction in the market value of such data will require us to write down its recorded value, which could have a significant material adverse effect on our results of operations.

The seismic data acquisition services industry is capital intensive and sources of cash to finance our capital expenditures may not always be available. If financing is not available, our results of operations will be negatively affected.

        Seismic data acquisition equipment is continually being improved with new technology. In order to remain competitive, we must continue to invest additional capital to maintain, upgrade and expand our seismic data acquisition capabilities. Seismic data acquisition equipment is expensive and our ability to operate and expand our business operations is dependent upon the availability of internally generated cash flow and financing alternatives. Such financing may consist of bank or commercial debt, equity or debt securities or any combination thereof. There can be no assurance that we will be successful in obtaining sufficient capital to upgrade and expand our current operations through cash from operations or additional financing or other transactions if and when required on terms acceptable to us. Due to the uncertainties surrounding the changing market for seismic services, increases in capital and technological requirements, and other matters associated with our operations, we are unable to estimate the amount or terms of any financing that we may need to acquire, upgrade and maintain seismic equipment. If we are unable to obtain such financing, if and when needed, we may be forced to curtail our business objectives, and to finance our business activities with only such internally generated funds as may then be available.

Our high level of fixed costs can leave us vulnerable to downturns in revenues, which can result in losses.

        We are subject to high fixed costs which primarily consist of depreciation, maintenance expenses associated with our seismic data acquisition, processing and interpretation equipment and certain crew costs. Extended periods of significant downtime or low productivity caused by reduced demand, weather interruptions, equipment failures, permit delays or other causes could reduce our profitability and have a material adverse effect on our financial condition and results of operations because we will not be able to reduce our fixed costs as fast as revenues decline.

We face intense competition in our business that could result in downward pricing pressure and the loss of market share.

        Competition among seismic contractors historically has been, and likely will continue to be, intense. Competitive factors have in recent years included price, crew experience, equipment availability, technological expertise and reputation for quality and dependability. We also face increasing competition from nationally-owned companies in various international jurisdictions that operate under less significant financial constraints than those we experience. Many of our competitors have greater financial and other resources, more clients, greater market recognition and more established relationships and alliances in the industry than we do. Additionally, the seismic data acquisition services business is extremely price competitive and has a history of protracted periods of months or years where seismic contractors under financial duress bid jobs below cost and therefore adversely impact industry pricing. Competition from these and other competitors could result in downward pricing pressure and the loss of market share.

We rely on a limited number of key suppliers for specific seismic services and equipment.

        We depend on a limited number of third parties to supply us with specific seismic services and equipment. From time to time, increased demand for seismic data acquisition services has decreased the available supply of new seismic equipment, resulting in extended delivery dates on orders. Any delay in obtaining equipment could delay our implementation of additional crews and restrict the productivity of our existing crews, adversely affecting our business and results of operations. In addition, any adverse change in the terms of our supplier arrangements could affect our results of operations.

Revenue derived from our projects may not be sufficient to cover our costs of completing those projects. As a result, our results of operations may be adversely affected.

        Our revenue is determined, in part, by the price we receive for our services, the productivity of our crew and the accuracy of our cost estimates. Our crew's productivity is partly a function of external factors, such as weather and third party delays, over which we have no control. In addition, cost estimates for our projects may be inadequate due to unknown factors associated with the work to be performed and market conditions, resulting in cost over-runs. If our crew encounters operational difficulties or delays, or if we have not correctly priced our services, our results of operation may vary, and in some cases, may be adversely affected.

        Many of our projects are performed on a turnkey basis where a defined amount and scope of work is provided by us for a fixed price and extra work, which is subject to client approval, is billed separately. The revenue, cost and gross profit realized on a turnkey contract can vary from our estimated amount because of changes in job conditions, variations in labor and equipment productivity from the original estimates, and the performance of subcontractors. Turnkey contracts may also cause us to bear substantially all of the risks of business interruption caused by weather delays and other hazards. These variations, delays and risks inherent in billing clients at a fixed price may result in us experiencing reduced profitability or losses on projects.

Our clients could delay, reduce or cancel their commitments or service contracts with us on short notice, which may lead to lower than expected demand and revenues.

        Our backlog consists of written orders or commitments for our services that we believe to be firm. We estimate our total seismic data acquisition and seismic data processing and interpretation services revenue backlog to be $519 million at June 30, 2010 compared to $428 million at March 31, 2010 and $318 million at June 30, 2009. Backlog at June 30, 2010 included $412 million or 79% from international projects, and $107 million or 21% from North American (excluding Mexico) projects. It is anticipated that at least half of the backlog at June 30, 2010, will be completed in 2010 with the remaining amount to be completed in 2011 and 2012. Backlog levels vary during the year depending on the timing of the completion of certain projects and when new projects are awarded and contracts are signed. Because of potential changes in the scope or schedule of our clients' projects, we cannot predict with certainty when or if our backlog will be realized. Even where a project proceeds as scheduled, it is possible that the client may default and fail to pay amounts owed to us. In addition, the contracts in our backlog are cancelable by the client. Material delays, payment defaults or cancellations could reduce the amount of backlog currently reported, and, consequently, could inhibit the conversion of that backlog into revenue which may materially affect our financial condition, results of operations and cash flows.

Our agreements with our clients may not adequately protect us from unforeseen events or address all issues that could arise with our clients. The occurrence of unforeseen events, or disputes with clients not adequately addressed in the contracts could result in increased liability, costs and expenses associated with any given project.

        We enter into master service agreements with many of our clients which allocate certain operational risks. For example, we seek to minimize the risk of delays through the inclusion of "standby rate" provisions which provide for payment to us of a reduced rate for a limited amount of time if weather conditions or certain other factors outside our control prevent us from recording data. Despite the inclusion of risk allocation provisions in our agreements, our operations may be affected by a number of events that are unforeseen or not within our control. We cannot assure you that our agreements will adequately protect us from each possible event. If an event occurs which we have not contemplated or otherwise addressed in our agreement, we, and not our client, will likely bear the increased cost or liability. To the extent our agreements do not adequately address these and other issues, or we are not able to successfully resolve resulting disputes, we may incur increased liability, costs and expenses.

We may be held liable for the actions of our subcontractors.

        We often work as the general contractor on seismic data acquisition surveys and consequently engage a number of subcontractors to perform services and provide products. While we obtain contractual indemnification and insurance covering the acts of these subcontractors, and require the subcontractors to obtain insurance for our benefit, there can be no assurance we will not be held liable for the actions of these subcontractors. In addition, subcontractors may cause damage or injury to our personnel and property that is not fully covered by insurance.

Our results of operations can be significantly affected by currency fluctuations.

        Because we derive a substantial amount of our revenue from sales internationally, we are subject to risks relating to fluctuations in currency exchange rates. Fluctuations in the exchange rate of the U.S. dollar against such other currencies may, in future periods, have a significant effect upon our results of operations. While we attempt to reduce the risks associated with such exchange rate fluctuations, we cannot assure you that it will be effective in doing so or that fluctuations in the value of the currencies in which we operate will not materially affect our results of operations in the future.

Our operations outside of the United States are subject to additional political, economic, and other uncertainties that could adversely affect our business, financial condition or results of operations, and our exposure to such risks will increase as we expand our international operations.

        Over the past several years, our operations have become increasingly international. For the year ended December 31, 2009 and the six months ended June 30, 2010, 83% and 64%, respectively, of our actual revenues from our seismic data acquisition services segment were derived outside of the U.S. and Canada. The PGS Onshore acquisition may further increase our international operations. On a pro forma basis, for the year ended December 31, 2009 and the six months ended June 30, 2010, 72% and 63%, respectively, of revenues from our seismic data acquisition services segment would have been derived outside of the U.S. and Canada. Our operations outside of the United States are subject to risks inherent in foreign operations, including but not limited to:

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  government instability, which can cause investment in capital projects by our potential clients to be withdrawn or delayed, reducing or eliminating the viability of some markets for our services;

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  potential expropriation, seizure, nationalization or detention of assets;

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  difficulty in repatriating foreign currency received in excess of local currency requirements;

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  civil uprisings, riots and war, which can make it unsafe to continue operations, adversely affect both budgets and schedules and expose us to losses;

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  availability of suitable personnel and equipment, which can be affected by government policy, or changes in policy, which limit the importation of qualified crewmembers or specialized equipment in areas where local resources are insufficient;

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  decrees, laws, regulations, interpretation and court decisions under legal systems, which are not always fully developed and which may be retroactively applied and cause us to incur unanticipated and/or unrecoverable costs as well as delays which may result in real or opportunity costs; and

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  terrorist attacks, including kidnappings and assassinations of our personnel.

        In addition, laws and policies of the United States affecting foreign trade and taxation may also adversely affect our international operations.

As a company subject to compliance with the Foreign Corrupt Practices Act (the "FCPA"), our business may suffer because our efforts to comply with U.S. laws could restrict our ability to do business in foreign markets relative to our competitors who are not subject to U.S. law. Any determination that we or our foreign agents or joint venture partners have violated the FCPA, may adversely affect our business and operations.

        We and our local partners operate in many parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. We may be subject to competitive disadvantages to the extent that our competitors are able to secure business, licenses or other preferential treatment by making payments to government officials and others in positions of influence or using other methods that U.S. law and regulations prohibit us from using.

        As a U.S. corporation, we are subject to the regulations imposed by the FCPA, which generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business. In particular, we may be held liable for actions taken by our strategic or local partners even though our partners are not subject to the FCPA. Any such violations could result in substantial civil and/or criminal penalties and might adversely affect our business, results of operations or financial condition. In addition, our ability to continue to work in such foreign markets could be adversely affected if we were found to have violated certain U.S. laws, including the FCPA.

We are subject to compliance with stringent environmental laws and regulations that may expose us to significant costs and liabilities.

        Our operations are subject to stringent federal, provincial, state and local environmental laws and regulations in the United States and foreign jurisdictions relating to environmental protection. These laws and regulations may impose numerous obligations that are applicable to our operations including:

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  the acquisition of permits before commencing regulated activities; and

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  the limitation or prohibition of seismic activities in environmentally sensitive or protected areas such as wetlands or wilderness areas.

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  Numerous governmental authorities, such as the Federal Environmental Protection Agency and analogous state agencies in the United States and governmental bodies with control over environmental matters in foreign jurisdictions, have the power to enforce compliance with these laws and regulations and any permits issued under them, oftentimes requiring difficult and costly actions. Failure to comply with these laws, regulations and permits may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations and the issuance of injunctions limiting or preventing some or all of our operations.

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  There is inherent risk of incurring significant environmental costs and liabilities in our operations due to our controlled storage, use and disposal of explosives. Although we believe that our safety procedures for handling and disposing of explosives comply with the standards prescribed by applicable laws and regulations, the risk of accidental injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result or we could be penalized with fines, and any liability could exceed the limits of or fall outside our insurance coverage.

Current or future distressed financial conditions of customers could have an adverse impact on us in the event these customers are unable to pay us for the services we provide.

        Some of our customers are experiencing, or may experience in the future, severe financial problems that have had or may have a significant impact on their creditworthiness. Although we perform ongoing credit evaluations of our customers' financial condition, we generally require no collateral from our customers. We cannot provide assurance that one or more of our financially distressed customers will not default on their obligations to us or that such defaults will not have a material adverse effect on our business, financial position, results of operations or cash flows. Furthermore, the bankruptcy of one or more of our customers, or some other similar proceeding or liquidity constraint, might make it unlikely that we would be able to collect all or a significant portion of amounts owed. In addition, such events might force customers to reduce or curtail their future use of our products and services, which could have a material adverse effect on our results of operations and financial condition.

Our seismic data acquisition services revenues are subject to seasonal conditions and customers' budgeting cycles.

        Our seismic data acquisition services are performed outdoors and are therefore subject to seasonality. Shorter winter days and adverse weather negatively impact our ability to provide services in certain regions. Additionally, we have limited control over the timing of our international operations due to the extensive planning and preparation required to perform a seismic survey. Our international operations have also been affected historically by the budgeting cycle of our customers, at times resulting in higher activity levels early in the year when available exploration budgets are high, and late in the year when our customers are trying to utilize their remaining budgets.

We may be unable to retain and attract management and skilled and technically knowledgeable employees.

        Our continued success depends upon retaining and attracting highly skilled employees. A number of our employees possess many years of industry experience and are highly skilled and our inability to retain such individuals could adversely affect our ability to compete in the seismic service industry. We may face significant competition for such skilled personnel, particularly during periods of increased demand for seismic services. Although we utilize employment agreements, stock-based compensation and other incentives to retain certain of our key employees, there is no guarantee that we will be able to retain these personnel.

Our operating results from seismic data acquisition services can be significantly impacted from quarter to quarter due to a change in the timing of a few large jobs occurring at any one time.

        On a pro forma basis, we have the capacity to field up to 38 seismic data acquisition crews. However, in any given period, we could have idle crews which result in a significant portion of our revenues, cash flows and earnings coming from a relatively small number of crews. Additionally, due to location, service line or particular job, some of our individual crews may achieve results that are a significant percentage of consolidated operating results. Should one or more of these crews experience significant changes in timing, our financial results are subject to significant variations from period to period. Factors that may result in these changes in timing include, but are not limited to, weather, permits, customer requirements and political unrest.

Our results of operations could be adversely affected by asset impairments.

        We periodically review our portfolio of equipment and intangible assets, including our multi-client data library, for impairment. If we expect significant sustained decreases in oil and natural gas prices in the future, we may be required to write down the value of our assets if the future cash flows anticipated to be generated from the related assets falls below net book value. The recent decline in oil and natural gas prices, if sustained, could result in future impairments. If we are forced to write down the value of our goodwill, other intangible assets or equipment, these non-cash asset impairments could negatively affect our results of operations in the period in which they are recorded.

The cyclical nature of, or a prolonged downturn in, our industry, could affect the carrying value of our goodwill or other long-lived assets and negatively impact our earnings.

        As of June 30, 2010, we had $127.0 million of goodwill, or 17.8% of total assets, which has increased from $73.4 million at December 31, 2009 or $53.6 million attributed to the acquisition of PGS Onshore. We have recorded goodwill because we paid more for some of our businesses than the fair market value of the tangible and measurable intangible net assets of those businesses at the time of acquisition. We are required to annually assess whether the carrying value of our goodwill has been impaired. This assessment includes many management assumptions including, but not limited to, business forecasts, risk premiums, cost of capital and market factors. Should any one or combination of these factors change, it could negatively impact our future assessments of the carrying values of these assets. If management determines that the carrying value of our long-lived assets may not be recoverable, our goodwill will be reduced which will adversely affect our earnings.

There are inherent limitations in all control systems and failure of our controls and procedures to detect error or fraud could seriously harm our business and results of operations.

        Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our internal controls and disclosure controls will prevent all possible error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no evaluation of our controls can provide absolute assurance that all control issues and instances of fraud, if any, will be detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Further, controls can be circumvented by the individual acts of some persons or by collusion of two or more persons. The design of any system of controls is based in part upon the likelihood of future events, and there can be no assurance that any design will succeed in achieving our intended goals under all potential future conditions. Over time, a control may become inadequate because of changes in conditions or the degree of compliance with our policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur without detection.

We have identified material weaknesses in our internal controls, which could affect our ability to ensure timely and reliable financial reports and the ability of our auditors to attest to the effectiveness of our internal controls.

        During management's review of our internal controls as of December 31, 2009, control deficiencies that constituted material weaknesses an additional material weakness was identified and disclosed on August 9, 2010 as described in our 10-K/A filing. The following items were identified:

        Financial Statement Close Process:    During 2009, the Company dedicated significant resources implementing a new management information system and new business processes and controls around domestic and international operations. Due to the demands created by this implementation, the increasing complexity of the Company's international operations and the acquisition and related financing transactions at the end of the year, a material weakness was identified in the Company's financial statement close process, including insufficient controls over analyzing and reconciling accounts, maintaining appropriate support and analyses of certain non-routine accruals, and properly assessing the accounting and reporting implications related to new contractual agreements and certain other accounting matters.

        Taxes Related to International Operations:    Another material weakness was identified by management related to accounting for income taxes associated with the Company's international operations, including insufficient controls and training over the proper identification and application of the relevant tax rules, which affected the Company's calculation of the tax provision of the Company's international operations.

        Accounting for Derivative Financial Instruments:    We identified a material weakness related to accounting for derivatives. The Company's procedures to assess and identify the impact of Recently Issued Accounting Pronouncements were not sufficient, as evidenced by our failure to identify the impact of ASC 815-40-15 "Derivatives and Hedging-Contracts in Entity's Own Equity-Scope and Scope Exceptions," which became effective January 1, 2009 and require us to account for derivative liabilities related to the conversion feature of our preferred stock and warrants at fair value and to mark to market each instrument at the end of each reporting period.

        The Company's lack of resources, in terms of size, technical expertise and institutional knowledge to address certain financial and tax aspects of its multi-national operations, was identified as the underlying cause of these material weaknesses.

        These material weaknesses resulted in the Company recording a number of post-closing adjustments to the Company's 2009 consolidated financial statements and 2010 quarterly consolidated financial statements for the quarter ended March 31, 2010. The adjustments primarily affected non-routine accruals, deferred cost accounts, derivative liabilities, deferred taxes and the tax provision related to the Company's international operations, including, as applicable, the corresponding income statement accounts.

        Based on management's evaluation, because of the material weaknesses described above, management has concluded that our internal control over financial reporting was not effective as of December 31, 2009 and as of June 30, 2010.

        While we have taken certain actions to address the deficiencies identified, additional measures will be necessary and these measures, along with other measures we expect to take to improve our internal controls over financial reporting, may not be sufficient to address the deficiencies identified or ensure that our internal control over financial reporting is effective. If we are unable to provide reliable and timely financial external reports, our business and prospects could suffer material adverse effects. In addition, we may in the future identify further material weaknesses or significant deficiencies in our internal control over financial reporting.

Climate Change Legislation or Regulations could result in increased operating costs and reduced demand for the oil and gas our clients intend to produce.

        More stringent laws relating to climate change and greenhouse gases ("GHGs") may be adopted in the future and could reduce the demand for our services. On June 26, 2009, the U.S. House of Representatives passed the "American Clean Energy and Security Act of 2009," or "ACESA," which would establish an economy-wide cap-and-trade program to reduce U.S. emissions of greenhouse gases, including carbon dioxide and methane. ACESA would require a 17% reduction in greenhouse gas emissions from 2005 levels by 2020 and just over an 80% reduction of such emissions by 2050. Under this legislation, the EPA would issue a capped and steadily declining number of tradable emissions allowances authorizing emissions of greenhouse gases into the atmosphere. These reductions would be expected to cause the cost of allowances to escalate significantly over time. The net effect of ACESA will be to impose increasing costs on the combustion of carbon-based fuels such as oil, refined petroleum products, and natural gas. The U.S. Senate has begun work on its own legislation for restricting domestic greenhouse gas emissions and the Obama Administration has indicated its support for legislation to reduce greenhouse emissions through an emission allowance system.

        On December 15, 2009, the U.S. Environmental Protection Agency ("EPA") officially published its findings that emissions of carbon dioxide, methane and other "greenhouse gases" present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth's atmosphere and other climatic changes. These findings allow the EPA to adopt and implement regulations that would restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Act. Accordingly, the EPA has proposed two sets of regulations that would require a reduction in emissions of greenhouse gases from motor vehicles and could trigger permit review for greenhouse gas emissions from certain stationary sources. In addition, on October 30, 2009, the EPA published a final rule requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States beginning in 2011 for emissions occurring in 2010.

        Because of the lack of any comprehensive legislative program addressing GHGs, there is a great deal of uncertainty as to how and when federal regulation of GHGs might take place. In addition to possible federal regulation, a number of states, individually and regionally, also are considering or have implemented GHG regulatory programs. These potential regional and state initiatives may result in so-called cap-and-trade programs, under which overall GHG emissions are limited and GHG emissions are then allocated and sold, and possibly other regulatory requirements, that could result in our incurring material expenses to comply, e.g., by being required to purchase or to surrender allowances for GHGs resulting from our operations. The federal, regional and local regulatory initiatives also could adversely affect the marketability of the oil and natural gas that our clients produce. The impact of such future programs cannot be predicted, but we do not expect our operations to be affected any differently than other similarly situated domestic competitors.

Significant physical effects of climatic change have the potential to damage our facilities, disrupt our production activities and cause us to incur significant costs in preparing for or responding to those effects.

        In an interpretative guidance on climate change disclosures, the SEC indicates that climate change could have an effect on the severity of weather (including hurricanes and floods), sea levels, the arability of farmland, and water availability and quality. If such effects were to occur, our seismic acquisition operations have the potential to be adversely affected. Potential adverse effects could include damages to our facilities from powerful winds or rising waters in low-lying areas, disruption of our production activities either because of climate-related damages to our facilities in our costs of operation potentially arising from such climatic effects, less efficient or non-routine operating practices necessitated by climate effects or increased costs for insurance coverage in the aftermath of such effects. Significant physical effects of climate change could also have an indirect affect on our financing and operations by disrupting the transportation or process-related services provided by midstream companies, service companies or suppliers with whom we have a business relationship. We may not be able to recover through insurance some or any of the damages, losses or costs that may result from potential physical effects of climate change.

Federal legislation and state legislative and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

        The U.S. Senate and House of Representatives are currently considering bills entitled, the "Fracturing Responsibility and Awareness of Chemicals Act," or the "FRAC Act," that would amend the federal Safe Drinking Water Act, or the "SDWA," to repeal an exemption from regulation for hydraulic fracturing. If enacted, the FRAC Act would amend the definition of "underground injection" in the SDWA to encompass hydraulic fracturing activities. If enacted, such a provision could require hydraulic fracturing operations to meet permitting and financial assurance requirements, adhere to certain construction specifications, fulfill monitoring, reporting, and recordkeeping obligations, and meet plugging and abandonment requirements. The FRAC Act also proposes to require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. The adoption of any future federal or state laws or implementing regulations imposing reporting obligations on, or otherwise limiting, the hydraulic fracturing process could make it more difficult to complete natural gas wells. A significant portion of our anticipated future business involves seismic acquisition projects of various shale plays. Shale gas cannot be economically produced without extensive fracing. In the event this legislation is enacted, demand for our seismic acquisition services may be adversely affected.

Risks Related to our Indebtedness

Our substantial debt could adversely affect our financial health and prevent us from fulfilling our obligations.

        We have a significant amount of debt and may incur substantial additional debt (including secured debt) in the future. As of June 30, 2010, we had total indebtedness of $307.0 million, net of discount (excluding the Series C mandatorily redeemable preferred stock of $32.2 million, net of discount). Permitted outstanding borrowings available under our amended senior secured revolving credit facility is presently $40 million. As of June 30, 2010 and August 6, 2010 outstanding borrowings were $9 million and $21 million, respectively. Undrawn borrowing capacity at August 6, 2020 was $19 million. We cannot assure you that we will be able to generate sufficient cash to service our debt or sufficient earnings to cover fixed charges in future years. If new debt is added to our current debt levels, the related risks for us could intensify.

        Our substantial debt could have important consequences. In particular, it could:

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  increase our vulnerability to general adverse economic and industry conditions;

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  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund capital expenditures and other general corporate purposes;

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  limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;

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  place us at a competitive disadvantage compared to our competitors that have less debt; and

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  limit, along with the financial and other restrictive covenants of our indebtedness, among other things, our ability to borrow additional funds.

Our debt agreements will contain restrictive covenants that may limit our ability to respond to changes in market conditions or pursue business opportunities.

        Our debt agreements will contain restrictive covenants that limit our ability to, among other things:

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  incur or guarantee additional debt;

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  pay dividends;

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  repay subordinated debt prior to its maturity;

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  grant additional liens on our assets;

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  enter into transactions with our affiliates;

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  repurchase stock;

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  make certain investments or acquisitions of substantially all or a portion of another entity's business assets; and

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  merge with another entity or dispose of our assets.

        In addition, our debt agreements will require us to maintain certain financial ratios and tests. The requirement that we comply with these provisions may materially adversely affect our ability to react to changes in market conditions, take advantage of business opportunities we believe to be desirable, obtain future financing, fund needed capital expenditures or withstand a continuing or future downturn in our business.

We may be unable to comply with the maintenance covenants in our senior revolving credit facility on September 30, 2010 or beyond, unless the covenants are modified. If we are unable to comply with the restrictions and covenants in our debt agreements, there could be a default under the terms of such agreements, which could result in an acceleration of repayment.

        Based on our current forecasts, it is likely that we will be unable to comply with the maintenance covenants in our senior revolving credit facility at the September 30, 2010 measurement date or beyond. We are in discussions with the lenders under the credit facility to amend the covenants, but no assurance can be made that we will be successful in such negotiations, or as to the terms or costs of any such amendment or waiver if agreed to. If we are unable to amend the facility or obtain a waiver, we will be required to seek other financing for our working capital needs, and failure to secure such financing could have a material adverse effect on our liquidity and financial position. If we are unable to comply with the restrictions and covenants in our debt agreements, including our senior secured revolving credit facility, there could be a default under the terms of these agreements. Our ability to comply with these restrictions and covenants, including meeting financial ratios and tests, may be affected by events beyond the Company's control. As a result, we cannot assure you that we will be able to comply with these restrictions and covenants or meet such financial ratios and tests. In the event of a default under these agreements, lenders could terminate their commitments to lend or accelerate the loans and declare all amounts borrowed due and payable. Borrowings under other debt instruments that contain cross-acceleration or cross-default provisions may also be accelerated and become due and payable. If any of these events occur, our assets might not be sufficient to repay in full all of our outstanding indebtedness and we may be unable to find alternative financing. Even if we could obtain alternative financing, it might not be on terms that are favorable or acceptable to us. Additionally, we may not be able to amend our debt agreements or obtain needed waivers on satisfactory terms.

To service our indebtedness, we require a significant amount of cash, and our ability to generate cash will depend on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, and to fund planned capital expenditures depends in part on our ability to generate cash in the future. This ability is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        We cannot assure that we will generate sufficient cash flow from operations, realize operating improvements on schedule, or otherwise improve operating cash flow. If cash flow is not adequate, we cannot assure that future borrowings will be available to us in an amount sufficient to enable us to service and repay our indebtedness or to fund our other liquidity needs. If we are unable to satisfy our debt obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling assets, reducing or delaying capital investments, delaying bids on new sales or seeking to raise additional capital. We cannot assure that any refinancing or debt restructuring would be possible, that any assets could be sold or that, if sold, the timing of the sales and the amount of proceeds realized from those sales would be favorable to us or that additional financing could be obtained on acceptable terms. Disruptions in the capital and credit markets, as have been experienced during 2008 and 2009, could adversely affect our ability to meet our liquidity needs or to refinance our indebtedness, including our ability to draw on our existing credit facilities or enter into new credit facilities. Banks that are party to our existing credit facilities may not be able to meet their funding commitments to us if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from us and other borrowers within a short period of time.

Risks Related to the Exchange Offer

You may have difficulty selling the old notes you do not exchange.

        If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes as described in the legend on the global notes representing the old notes. There are restrictions on transfer of your old notes because we issued the old notes under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from, or in a transaction not subject to, these requirements. We do not intend to register any old notes not tendered in the exchange offer and, upon consummation of the exchange offer, you will not be entitled to any rights to have your untendered old notes registered under the Securities Act. In addition, the trading market, if any, for the remaining old notes will be adversely affected depending on the extent to which old notes are tendered and accepted in the exchange offer.

Broker-dealers may need to comply with the registration and prospectus delivery requirements of the Securities Act.

        Any broker-dealer that (1) exchanges its old notes in the exchange offer for the purpose of participating in a distribution of the new notes or (2) resells new notes that were received by it for its own account in the exchange offer may be deemed to have received restricted securities and will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker- dealer. Any profit on the resale of the new notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

You may not receive new notes in the Exchange Offer if the Exchange Offer procedure is not followed.

        We will issue the new notes in exchange for your old notes only if you tender the old notes and deliver a properly completed and duly executed letter of transmittal and other required documents before expiration of the exchange offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If you are the beneficial holder of old notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender old notes in the exchange offer, you should promptly contact the person in whose name your old notes are registered and instruct that person to tender your old notes on your behalf.

Risks Related to the New Notes

Certain indebtedness under our new senior secured revolving credit facility will be effectively senior to the new notes to the extent of the value of the collateral securing such indebtedness.

        Our new senior secured credit revolving facility and the new notes offered hereby have a first priority lien on all of the assets of our company and our guarantor subsidiaries, with certain exceptions. However, under the indenture governing the new notes as amended, we will be permitted to incur up to the greater of $40.0 million and 50% of Consolidated Cash Flow (as defined in "Description of New Notes—Certain Definitions") as priority bank debt under the senior secured revolving credit facility, secured by the collateral. Under an intercreditor agreement between the lenders under our senior secured revolving credit facility and the trustee under the new notes, following an event of default any proceeds received upon liquidation of the collateral will be distributed first to the lenders under the senior secured revolving credit facility, until such priority bank debt is paid in full, and then also to the holders of the new notes. Accordingly, holders of the indebtedness representing priority bank debt under our new senior secured revolving credit facility will be entitled to receive proceeds from the realization of value of such collateral to repay such indebtedness in full before the holders of the new notes will be entitled to any recovery from such collateral. As a result, holders of the new notes will only be entitled to receive proceeds from the realization of collateral after all indebtedness and other obligations representing priority bank debt under our new senior secured revolving credit facility are repaid in full. The new notes will be effectively junior in right of payment to indebtedness representing priority bank debt under our new senior secured revolving credit facility to the extent of the realizable value of such collateral.

The value of the collateral securing the new notes may not be sufficient to satisfy our obligations under the new notes.

        The new notes and the related guarantees will be secured, subject to permitted liens, by a first-priority lien in the collateral that secures our new senior secured revolving credit facility and will share equally in right of payment to the extent of the value of such collateral exceeds amounts payable under the senior secured revolving credit facility to satisfy the priority bank debt. The new notes and the related guarantees will not be secured by certain excluded assets described in "Description of New Notes—Collateral and Security" and the assets of our non-guarantor subsidiaries, which include, among other things, the assets of all of our non-U.S. subsidiaries. The indenture governing the new notes offered hereby will also permit us to incur additional indebtedness secured by a lien that ranks equally with or prior to the new notes. Any such indebtedness may further limit the recovery from the realization of the value of such collateral available to satisfy holders of the new notes.

        No appraisal of the value of the collateral has been made in connection with this exchange offering, and in the event of a liquidation, the value of the collateral securing our obligations under our new senior secured revolving credit facility and the notes will depend on market and economic conditions, the availability of buyers and other factors. Furthermore, by its nature some or all of the collateral may be illiquid and have no readily ascertainable market value. The book value of the collateral should not be relied on as a measure of realizable value for such assets. We cannot assure you that the collateral can be sold in a short period of time or at all, or that the proceeds from the sale or sales of all of such collateral would be sufficient to satisfy the amounts outstanding under the new notes and all of the obligations under our new senior secured revolving credit facility. If these proceeds are not sufficient to repay amounts outstanding under the new notes, then holders of the new notes, to the extent not repaid from the proceeds of the sale of the collateral, would only have unsecured claims against our remaining assets, which claims would rank equally with all of our general unsecured indebtedness and obligations, including trade payables.

        To the extent that liens securing obligations under our new senior secured revolving credit facility representing priority bank debt, pre-existing liens, liens permitted under the indenture and other rights, including liens on excluded assets, encumber any of the collateral securing the new notes and the guarantees, those parties have or may exercise rights and remedies with respect to the collateral that could adversely affect the value of the collateral and the ability of the collateral agent, the trustee under the indenture or the holders of the new notes to realize or foreclose on the collateral.

        There may not be sufficient collateral to pay off all amounts we may borrow under our new senior secured revolving credit facility, the new notes offered hereby and additional indebtedness that we may incur that would be secured on the same basis as the new notes offered hereby. Liquidating the collateral securing the new notes may not result in proceeds in an amount sufficient to pay any amounts due under the new notes after satisfying the obligations to pay any creditors with prior liens. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the new notes, the holders of the new notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only a senior unsecured, unsubordinated claim against our and the subsidiary guarantors' remaining assets.

The new notes are effectively subordinated to the liabilities of our subsidiaries that do not guarantee the new notes and the assets of such non-guarantor subsidiaries will not be available as security for the new notes.

        Certain of our subsidiaries, including all of our non-U.S. branches and subsidiaries, will not guarantee the new notes. In addition, the assets of such non-guarantor branches and subsidiaries will not be available as security for the new notes. To the extent that any of our branches and subsidiaries do not guarantee the new notes, the new notes will be structurally subordinated to all existing and future obligations, including indebtedness, of such non-guarantor subsidiaries. The claims of creditors of the non-guarantor subsidiaries, including trade creditors, will have priority as to the assets of those subsidiaries. As of June 30, 2010, our subsidiaries that will not guarantee the new notes had approximately $3.1 million outstanding indebtedness.

We are a holding company and will depend on the business of our subsidiaries including PGS Onshore to satisfy our obligations under the new notes.

        Our revenue is primarily derived from our subsidiaries that own our assets and execute our seismic contracts. Our subsidiaries will conduct substantially all of the operations necessary to fund payments on the new notes and our other debt. Our ability to make payments on the new notes and other debt will depend on the cash flow of our subsidiaries and the payment by our subsidiaries of funds to us. The ability of our subsidiaries to make payments to us will depend on:

  •
  their earnings;

  •
  covenants contained in other agreements to which our subsidiaries are or may become subject;

  •
  business and tax considerations; and

  •
  applicable law, including local, state and federal laws regulating the payment of dividends and distributions.

        We cannot assure you that the operating results of our subsidiaries at any given time will be sufficient to make distributions or other payments to us or that any distributions and/or payments will be adequate to pay principal and interest, and any other payments, on our new notes and other debt when due.

Geokinetics' guarantee provides little, if any, additional credit support for the new notes.

        Geokinetics' primary source of income and cash flow is currently derived from its ownership of Geokinetics Holdings USA, and its primary asset is our capital stock. As a result, the guarantee by Geokinetics provides little, if any, additional credit support for the new notes.

Bankruptcy laws may significantly impair your rights to repossess and dispose of collateral securing the new notes.

        If a bankruptcy case were commenced by or against us prior to the repossession and disposition of collateral, the right of the collateral agent or the trustee to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture is likely to be significantly impaired by applicable bankruptcy law. A voluntary bankruptcy case may be commenced by us or an involuntary bankruptcy case may be instituted against us by unsecured creditors.

        The "automatic stay" under applicable bankruptcy law prohibits secured creditors, such as the holders of the new notes and the lenders under our new senior secured revolving credit facility, from repossessing their security from a debtor in a bankruptcy case, or from disposing of collateral in their possession, without bankruptcy court approval. Moreover, applicable bankruptcy law permits the debtor to retain and use the collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection."

        The meaning of the term "adequate protection" may vary according to circumstances, but it is generally intended to protect the value of the secured creditor's interest in the collateral from diminution as a result of the automatic stay during the pendency of the bankruptcy case. "Adequate protection" may include cash payments or the granting of additional security or replacement liens of such type, at such time and in such amounts as the bankruptcy court may determine. For example, the debtor could be permitted to use the funds in the note proceeds account if the debtor provided adequate protection for such use by granting replacement liens on other collateral, which might not consist of liquid assets.

        In view of the lack of a precise definition of the term "adequate protection," the broad discretionary powers of a bankruptcy court and the possible complexity of valuation issues, it is impossible to predict how long payments under the new notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent or the trustee could repossess or dispose of the collateral or whether or to what extent, through the requirement of "adequate protection," the holders of the new notes would be compensated for any delay in payment or loss of value of the collateral.

        Further, the holders of the new notes may receive in exchange for their claims a recovery that could be substantially less than the amount of their claims (potentially even nothing) and any such recovery could be in the form of cash, new debt instruments or some other security. Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the new notes, the holders of the new notes would have "undersecured claims" as to the difference. Applicable federal bankruptcy laws do not permit the payment or accrual of post-petition interest, costs and attorneys' fees for "undersecured claims" during the debtor's bankruptcy case.

        In addition, the collateral agent's or the trustee's ability to foreclose on the collateral on behalf of the holders of the new notes may be subject to lack of perfection, the consent of third parties, other liens, contractual restrictions, priority issues, state law requirements and practical problems associated with the enforcement of the collateral agent's or the trustee's security interest in the collateral securing the new notes.

        Factors that might bear on the recovery by the holders of the new notes in these circumstances, among others, would include:

  •
  a debtor in a bankruptcy case does not have the ability to compel performance of a "financial accommodation";

  •
  lenders with higher priority liens may seek, and perhaps receive, relief from the automatic stay to foreclose their respective liens; and

  •
  the cost and delay of developing a confirmed Chapter 11 plan could reduce the present value of revenues.

Contract rights under agreements serving as collateral for the new notes may be rejected in bankruptcy.

        Among other things, contract rights under certain of our agreements serve as collateral for the new notes. If a bankruptcy case were to be commenced by or against any counterparty to any of these agreements, it is possible that such agreement could be rejected by such counterparty (or a trustee appointed in such counterparty's bankruptcy case) pursuant to section 365 or section 1123 of the United States Bankruptcy Code and thus not be enforceable. Additionally, to the extent any rejected agreement constitutes a lease of real property where we are the lessor, our resulting claim for damages resulting from termination of such lease may be capped pursuant to section 502(b)(6) of the bankruptcy code.

        In addition, in a bankruptcy proceeding, the court would have broad discretion to order or approve transactions or acts that could disadvantage the holders of the new notes. For example, under certain circumstances, a bankruptcy court could approve, on terms unfavorable to us, third parties' motions for sales of collateral and require you to accept subordinated or other securities in exchange for the new notes. Regardless of the ultimate disposition of any of these or other motions or claims, we cannot assure you that during litigation of these issues our payments on the new notes would be paid in full or on time.

Federal and state statutes allow courts, under specific circumstances, to avoid guarantees and the liens securing such guarantees and to require noteholders to return payments received from us or the guarantors.

        Our creditors or the creditors of our guarantors could challenge the guarantees and the liens securing those guarantees as fraudulent conveyances or on other grounds. Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the delivery of the subsidiary guarantees and the grant of the liens securing the guarantees could be avoided as fraudulent transfers if a court determined that the applicable guarantor, at the time it incurred the indebtedness evidenced by its guarantee or granted its lien:

  •
  delivered the guarantee or granted the lien with the intent to hinder, delay or defraud its existing or future creditors; or

  •
  received less than reasonably equivalent value or did not receive fair consideration for the delivery of the guarantee and the incurrence of the lien, and that such guarantor:

  (1)
  was insolvent or rendered insolvent at the time it delivered the guarantee or granted the lien;

  (2)
  was engaged in a business or transaction for which such guarantor's remaining assets constituted unreasonably small capital; or

  (3)
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        If the guarantees were avoided or limited under fraudulent transfer or other laws, any claim you may make against us for amounts payable on the new notes would be effectively subordinated to all of the indebtedness and other obligations of our guarantors, including trade payables and any subordinated indebtedness. If the granting of liens to secure the guarantees were avoided or limited under fraudulent transfer or other laws, the guarantees could become unsecured claims to the extent of the avoidance or limitation, ranking equally with all general unsecured claims of the guarantors, or be voided altogether.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and matured; or

  •
  it could not pay its debts as they became due.

        We cannot be sure what standard a court would apply in making these determinations or, regardless of the standard, that a court would not void the guarantees or that any guarantee would not be subordinated to a guarantor's other indebtedness.

Any additional guarantees or liens on collateral provided after the new notes are issued could also be voided as preferential transfers.

        The indenture governing the new notes will provide that certain future domestic restricted subsidiaries will guarantee the new notes and secure their guarantees with liens on their assets. The indenture will also require us to grant liens on certain assets that we and the existing guarantors acquire after the new notes are issued. If we or the guarantors provided new collateral for the new notes, and were insolvent at the time the lien was granted or commenced a bankruptcy within 90 days of when the lien was granted, the lien could be voided as a preferential transfer.

We are permitted to create unrestricted subsidiaries, which will not be subject to any of the covenants in the indenture, and we may not be able to rely on the cash flow or assets of those unrestricted subsidiaries to pay our indebtedness.

        Unrestricted subsidiaries will not be subject to the covenants under the indenture governing the new notes, and their assets will not be available as security for the new notes. Unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the new notes. Accordingly, we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any of our indebtedness, including the new notes.

We may not be able to fulfill our repurchase obligations with respect to the new notes upon a change of control.

        If we experience certain specific change of control events, we will be required to offer to repurchase all of our outstanding new notes at 101% of the principal amount of such new notes plus accrued and unpaid interest to the date of repurchase. We cannot assure you that we will have available funds sufficient to pay the change of control purchase price for any or all of the new notes that might be tendered in the change of control offer.

        The definition of change of control in the indenture governing the new notes offered hereby includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of "all or substantially all" of our and our restricted subsidiaries' assets, taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of new notes to require us to repurchase such new notes as a result of a sale, transfer, conveyance or other disposition of less than all of our and our restricted subsidiaries" assets taken as a whole to another person or group may be uncertain. In addition, a recent Delaware Chancery Court decision raised questions about the enforceability of provisions, which are similar to those in the indenture governing the new notes offered hereby, related to the triggering of a change of control as a result of a change in the composition of a board of directors. Accordingly, the ability of a holder of new notes to require us to repurchase new notes as a result of a change in the composition of our board of directors may be uncertain.

        In addition, our new senior secured revolving credit facility will contain, and any future credit agreement likely will contain, restrictions or prohibitions on our ability to repurchase the new notes under certain circumstances. If these change of control events occur at a time when we are prohibited from repurchasing the new notes, we may seek the consent of our lenders to purchase the new notes or could attempt to refinance the borrowings that contain these prohibitions or restrictions. If we do not obtain our lenders' consent or refinance these borrowings, we will not be able to repurchase the new notes. Accordingly, the holders of the new notes may not receive the change of control purchase price for their new notes in the event of a sale or other change of control, which will give the trustee and the holders of the new notes the right to declare an event of default and accelerate the repayment of the new notes. See "Description of New Notes—Repurchase at the Option of Holders—Change of Control."

There are circumstances other than repayment or discharge of the new notes under which the collateral securing the new notes will be released automatically, without your consent or the consent of the collateral agent or the trustee.

        Under various circumstances, collateral securing the new notes will be released automatically, including:

  •
  a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture and the collateral documents, including the collateral agency agreement and the intercreditor agreement;

  •
  with respect to collateral that is capital stock, upon the dissolution of the issuer of that capital stock in accordance with the indenture;

  •
  with respect to any accounts and related rights of any obligor subject to any monetization or securitization transaction, provided, that such transaction does not violate the terms of any collateral document;

  •
  unless there is a continuing default and the collateral agent shall have received notice to the contrary, upon withdrawal from any accounts by any obligor in accordance with the applicable collateral document

  •
  with respect to amounts distributed by the collateral agent pursuant to, and in accordance with the provisions of the intercreditor agreement, upon such distribution; and

  •
  with respect to collateral held by a guarantor, upon the release of the guarantor from its guarantee in accordance with the indenture or any collateral document.

        In addition, the guarantee of a subsidiary guarantor will be automatically released in connection with a sale of that subsidiary guarantor if the sale is in accordance with the indenture and the obligations of the subsidiary guarantor under our new senior secured revolving credit facility and any of our other indebtedness terminate upon that sale.

        The indenture will also permit us to designate one or more of our restricted subsidiaries that is a guarantor of the new notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary for purposes of the indenture, all of the liens on any collateral owned by that subsidiary or any of its subsidiaries and any guarantees of the new notes by that subsidiary or any of its subsidiaries will be released under the indenture.

Rights of holders of new notes in the collateral may be adversely affected by the failure to perfect security interests in collateral.

        Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the collateral securing the new notes may not be perfected with respect to the claims of the new notes if the collateral agent or the trustee is not able to or does not take the actions necessary to perfect any of such liens. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the collateral agent or the trustee will monitor, or that we will inform such collateral agent or the trustee of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent and the trustee have no obligation to identify or take actions necessary to perfect liens or to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the new notes against third parties. To the extent that the security interests created by the security documents with respect to any collateral are not perfected, the collateral agent's rights will be equal to the rights of general unsecured creditors in the event of a bankruptcy.

The collateral is subject to casualty risks.

        We will be obligated to maintain insurance pursuant to the terms of the indenture and the collateral documents. However, there are certain losses that may be either uninsurable or not economically insurable, in whole or in part, or against which we may not obtain adequate insurance. As a result, it is possible that insurance proceeds will not compensate us fully for our losses. If there is a total or partial loss of any of the collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all of our secured obligations, including the new notes.

An adverse rating of the new notes may cause their trading price to fall.

        If a rating agency rates the new notes, it may assign a rating that is lower than the rating expected by the noteholders. Ratings agencies also may lower ratings on the new notes or any of our other debt in the future. If rating agencies assign a lower than-expected rating or reduce, or indicate that they may reduce, their ratings of our debt in the future, the trading price of the new notes could significantly decline.

The new notes will be issued with original issue discount for United States federal income tax purposes.

        The new notes will be issued with original issue discount ("OID"). Accordingly, U.S. Holders (as defined under "Certain United States Federal Income Tax Considerations") will be required to include the OID in gross income as it accrues for U.S. federal income tax purposes in advance of the receipt of any payment on the new notes to which the income is attributable, regardless of their method of accounting for U.S. federal income tax purposes. See "Certain United States Federal Income Tax Considerations—Original Issue Discount."

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes, pursuant to which we agreed to file and to use our reasonable best efforts to cause to be declared effective by the SEC a registration statement with respect to the exchange of the old notes for the new notes. We are making the exchange offer to fulfill our contractual obligations under that agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

        Pursuant to the exchange offer, we will issue the new notes in exchange for old notes. The terms of the new notes are identical in all material respects to those of the old notes, except that the new notes (1) have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the old notes and (2) will not have registration rights or provide for any increase in the interest rate related to the obligation to register. See "Description of New Notes" and "Description of Old Notes" for more information on the terms of the respective notes and the differences between them.

        We are not making the exchange offer to, and will not accept tenders for exchange from, holders of old notes in any jurisdiction in which an exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term "holder" means any person in whose name the old notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, or DTC, who desires to deliver such old notes by book-entry transfer at DTC.

        We make no recommendation to the holders of old notes as to whether to tender or refrain from tendering all or any portion of their old notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of old notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisers, if any, based on their own financial position and requirements.

Terms of the Exchange

        Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange old notes which are properly tendered at or before the expiration time and not withdrawn as permitted below. As of the date of this prospectus, $300 million aggregate principal amount of old notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date on the cover page of the prospectus to all holders of old notes known to us. Old notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and any integral multiples of $1,000 in excess thereof.

        Our acceptance of the tender of old notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

Expiration, Extension and Amendment

        The expiration time of the exchange offer is 5:00 p.m,New York City time on            , 2010. However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date. The term "expiration time" as used herein means the latest time and date to which we extend the exchange offer. If we decide to extend the exchange offer period, we will then delay acceptance of any old notes by giving written notice of an extension to the holders of old notes as described below. During any extension period, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

        Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions described below under "—Conditions to the Exchange Offer." We may decide to waive any of the conditions in our discretion. Furthermore, we reserve the right to amend or terminate the exchange offer, and to not accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. We will give written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the old notes, file a post-effective amendment to the prospectus and provide notice to you. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the holders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than             , 2010, the first business day after the previously scheduled expiration time.

Procedures for Tendering

Valid Tender

        Except as described below, a tendering holder must, prior to the expiration time, transmit to U.S. Bank National Association, the exchange agent, at the address listed under the heading "—Exchange Agent":

  •
  a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

  •
  if old notes are tendered in accordance with the book-entry procedures listed below, an agent's message.

        In addition, a tendering holder must:

  •
  deliver certificates, if any, for the old notes to the exchange agent at or before the expiration time; or

  •
  deliver a timely confirmation of book-entry transfer of the old notes into the exchange agent's account at DTC, the book-entry transfer facility, along with the letter of transmittal or an agent's message; or

  •
  comply with the guaranteed delivery procedures described below.

        The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

        If the letter of transmittal is signed by a person other than the registered holder of old notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The old notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the old notes or such powers of attorney must be signed exactly as the name of any registered holder appears on the old notes.

        If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

        By tendering old notes pursuant to the exchange offer, each holder will represent to us that, among other things, the new notes are being acquired in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the new notes. In the case of a holder that is not a broker-dealer, that holder, by tendering old notes pursuant to the exchange offer, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the new notes.

        The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or old notes to us.

        If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent's account, including by means of DTC's Automated Tender Offer Program.

Signature Guarantees

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the old notes surrendered for exchange are tendered:

  •
  by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  •
  for the account of an "eligible institution."

        If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an "eligible institution." An "eligible institution" is an "eligible guarantor institution" meeting the requirements of the registrar for the notes, which requirements include membership or participation in the Security Transfer Agent Medallion Program, or STAMP, or such other "signature guarantee program" as may be determined by the registrar for the notes in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.

Book-Entry Transfer

        The exchange agent will make a request to establish an account for the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent's account at DTC in accordance with DTC's procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.

        Delivery of new notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent's message, with any required signature guarantees and any other required documents, must:

  •
  be transmitted to and received by the exchange agent at the address listed under "—Exchange Agent" at or prior to the expiration time; or

  •
  comply with the guaranteed delivery procedures described below.

        Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery

        If a registered holder of old notes desires to tender the old notes, and the old notes are not immediately available, or time will not permit the holder's old notes or other required documents to reach the exchange agent before the expiration time, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration time, the exchange agent received from an eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery:

  1.
  stating the name and address of the holder of old notes and the amount of old notes tendered;

  2.
  stating that the tender is being made; and

  3.
  guaranteeing that within three New York Stock Exchange trading days after the expiration time, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent's message, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent's message, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration time.

Determination of Validity

        We will determine in our sole discretion all questions as to the validity, form and eligibility of old notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding. We reserve the right to reject any particular old note not properly tendered or of which our acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration time, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration time, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a reasonable period of time.

        Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of old notes. Moreover, neither we, the exchange agent nor any other person will incur any liability for failing to give notification of any defect or irregularity.

Acceptance of Old Notes for Exchange; Issuance of New Notes

        Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all old notes properly tendered. We will issue the new notes promptly after acceptance of the old notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given written notice to the exchange agent.

        In all cases, issuance of new notes for old notes will be made only after timely receipt by the exchange agent of:

  •
  certificates for the old notes, or a timely book-entry confirmation of the old notes, into the exchange agent's account at the book-entry transfer facility;

  •
  a properly completed and duly executed letter of transmittal or an agent's message; and

  •
  all other required documents.

        Unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes. In the case of old notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer. For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note.

Interest Payments on the New Notes

        The new notes will bear interest from the date of original issuance of the old notes or, if interest has already been paid on the old notes, from the date interest was most recently paid. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date through which interest has been paid. Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of old notes whose old notes are accepted for exchange will not receive any payment for accrued interest on the old notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the old notes.

Withdrawal Rights

        Tenders of old notes may be withdrawn at any time before the expiration time.

        For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated under "—Exchange Agent" before the expiration time. Any notice of withdrawal must:

  •
  specify the name of the person, referred to as the depositor, having tendered the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes;

  •
  contain a statement that the holder is withdrawing its election to have the old notes exchanged;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of the old notes in the name of the person withdrawing the tender; and

  •
  specify the name in which the old notes are registered, if different from that of the depositor.

        If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If old notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes.

        Any old notes properly withdrawn will be deemed not to have been validly tendered for exchange. New notes will not be issued in exchange unless the old notes so withdrawn are validly re-tendered. Properly withdrawn old notes may be re-tendered by following the procedures described under "—Procedures for Tendering" above at any time at or before the expiration time.

        We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

Conditions to the Exchange Offer

        Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any old notes for any new notes, and, as described below, may terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

  •
  there shall occur a change in the current interpretation by the staff of the SEC, which now permits the new notes issued pursuant to the exchange offer in exchange for old notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder which is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of the new notes;

  •
  any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

  •
  any law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

  •
  a banking moratorium shall have been declared by United States federal or New York State authorities which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

  •
  trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended by order of the SEC or any other governmental authority which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

  •
  an attack on the United States, an outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration by the United States of a national emergency or war shall have occurred;

  •
  a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or proceedings shall have been initiated or, to our knowledge, threatened for that purpose or any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the exchange offer; or

  •
  any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which is or may be adverse to us or we shall have become aware of facts that have or may have an adverse impact on the value of the old notes or the new notes, which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer and/or with the acceptance for exchange or with the exchange.

        If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. See "—Expiration, Extension and Amendment" above.

Resales of New Notes

        Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties, we believe that new notes issued in the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by holders of the old notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  •
  the new notes are acquired in the ordinary course of the holders' business;

  •
  the holders have no arrangement or understanding with any person to participate in the distribution of the new notes; and

  •
  the holders are not "affiliates" of ours within the meaning of Rule 405 under the Securities Act.

        However, the SEC has not considered the exchange offer described in this prospectus in the context of a no-action letter. We cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange old notes for new notes will be required to represent that it meets the above three requirements.

        Any holder who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing new notes or any broker-dealer who purchased old notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

  •
  may not rely on the applicable interpretations of the staff of the SEC mentioned above;

  •
  will not be permitted or entitled to tender the old notes in the exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives new notes for its own account in exchange for old notes, where such securities were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

        In addition, to comply with state securities laws, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the new notes to "qualified institutional buyers," as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of new notes in any state where an exemption from registration or qualification is required and not available.

Exchange Agent

        U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address or facsimile number set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

  U.S. Bank Specialized Finance Group
  West Side Flats Operations Center
  60 Livingston Avenue
  St. Paul, Minnesota 55107
  Attention: Lori Buckles
  Facsimile: (651) 495-8158

        Delivery of the letter of transmittal to an address other than as set forth above or transmission of the letter of transmittal via a facsimile transmission to a number other than as set forth above will not constitute a valid delivery of the letter of transmittal. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Regulatory Approval

        Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Fees and Expenses

        We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of old notes, and in handling or tendering for their customers. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

        Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

        We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

 USE OF PROCEEDS

        We will not receive proceeds from the issuance of the new notes offered hereby. In consideration for issuing the new notes in exchange for old notes as described in this prospectus, we will receive old notes of like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and consolidated capitalization as of June 30, 2010. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as our financial statements and the pro forma financial information in our Annual Report on Form 10-K/A for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q/A and Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010, respectively.

As of June 30, 2010
(In Thousands)
Cash and cash equivalents	$40,814

Debt:
New senior secured revolving credit facility	9,000
Senior secured notes offered hereby (net of discounts)	294,899
Mandatorily redeemable preferred stock	32,220

Total debt	376,933
Capital leases and foreign lines of credit	3,060

Total debt including capital leases	379,993

Mezzanine equity, less $5.3 million discount	70,815
Shareholders' equity	97,139

Total capitalization	$547,947

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The information presented below for the years ended December 31, 2005 through 2009 has been derived from our audited consolidated financial statements. The information for the six month periods ended June 30, 2009 and 2010 has been derived from our unaudited consolidated financial statements and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. You should read the financial information presented below in conjunction with our consolidated financial statements and accompanying notes, as well as management's discussion and analysis of results of operations and financial condition in our Annual Report on Form 10-K/A for the year ended December 31, 2009 and our Quarterly Report on

Form 10-Q/A and Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010, respectively.

	Years ended December 31,					Six months ended June 30,
	2005	2006	2007	2008	2009	2009	2010
	($ in thousands, except per share data)
Statement of Operations data:
Revenue:
Seismic acquisition and related activities	$58,177	$217,997	$345,903	$462,416	$490,023	$286,459	$201,701
Data processing	3,998	7,186	10,848	12,022	10,683	5,300	4,842
Multi-client library	—	—	926	160	10,260	—	18,753

Total revenue	$62,175	$225,183	$357,677	$474,598	$510,966	$291,759	$225,296

Expenses:
Seismic acquisition and related activities	$51,017	$177,009	$280,238	$361,377	$361,525	$206,307	$181,381
Data processing	6,335	8,780	10,562	8,861	8,641	4,410	4,870
Depreciation and amortization	1,481	12,965	32,352	48,990	56,921	25,363	44,202
General and administrative	3,406	17,525	35,717	39,341	53,791	25,907	41,041

Total expenses	$62,239	$216,279	$358,869	$458,569	$480,878	$261,987	$271,494

Loss on disposal of property and equipment	—	(798)	(1,556)	(1,255)	(3,759)	(736)	(1,049)
Gain on insurance claims	—	2,145	2,128	1,125	—	—	—

Income (loss) from operations	(64)	10,251	(620)	15,899	26,329	29,036	(47,247)

Other income (expense):
Interest income	116	479	1,017	815	242	186	952
Interest expense	(474)	(11,298)	(9,265)	(6,991)	(6,213)	(3,280)	(19,971)
Gain (loss) from change in fair value of derivative liabilities	—	—	—	—	(7,324)	(4,629)	4,822
Loss on redemption of floating rate notes	—	—	(6,936)	—	(2,910)	—	(2,517)
Warrant expense	(1,386)	(376)	—	—	—	—	—
Foreign exchange gain (loss)	—	(231)	1,574	835	680	129	(819)
Other, net	(63)	233	546	(304)	113	97	546

Total other expenses, net	(1,807)	(11,193)	(13,064)	(5,645)	(15,412)	(7,497)	(16,987)

Income (loss) before income taxes	$(1,871)	$(942)	$(13,684)	$10,254	$10,917	$21,539	$(64,234)
Provision for income taxes	51	3,234	2,252	9,268	23,252	16,799	2,314

Net income (loss)	$(1,922)	$(4,176)	$(15,936)	$986	$(12,335)	$4,740	$(66,548)

Returns to preferred stockholder:
Beneficial conversion charge	—	—	—	—	(9,059)	—	—
Dividends and accretion costs	(159)	(206)	(4,866)	(6,325)	(12,731)	(4,798)	(4,208)

Income (loss) applicable to common stockholders	$(2,081)	$(4,382)	$(20,802)	$(5,339)	$(34,125)	$(58)	$(70,756)

Income (loss) per common share:
Basic and Diluted	$(0.09)	$(0.81)	$(2.44)	$(0.51)	$(3.14)	$(0.01)	$(4.12)

	December 31,					June 30,
	2005	2006	2007	2008	2009	2009	2010
	($ in thousands)
Balance sheet data (end of period):
Total assets	74,723	299,633	354,321	439,716	771,690	453,688	711,901
Current portion of long-term debt and capital lease obligations	9,078	3,552	19,560	33,096	68,256	30,361	1,503
Long-term debt and capital leases, net of current portion	8,297	113,617	60,352	57,850	296,601	47,373	305,456
Manditorily redeemable preferred stock	—	—	—	—	32,104	—	32,220
Mezzanine equity	25,648	56,077	60,926	94,862	66,976	91,383	70,815
Total stockholder's equity (deficit)	(1,150)	28,595	130,965	129,680	145,330	137,123	97,139

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Revolving Credit Facility

        On February 12, 2010, we entered into a senior secured revolving credit facility with Royal Bank of Canada, the proceeds of which, together with letters of credit permitted to be issued thereunder, will be used to provide for ongoing working capital and other general corporate purposes. The initial extension of credit under the senior secured revolving credit facility is subject to satisfaction of certain customary conditions precedent for similar facilities including, without limitation, negotiation and execution of customary facilities documentation. The senior secured revolving credit facility will be syndicated to a syndicate of lenders (including Royal Bank of Canada) arranged by Royal Bank of Canada. Pricing for the senior secured revolving credit facility is a floating rate based on the greater of: (i) 3% per year, (ii) Prime Rate, (iii) 0.5% above the Federal Funds Rate, or iv) 1% above one month LIBOR; plus an applicable margin from 4.5% to 6.5% depending on the Company's total leverage ratio. The rate was 7.5% at June 30, 2010. Commitment fees will also be payable to the lenders at an initial rate of 1.0% per annum and thereafter, following the first full fiscal quarter after the closing date, subject to a pricing grid based on facility usage. The senior secured revolving facility was issued with upfront fees to committing lenders of 2.0% of the principal amount of their respective commitments.

        Financial covenants include a maximum total leverage ratio of 8.6 and an interest coverage ratio of 1.0 at June 30, 2010 and 6.3 and 2.25 respectively at September 30, 2010. In addition, at September 30, 2010, a fixed charge coverage ratio may not be less than 1.0. The RBC Facility also contains restrictions on liens, investments, indebtedness, mergers and acquisitions, dispositions, certain payments, and other specific transactions. As of June 30, 2010, the Company was in compliance with these covenants. The outstanding balance of this revolving credit facility was $9.0 million as of June 30, 2010 and $21.0 million as of August 6, 2010.

        The senior secured revolving credit facility is jointly and severally guaranteed on a senior secured basis by our parent corporation, Geokinetics, and each of Geokinetics' existing domestic wholly-owned subsidiaries and any of its future domestic wholly-owned subsidiaries (excluding U.S. subsidiaries of non-U.S. subsidiaries), subject to exceptions for certain immaterial subsidiaries to be agreed upon. The senior secured revolving credit facility and the guarantees will be our senior secured obligations and will rank equally in right of payment with all of our and our subsidiary guarantors existing and future senior debt, senior in right of payment to all of our and our subsidiary guarantors existing and future subordinated indebtedness and effectively senior to all of our and our guarantors' unsecured debt to the extent of the value of the collateral securing the notes and the guarantees. The senior secured revolving credit facility and the guarantees will be secured, along with indebtedness under the new notes and certain other indebtedness by liens, subject to permitted liens, on substantially all of our assets and the assets of the guarantors, including mortgages on our and our guarantors, seismic equipment and data libraries. Pursuant to an intercreditor agreement, amounts received upon sale of collateral following an event of default will be applied first to repay indebtedness under the senior secured revolving credit facility, and then to indebtedness under the new notes and any other indebtedness then secured by such collateral.

        Availability under the senior secured revolving credit facility will be subject to compliance with customary terms, conditions, representations and warranties and covenants, including the maintenance of certain financial covenants. The financial covenants will include a total leverage ratio, an interest coverage ratio and a fixed charge coverage ratio. In addition, the senior secured revolving credit facility will require mandatory prepayments (but without corresponding commitment reductions) from the proceeds of certain asset sales (subject to customary reinvestment rights), certain debt or equity issuances and receipts of extraordinary amounts. Voluntary prepayments and commitment reductions will be permitted at any time upon minimum notice periods to be agreed. As further described in Risk

Factors above, we are currently in discussions to amend the facility or receive a waiver to address probable non-compliance with covenants required at the September 30, 2010 measurement date. There can be no assurance that we will be successful in doing so on commercially reasonable terms, if at all.

        We had outstanding borrowings of $9.0 million as of June 30, 2010 and $21.0 million as of August 6, 2010, under this facility.

Mandatorily Redeemable Series C Preferred Stock

        Upon the closing of the common stock offering, we exchanged our series B-2 preferred stock for a new series of preferred stock. This series C preferred stock was issued to Avista, and has an aggregate liquidation preference of $32.8 million which is equal to the liquidation preference of the series B-2 preferred stock on the date shares were exchanged. The series C preferred stock will accrue dividends at a rate of 2% in excess of the interest rate of the new notes offered hereby. Dividends may be paid in kind or may accrue, at the election of Avista, until one year after the maturity date of the notes, but no later than March 15, 2016. Accrued dividends are cumulative compounding quarterly. We will be required to redeem the preferred stock, if requested by Avista, one year after the maturity date of the new notes, but no later than March 15, 2016. The series C preferred stock is not convertible or exchangeable for our common stock.

        As long as at least 100,000 shares of series C preferred stock are outstanding, we may not do any of the following without the prior consent of the holders of a majority of the outstanding shares of series C preferred stock:

  •
  amend our certificate of incorporation;

  •
  pay dividends on our common stock;

  •
  sell all or substantially all of our assets;

  •
  reclassify our outstanding common stock;

  •
  engage in certain related party transactions;

  •
  issue shares of parity or senior preferred stock; or

  •
  change the size of our board of directors.

Capital Lease Obligations

        We paid off substantially all existing capital leases as part of the PGS Onshore acquisition. As of June 30, 2010, we had four equipment lease agreements in Brazil with terms of 36 months at a rate of 10.1% per year. The balance was approximately $1.6 million.

DESCRIPTION OF NEW NOTES

        The Company issued the old notes and will issue the new notes pursuant to an Indenture (the "Indenture"), dated as of December 23, 2009, by and among the Company, the Initial Guarantors (as defined therein) and U.S. Bank National Association, as trustee (the "Trustee"). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The notes are subject to all such terms, and you should refer to the Indenture and the Trust Indenture Act for a statement thereof. As used in this "Description of New Notes," except as otherwise specified, the term "Notes" means the new notes, the old notes and any additional notes that may be issued under the Indenture. All such notes will vote together as a single class for all purposes of the Indenture.

        The following description is a summary of the material provisions of the Indenture and the Security Documents. It does not restate those agreements in their entirety. We urge you to read the Indenture and the Security Documents because they, and not this description, define your rights as holders of the Notes. Anyone who receives this prospectus may obtain a copy of the Indenture, the Registration Rights Agreement and the Security Documents without charge by writing to U.S. Bank National Association, 5555 San Felipe Street, Suite 1150, Houston, Texas 77056, Attention: Steven A. Finklea.

        You can find the definitions of certain terms used in this description below under the caption "—Certain Definitions." Certain defined terms used in this description but not defined below under the caption "—Certain Definitions" have the meanings assigned to them in the Indenture. In this description, the word "Company" refers only to Geokinetics Holdings USA, Inc. and not to any of its subsidiaries, and the word "Parent" refers only to Geokinetics Inc. and not to any of its subsidiaries.

        The registered Holder of a note will be treated as its owner for all purposes. Only registered Holders of notes will have rights under the Indenture and the Collateral Trust Agreement.

Brief Description of the Notes

        The Notes will be:

  •
  general obligations of the Company, secured by first priority security interest over the Collateral (as described below under "—Collateral and Security");

  •
  equal in right of payment to all existing and future Indebtedness of the Company that is not subordinated in right of payment to the Notes;

  •
  senior in right of payment to all of the Company's existing and future Indebtedness that is subordinated in right of payment to the Notes;

  •
  upon completion of the Acquisition, unconditionally guaranteed by the Guarantors;

  •
  effectively senior to all of the Company's existing and future Indebtedness that is either secured by Liens that rank junior to the Liens securing the Notes or unsecured, with respect to and to the extent of the value of the Collateral;

  •
  effectively subordinated to all existing and any future secured Indebtedness of the Company with respect to and to the extent of the assets (other than the Collateral) securing such Indebtedness, and to all existing and any future liabilities (including trade payables) of the Parent's Subsidiaries that are not Guarantors (other than the Company), with respect to and to the extent of the assets of such Subsidiaries; and

  •
  effectively subordinated pursuant to the Intercreditor Agreement to all of the Company's Priority Bank Debt, to the extent secured by the Collateral.

        As of June 30, 2010 the Company and the Guarantors had $336.2 million of consolidated unsubordinated Indebtedness outstanding, consisting of $303.9 million of the Notes and $32.2 million of Mandatorily Redeemable Series C Preferred Stock.

        As of the date of the Indenture, all of the Parent's Subsidiaries, including the Company, will be "Restricted Subsidiaries." However, under the circumstances described below under the caption "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," the Parent will be permitted to designate certain of its Subsidiaries as "Unrestricted Subsidiaries." Any Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture and will not guarantee the Notes. In addition, the Note Guarantees may be released in certain circumstances. See "—Certain Covenants—Guarantees." In the event of a bankruptcy, liquidation or reorganization of any of the Parent's non-guarantor Subsidiaries, the non-guarantor Subsidiaries, other than the Company, will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Company.

Principal, Maturity and Interest

        The Indenture provides for the issuance by the Company of Notes with an unlimited principal amount, of which up to $300 million aggregate principal amount of old notes is currently outstanding which may be exchanged for new notes issued under the Indenture in this exchange offer. The Company may issue additional notes (the "Additional Notes") from time to time after this exchange offering. Any offering of Additional Notes is subject to the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness" and "—Certain Covenants—Liens." The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue Notes in denominations of $2,000 and integral multiples of $1,000. The Notes will mature on December 15, 2014.

        Interest on the new Notes will compound semi-annually and:

  •
  accrue at the rate of 9.75% per annum;

  •
  accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

  •
  be payable in cash semi-annually in arrears on December 15 and June 15, commencing on June 15, 2010;

  •
  be payable to the Holders of record on December 1 and June 1 immediately preceding the related interest payment dates; and

  •
  be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Additional Interest, if any, on that Holder's Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar within The City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

        The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Parent or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

        A Holder may transfer or exchange Notes in accordance with the Indenture and the procedures described in "Notice to Investors." The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

        The registered Holder of a Note will be treated as the owner of it for all purposes.

Note Guarantees

        Upon completion of the Acquisition, the Notes will be guaranteed, jointly and severally, by the Parent and all of the Domestic Subsidiaries of the Parent, other than the Company. Each Note Guarantee will be:

  •
  a general obligation of the Guarantor, secured by first priority security interest over the Collateral (as described below under "—Collateral and Security");

  •
  equal in right of payment to all of the Guarantor's existing and future Indebtedness that is not subordinated in right of payment to its Note Guarantee;

  •
  senior in right of payment to all existing and future Indebtedness of the Guarantor that is subordinated in right of payment to its Note Guarantee;

  •
  effectively senior to all of the Guarantor's existing and future Indebtedness that is either secured by Liens that rank junior to the Liens securing the Guarantee or unsecured, with respect to and to the extent of the value of the Collateral; and

  •
  effectively subordinated to all existing and any future secured Indebtedness of the Guarantor with respect to and to the extent of the assets (other than the Collateral) securing such Indebtedness, and to all existing and any future liabilities (including trade payables) of the Parent's Subsidiaries other than the Company and the Subsidiary Guarantors, with respect to and to the extent of the assets of such Subsidiaries;

  •
  effectively subordinated pursuant to the Intercreditor Agreement to all of the Guarantor's Priority Bank Debt Obligations, to the extent secured by the Collateral.

        The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Risks Related to the Notes—Federal and state statutes allow courts, under specific circumstances, to avoid guarantees and the liens securing such guarantees and to require noteholders to return payments received from us or the guarantors."

        Note Guarantees of the Subsidiary Guarantors may be released in certain circumstances. See "—Certain Covenants—Guarantees."

Collateral and Security

        The Notes, the Note Guarantees, all obligations under any future Priority Lien Debt and all other Priority Lien Obligations are secured equally and ratably by first priority security interests (subject to Permitted Liens) on substantially all of the tangible and intangible assets of the Parent, the Company and the Subsidiary Guarantors, whether now owned or hereafter acquired, including, but not limited to, all existing and future Capital Stock and intercompany debt of each wholly-owned direct or indirect Domestic Subsidiary of the Parent and all existing and future Capital Stock of any Foreign Subsidiary owned directly by the Parent, the Company or any Subsidiary Guarantor (limited in the case of any such Foreign Subsidiaries to 100% of the Capital Stock not entitled to vote and 66% of the Capital Stock entitled to vote, and excluding Domestic Subsidiaries of Foreign Subsidiaries), accounts receivable, deposit accounts, inventory, equipment, leasehold interests, investment property, intellectual property, other general intangibles and real property, and all proceeds of the foregoing, subject to the exceptions discussed in the succeeding paragraph (collectively, the "Collateral"),

        The Collateral will exclude certain items of property, including without limitation:

  •
  any Capital Stock of any Foreign Subsidiaries directly owned by the Parent or any Guarantor in excess of 66% of the Capital Stock entitled to vote of such Foreign Subsidiaries;

  •
  any Capital Stock of any Foreign Subsidiary indirectly owned by the Parent, the Company or any Subsidiary Guarantor and Domestic Subsidiaries of Foreign Subsidiaries;

  •
  any rights under any lease, contract or agreement (including, without limitation, any license for intellectual property) to the extent that the granting of a security interest therein is specifically prohibited by law or in writing by, or would constitute an event of default under or would grant a party a termination right under, any agreement governing such right unless such prohibition is not enforceable or is otherwise ineffective under applicable law; and

  •
  certain other items agreed by the parties and as more fully set forth in the Security Documents.

        Each of (i) motor vehicles and other assets subject to certificates of title and (ii) deposit accounts in an aggregate amount to be agreed or established solely for the purpose of funding payroll and other compensation and benefits to employees will be included in the Collateral but the Lien of the Collateral Agent thereon shall not be required to be perfected. Mortgages and other perfection steps will not be required in respect of real property and fixtures having a value of less than an amount to be agreed. In addition, leasehold interests will not be subject to mortgages or other perfection steps to the extent not subject to a Lien in favor of any other holder of Indebtedness.

        On the date of the Acquisition, the Company and the Initial Guarantors entered into the Security Documents, which provide for a grant of a security interest in Collateral to be granted in favor of the Collateral Agent for the benefit of the Holders of the Notes. Although the Company and the Initial Guarantors used reasonable best efforts to complete those actions required to perfect the Liens in favor of the Collateral Agent on the Collateral by the date of the Acquisition, certain security interests were not perfected on the date of the Acquisition. The Company and the Initial Guarantors will use reasonable best efforts to have all security interests perfected, to the extent required by the Security Documents, promptly following the date of the Acquisition, but in any event shall perfect such Lien no later than 90 days thereafter.

        The Parent will, and will cause each of the Company and the Subsidiary Guarantors to, do or cause to be done all acts and things which may be required, or which the Trustee from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the Holders of the Notes, duly created, enforceable and perfected Liens upon the Collateral as contemplated by the Indenture and the Security Documents.

        The Company and the Guarantors will be able to incur additional Indebtedness in the future which could share in the Collateral. Any such Indebtedness may limit the recovery from the realization of the value of such Collateral available to satisfy holders of the Notes. The lenders with respect to such Indebtedness will be required to join the Intercreditor Agreement or enter into an intercreditor agreement with the Company, the Guarantors and the Collateral Agent on terms substantially similar to the Intercreditor Agreement, as determined in good faith by the Board of Directors of the Parent. No Collateral will secure any other Indebtedness unless such Collateral also secures the Notes. The amount of all such additional Indebtedness will be limited by the covenants disclosed under "—Certain

Covenants—Incurrence of Indebtedness" and "—Certain Covenants—Liens." Under certain circumstances the amount of such additional Indebtedness could be significant.

        No appraisals of any Collateral have been prepared in connection with this exchange offering. The value of the Collateral at any time is subject to fluctuation based on factors that include, among others, the condition of the oil and gas industry, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of suitable buyers and similar factors. By their nature, some or all of the Collateral may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the Collateral as of the date of this prospectus exceeds the principal amount of the Indebtedness secured thereby. The value of the assets pledged as Collateral for the Notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition or other future trends.

        We cannot assure you that, in the event of a foreclosure, the proceeds from the sale of the Collateral would be sufficient to satisfy the amounts outstanding under the Notes. If such proceeds were not sufficient to repay amounts outstanding under the Notes, the holders of the Notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only a unsecured, general claim against us and our Guarantors' remaining assets, which claim would rank equal in priority to unsecured general Indebtedness. In the event that a bankruptcy case is commenced by or against us, if the value of the Collateral is less than the amount of principal and accrued and unpaid interest on the Notes and all other senior secured obligations, interest may cease to accrue on the Notes from and after the date the bankruptcy petition is filed.

Intercreditor Agreement

        On the date of the Indenture, the Company and each Initial Guarantor entered into an Intercreditor Agreement (the "Intercreditor Agreement") with the Collateral Agent and the Trustee, which sets forth the terms on which the Collateral Agent will receive, hold, administer, maintain, enforce and distribute the proceeds of all Liens upon any property of the Company and each Guarantor at any time held by any of them, in trust for the benefit of the present and future holders of the Priority Lien Obligations.

        The Intercreditor Agreement and security agreements entered into relating to the Collateral provide, among other things, that the holders of the Notes and other creditors secured by a Lien on such Collateral will have pari passu security interests as a matter of law; however, the right to enforce the Liens and receive distributions upon any foreclosure or other disposition of such assets is structured so as to give effect to the priority of the Liens securing the Notes as described below in this section.

Collateral Agent

        U.S. Bank National Association will serve as the Collateral Agent under the Intercreditor Agreement for the benefit of the holders of the Notes and the Note Guarantees and all other Priority Lien Obligations outstanding from time to time.

        The Collateral Agent will hold (directly or through co-trustees, agents or sub-agents), and will be entitled to enforce, all Liens on the Collateral created by the Security Documents. The Collateral Agent may not be the same institution serving as a Priority Debt Representative.

        Except as provided in the Intercreditor Agreement or as directed by an Act of Instructing Debtholders, the Collateral Agent will not commence any exercise of remedies or any foreclosure actions or otherwise take any actions or proceeding against any of the Collateral.

        The Company and the Guarantors will deliver to each Priority Debt Representative copies of all Security Documents delivered to the Collateral Agent.

Enforcement of Security Interests

        If the Collateral Agent at any time receives written notice from a Priority Debt Representative stating that any event has occurred that constitutes a default under any Security Document and which entitles the Collateral Agent to foreclose upon, collect or otherwise enforce its security interests thereunder, it will promptly deliver written notice thereof to each other Priority Debt Representative. Thereafter, the Collateral Agent may await direction by an Act of Instructing Debtholders and will act, or decline to act, as directed by an Act of Instructing Debtholders, in the exercise and enforcement of the Collateral Agent's interests, rights, powers and remedies in respect of the Collateral or under the Security Documents or applicable law and, following the initiation of such exercise of remedies, the Collateral Agent will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Instructing Debtholders. Unless it has been directed to the contrary by an Act of Instructing Debtholders, the Collateral Agent in any event may (but will not be obligated to) take or refrain from taking such action with respect to any event of default under any Security Document as it may deem advisable and in the best interest of the holders of Priority Lien Obligations.

Additional Liens

        The Indenture will permit the Company and the Guarantors to grant Liens on portions of the Collateral that will be pari passu or junior, as applicable, to the Liens securing the Priority Lien Obligations. See "—Certain Covenants—Liens." If the Company or a Guarantor satisfies the conditions in the Indenture for the granting of such Liens, as certified to the Collateral Agent in an Officers' Certificate, the Collateral Agent will execute such agreements, certificates, filings and other documents as are reasonably requested by the Company in order to recognize or establish the ranking of such Liens, including, without limitation, recognition agreements (in the form set forth in the Indenture) with respect to Liens existing on the date of the Indenture.

Restrictions on Enforcement of Priority Liens

        The Priority Debt Representative of the holders of the Series of Priority Lien Debt comprising the largest portion of the outstanding Priority Lien Debt will have, subject to the provisions described below under the caption "—Provisions of the Indenture Relating to Security—Relative Rights," the exclusive right to enforce rights and exercise remedies with respect to any Collateral (including, without limitation, the exclusive right to authorize or direct the Collateral Agent to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral). Initially, the Priority Debt Representative will be the trustee for the Notes.

Order of Application

        The Intercreditor Agreement provides that if any Collateral is sold or otherwise realized upon by the Collateral Agent in connection with any foreclosure, collection or other enforcement of security interests granted to the Collateral Agent in the Security Documents, the proceeds received by the Collateral Agent from such foreclosure, collection or other enforcement or the proceeds of any insurance policy, including any title insurance policy, will be distributed by the Collateral Agent in the following order of application:

        FIRST, to the payment of all amounts payable under the Intercreditor Agreement on account of the Collateral Agent's fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Collateral Agent or any co-trustee or agent in connection with any Security Document;

        SECOND, to the Revolver Agent for application to the payment of all outstanding Priority Bank Debt and any other Priority Bank Debt Obligations that are then due and payable in such order as may be provided in the Priority Bank Debt Documents in an amount sufficient to pay in full in cash all outstanding Priority Bank Debt and all other Priority Bank Debt Obligations that are then due and payable (including all interest accrued thereon after the commencement of any bankruptcy, insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Security Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Security Document) of all outstanding letters of credit and bankers' acceptances constituting Priority Bank Debt);

        THIRD, to the respective Priority Debt Representatives for application to the payment of all outstanding Other Priority Lien Debt and any other Priority Lien Obligations with respect thereto that are then due and payable in such order as may be provided in the Secured Debt Documents in an amount sufficient to pay in full in cash all outstanding Other Priority Lien Debt and all other Priority Lien Obligations with respect thereto that are then due and payable (including all interest accrued thereon after the commencement of any bankruptcy, insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Security Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Security Document) of all outstanding letters of credit and bankers' acceptances constituting Other Priority Lien Debt); and

        FOURTH, any surplus remaining after the payment in full in cash of all of the Priority Lien Obligations and Obligations entitled to the benefit of such Collateral will be paid to the Company or the other applicable Obligor, as the case may be, or its successors or assigns, or as a court of competent jurisdiction may direct.

        The Intercreditor Agreement will require the Trustee and the Holders of the Notes to agree that, at all times prior to the Discharge of Priority Bank Debt Obligations, if any Priority Lien Debt Representative or any holder of a Priority Lien Obligation collects or receives any proceeds in respect of the Priority Lien Obligations that should have been applied to the payment of the Priority Bank Debt Obligations in accordance with the paragraph above and was not so applied and a responsible officer of such Priority Lien Debt Representative shall have received written notice, or shall have actual knowledge, of the same prior to such Priority Lien Debt Representative's distribution of such proceeds, whether after the commencement of a bankruptcy, insolvency or liquidation proceeding or otherwise, such Priority Lien Debt Representative or such holder of a Priority Lien Obligation, as the case may be, will forthwith deliver the same to the Revolver Agent, for the account of the holders of the Priority Bank Debt Obligations, in the form received, duly endorsed to the Collateral Agent, for the account of the holders of the Priority Bank Debt Obligations to be applied in accordance with the paragraph above.

        Until so delivered, such proceeds will be held by such Priority Lien Debt Representative or such holder of a Priority Lien Obligation, as the case may be, for the benefit of the holders of the Priority Bank Debt. These provisions will not apply to payments received by any holder of Priority Lien Obligations if such payments are not proceeds of realization upon any Collateral.

Release of Liens on Collateral

        The Intercreditor Agreement provides that the Collateral Agent's Liens on the Collateral will be released:

          (1)   in whole, upon (a) payment in full and discharge of all outstanding Priority Lien Debt and all other Priority Lien Obligations that are outstanding, due and payable at the time all of the Priority Lien Debt is paid in full and discharged and (b) termination or expiration of all commitments to extend credit under all Security Documents and the cancellation or termination or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Security Documents) of all outstanding letters of credit and bankers' acceptances issued pursuant to any Security Documents;

          (2)   as to any Collateral that is sold, transferred or otherwise disposed of by the Company or any other Obligor in a transaction or other circumstance that is not prohibited by the "Asset Sale" provisions of the Indenture or by the other Security Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; and

          (3)   as to any Collateral other than Collateral being released pursuant to clause (1) or (2) of this paragraph, if (a) consent to the release of that Collateral has been given by an Act of Instructing Debtholders; provided, that if such Collateral represents all or substantially all of the Collateral, consent to release of such Collateral has been given by the requisite percentage or number of holders of each Series of Priority Lien Debt at the time outstanding as provided for in the applicable Security Documents and (b) the Company has delivered an Officers' Certificate to the Collateral Agent certifying that any such necessary consents have been obtained; provided, that the Collateral Agent receives certain evidence that such release complies with the Security Documents.

        Notwithstanding the preceding paragraph, the Intercreditor Agreement provides that, upon the occurrence of the events specified below, the Collateral Agent's Lien in the applicable Collateral specified below shall automatically, without further action, be released:

          (1)   with respect to any sale, transfer or other disposition of all or a majority of the Capital Stock issued by any Pledgor to a Person that is not an Affiliate of the Company, provided, that such sale, transfer or other disposition does not violate the terms of the Indenture or any Security Document, upon such sale, transfer or other disposition, the Lien of the Security Documents in such Capital Stock issued by such Pledgor and in the Collateral granted by such Pledgor shall automatically, without further action, be released;

          (2)   with respect to any Collateral that shall be sold, transferred or otherwise disposed of in the ordinary course of business, provided, that such sale, transfer or other disposition does not violate the terms of the Indenture or any Security Document, upon such sale, transfer or other disposition, the Lien of the Security Documents in such Collateral shall automatically, without further action, be released;

          (3)   with respect to any Capital Stock issued by any Pledgor (other than the Parent or the Company) that is dissolved, provided, that such dissolution does not violate the terms of the Indenture or any Security Document, upon such dissolution, the Lien of the Security Documents in such Capital Stock issued by such Pledgor shall automatically, without further action, be released;

          (4)   with respect to any accounts and related rights of any Pledgor subject to any monetization or securitization transaction, provided, that such transaction does not violate the terms of the Indenture or any Security Document, upon the effectiveness of such transaction, the Lien of the Security Documents in such accounts and related rights shall automatically, without further action, be released;

          (5)   unless an Actionable Default shall have occurred and be continuing and the Collateral Agent shall have received an Act of Instructing Debtholders to the contrary, with respect to amounts withdrawn from any accounts by any Pledgor pursuant to, and in accordance with, the applicable Security Documents with respect thereto, and in each case applied to pay third-party liabilities in the ordinary course of business or to make Restricted Payments in compliance with the Indenture and the Security Documents, upon such application, the Lien of the Security Documents in such amounts shall automatically, without further action, be released;

          (6)   with respect to amounts distributed by the Collateral Agent pursuant to, and in accordance with the provisions of the Intercreditor Agreement, upon such distribution, the Lien of the Security Documents in such amounts shall automatically, without further action, be released; and

          (7)   with respect to any Collateral for which the release of the Lien of the Security Documents is provided for pursuant to a provision of any Security Document, the Lien of the Security Documents on such Collateral shall automatically, without further action, hereunder be released as provided for in such provision; and, in each such case, upon request of the Company, the Collateral Agent will execute (with such acknowledgements and/or notarizations as are required) and deliver evidence of such release to the Company;

provided, however, that within 15 days after the end of the six-month periods ended on June 30 and December 31 in each year, the Company will deliver to the Collateral Agent an Officers' Certificate to the effect that no release of Collateral pursuant to this paragraph during the preceding six-month period has violated the terms of the Indenture or any Security Document.

Amendment of Security Documents

        The Intercreditor Agreement provides that the Collateral Agent, acting as directed by an Act of Instructing Debtholders, and the Obligors may enter into amendments and supplements to the provisions of any Security Document, provided that:

          (1)   any amendment or supplement that has the effect solely of adding or maintaining Collateral, securing additional Priority Lien Debt that was otherwise permitted by the terms of the Security Documents to be secured by the Collateral or preserving or perfecting the Liens thereon or the rights of the Collateral Agent therein, and other amendments and supplements of a technical nature that do not impair the value of the Liens, will become effective when executed and delivered by the Company or any other applicable Obligor party thereto and the Collateral Agent;

          (2)   no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Priority Lien Debt to:

            (a)   vote its outstanding Priority Lien Debt as to any matter described as subject to an Act of Instructing Debtholders (or amends the provisions of this clause (2) or the definition of Act of Instructing Debtholders or Actionable Default);

            (b)   share in the order of application described above under "—Order of Application" in the proceeds of enforcement of or realization on any Collateral that has not been released in accordance with the provisions described under "—Release of Liens on Collateral"; or

            (c)   require that Liens securing Priority Lien Obligations be released only as set forth in the provisions described above under the caption "—Release of Liens on Collateral," will become effective without the consent of the requisite percentage or number of holders of each Series of Priority Lien Debt so affected under the applicable Security Document; and

          (3)   no amendment or supplement that imposes any obligation upon the Collateral Agent or any Priority Lien Representative or adversely affects the rights of the Collateral Agent or any Priority Lien Representative, respectively, in its capacity as such will become effective without the consent of the Collateral Agent or such Priority Lien Representative, respectively.

        The Collateral Agent will not enter into any such amendment or supplement unless it has received an Officers' Certificate to the effect that such amendment or supplement will not result in a breach of any provision or covenant contained in any of the Security Documents.

        Notwithstanding the foregoing, any amendment, supplement or other agreement regarding the provisions of the Security Documents that releases Collateral will be effective only in accordance with the requirements set forth in "—Release of Liens on Collateral."

Voting

        In connection with any matter under the Intercreditor Agreement requiring a vote of holders of the Priority Lien Debt, each Series of Priority Lien Debt will cast its votes as a block in accordance with the Secured Debt Documents governing such Series of Priority Lien Debt. The amount of Priority Lien Debt to be voted by a Series of Priority Lien Debt will equal (1) the aggregate principal amount of Priority Lien Debt held constituting such Series of Priority Lien Debt plus (2) other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Indebtedness of such Series of Priority Lien Debt.

Provisions of the Indenture Relating to Security

Equal and Ratable Sharing of Collateral by Holders of Priority Lien Debt

        The Indenture will provide that, notwithstanding:

          (1)   anything to the contrary contained in the Security Documents;

          (2)   the time of incurrence of any Series of Priority Lien Debt;

          (3)   the order or method of attachment or perfection of any Liens securing any Series of Priority Lien Debt;

          (4)   the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

          (5)   the time of taking possession or control over any Collateral;

          (6)   that any Priority Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

          (7)   the rules for determining priority under any law governing relative priorities of Liens:

            (a)   all Liens at any time granted to secure any of the Priority Lien Debt will secure, equally and ratably, all present and future Priority Lien Obligations; and

            (b)   all proceeds of all Liens at any time granted to secure any of the Priority Lien Debt and other Priority Lien Obligations will be allocated and distributed equally and ratably on account of the Priority Lien Debt and other Priority Lien Obligations; provided that in the absence of an Event of Default, the Parent shall be entitled to utilize cash proceeds of Collateral in the ordinary course of its business or as may be required by its financing agreements.

        The foregoing provision is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Priority Lien Obligations, each present and future Priority Debt Representative and the Collateral Agent as holder of Priority Liens. No other Person will be entitled to rely on, have the benefit of or enforce this provision. The Priority Debt Representative of each future Series of Priority Lien Debt will be required to deliver a Priority Debt Sharing Confirmation to the Collateral Agent and the trustee at the time of incurrence of such Series of Priority Lien Debt.

Relative Rights

        Nothing in the Note Documents will:

          (1)   impair, as between the Company and the holders of the Notes, the obligation of the Company to pay principal of, premium and interest, if any, on the Notes in accordance with their terms or any other obligation of the Company or any other Obligor under the Note Documents;

          (2)   affect the relative rights of holders of Notes as against any other creditors of the Company or any other Obligor under the Note Documents (other than holders of other Priority Liens);

          (3)   restrict the right of any holder of Notes to sue for payments that are then due and owing;

          (4)   restrict or prevent any holder of Notes or other Priority Lien Obligations, the Trustee, the Collateral Agent or other Person on their behalf from exercising any of its rights or remedies upon a Default or Event of Default not specifically prohibited or restricted by the Intercreditor Agreement; or

          (5)   restrict or prevent any holder of Notes or other Priority Lien Obligations, the Trustee, the Collateral Agent or any other Person on their behalf from taking any lawful action in a bankruptcy, insolvency or liquidation proceeding not specifically prohibited or restricted by the Intercreditor Agreement.

Release of Security Interests in Respect of Notes

        The Indenture and the Intercreditor Agreement will provide that the Collateral Agent's Liens upon the Collateral will no longer secure the Notes outstanding under the Indenture or any other Obligations under the Indenture, and the rights of the holders of the Notes and such Obligations to the benefits and proceeds of the Collateral Agent's Liens on Collateral will terminate and be discharged:

          (1)   upon satisfaction and discharge of the Indenture as set forth under the caption "—Satisfaction and Discharge";

          (2)   upon a Legal Defeasance or Covenant Defeasance of the notes as set forth under the caption "—Legal Defeasance and Covenant Defeasance";

          (3)   upon payment in full and discharge of all Notes outstanding under the Indenture and all Obligations that are outstanding, due and payable under the Indenture at the time the Notes are paid in full and discharged; or

          (4)   in whole or in part, with the consent of the holders of the requisite percentage of Notes in accordance with the provisions described below under the caption "Amendment, Supplement and Waiver."

Compliance with Trust Indenture Act

        The Indenture provides that the Company will comply with the applicable provisions of the Trust Indenture Act as they relate to the Collateral, including Section 314(b) of the Trust Indenture Act.

        The Company will cause Section 313(b) of the Trust Indenture Act, relating to reports, and Section 314(d) of the Trust Indenture Act, relating to the release of property and to the substitution therefor of any property to be pledged as collateral for the Notes, to be complied with, whether or not the Indenture is qualified under the Trust Indenture Act. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an Officer of the Company except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine, in good faith based on advice of counsel, that under the terms of Section 314(d) and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including "no action" letters or exemptive orders, all or any portion of Section 314(d) is inapplicable.

Certain Covenants with Respect to the Collateral

        The Collateral will be pledged pursuant to the Security Documents, which contain provisions relating to the administration, preservation and disposition of the Collateral. The following is a summary of some of the covenants and provisions set forth in the Security Documents and the Indenture as they relate to the Collateral:

        Maintenance of collateral.    The Security Documents provide that the Company and the Guarantors shall use their commercially reasonable efforts to maintain the Collateral, taken as a whole, in all material respects in good, safe and insurable operating order, condition and repair and do all other acts as may be reasonably necessary or appropriate to maintain and preserve the value of the Collateral. The Security Documents also provide that the Company and the Guarantors shall pay all real estate and other taxes, and maintain in full force and effect all material permits and certain insurance coverages.

        Certain proceeds.    The Security Documents or the Indenture provide that proceeds from the condemnation or destruction of the Collateral or from eminent domain proceedings with respect to the Collateral shall be deposited into the Collateral Account to be invested in Replacement Assets or as otherwise provided in the Indenture or the Security Documents.

        In accordance with the Security Documents and the Indenture, the Parent or the Company, as the case may be, must pledge the non-cash proceeds from any sale of Collateral as Collateral for the Notes and the other Priority Lien Debt and use the Net Proceeds from any such sale of Collateral in accordance with the covenant under "—Repurchase at the Option of Holders—Asset Sales" below. Any remaining proceeds shall then be applied to make an offer to repurchase the Notes and any other Priority Lien Debt in accordance with the terms of the Indenture.

        After-acquired property.    Subject to Permitted Liens, upon the acquisition by the Company or any Guarantor after the date of the Indenture of (1) any assets, including, but not limited to, any after-acquired real property or any equipment or fixtures that constitute accretions, additions or technological upgrades to the equipment or fixtures that form part of the Collateral, or (2) any Replacement Assets out of the Net Proceeds in compliance with the covenant described under "—Repurchase at the Option of Holders—Asset Sales," the Company or such Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements, certificates and opinions of counsel as may be necessary to vest in the Collateral Agent a perfected security interest, subject only to Permitted Liens, in such after-acquired property and to have such after-acquired property added to the Collateral, and thereupon all provisions of the Indenture, the Notes and the Security Documents relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect, including the delivery of title insurance, surveys and opinions of counsel with respect to after acquired real property.

        Further assurances.    The Security Documents and the Indenture provide that the Parent shall, and shall cause the Company and each Subsidiary Guarantor to, at their sole expense, do all acts which may be reasonably necessary to confirm that the Collateral Agent holds, for the benefit of the holders of the Notes and the Trustee, duly created, enforceable and perfected first-priority Liens and security interests in the Collateral (subject to Permitted Liens).

        As necessary, or upon request of the Trustee, the Parent shall, and shall cause the Company and each Subsidiary Guarantor to, at their sole expense, execute, acknowledge and deliver such documents and instruments and take such other actions that may be necessary to assure, perfect, transfer and confirm the property and rights conveyed by the Security Documents, including with respect to after-acquired Collateral.

        Impairment of security interest.    Neither the Parent nor any of the Restricted Subsidiaries will take or omit to take any action which would materially adversely affect or impair the Liens in favor of the Collateral Agent and the holders of the Notes with respect to the Collateral. Neither the Parent nor any of the Restricted Subsidiaries shall grant to any Person, or permit any Person to retain (other than the Collateral Agent or the Trustee), any interest whatsoever in the Collateral, other than Permitted Liens (including Liens securing the Revolving Credit Facility). Neither the Parent nor any of the Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by the Indenture, the Notes and the Security Documents. The Parent shall, and shall cause the Company and each Subsidiary Guarantor to, at their sole cost and expense, execute and deliver all such agreements and instruments as necessary, or as the Trustee shall reasonably request, to more fully or accurately describe the assets and property intended to be Collateral or the obligations intended to be secured by the Security Documents.

        Real estate mortgages and filings.    With respect to any fee interest in any real property constituting Collateral (individually and collectively, the "Premises") owned by the Company or a Guarantor on the Acquisition Closing Date or acquired by the Company or a Guarantor after the Acquisition Closing Date with a Fair Market Value in excess of $1,000,000:

          (1)   the Company shall deliver to the Collateral Agent, as mortgagee or beneficiary as applicable, on behalf of the holders of the Notes and the lenders under the Revolving Credit Facility, copies of fully executed counterparts of Mortgages, duly executed, acknowledged and filed by the Company or the applicable Guarantor, and in form suitable for filing or recording, in all filing or recording offices that the Company shall deem reasonably necessary or in its reasonable judgment desirable in order to create a valid first priority Lien on the Premises described therein in favor of the Collateral Agent for the benefit of the holders of the Notes and the lenders under the Revolving Credit Facility, subject only to Permitted Liens, together with evidence of the payment of all filing fees and taxes (including mortgage recording taxes) in connection therewith (or that arrangements reasonably satisfactory to the Collateral Agent for such payment have been made), and evidence that all other actions necessary to perfect and protect the liens secured by the Mortgages have been taken;

          (2)   the Collateral Agent shall have received mortgagee's title insurance policies or binding commitments to issue such policies from financially sound and reputable insurers in favor of the Collateral Agent, as mortgagee or beneficiary, as applicable, for the ratable benefit of the holders of the Notes and the lenders under the Revolving Credit Facility, in the amounts and in the form necessary, with respect to the Premises purported to be covered by such Mortgage, to insure that the interests created by the Mortgage constitute valid first-priority Liens thereon free and clear of all other Liens, other than Permitted Liens, and such policies shall also include, to the extent available, such other endorsements, coinsurance and reinsurance as may be reasonably requested by the Revolver Agent and shall be accompanied by evidence of the payment in full of all premiums thereon; and

          (3)   the Company shall, or shall cause the Guarantors to, deliver to the Collateral Agent with respect to each of (x) the Premises owned on the Acquisition Closing Date and (y) the Premises acquired after the Acquisition Closing Date, (A) American Land Title Association/American Congress on Surveying and Mapping form surveys in a manner reasonably satisfactory to the

  Collateral Agent (including any updates or affidavits that the title company may reasonably require in connection therewith), (B) local counsel opinions for the benefit of the Collateral Agent, the holders of the Notes, the Trustee and the administrative agent and lenders under the Revolving Credit Facility, (C) fixture filings and (D) such other documents, instruments, certificates and agreements as are identified in the closing or annual opinion of counsel to the Company in order to comply with clauses (1) and (2) above and to perfect the Collateral Agent's security interest in such covered Premises.

Certain bankruptcy limitations

        The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy law in the event that a bankruptcy case were to be commenced by or against the Company or any Guarantor prior to the Trustee's having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, as amended (the "Bankruptcy Code"), a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from the debtor, without bankruptcy court approval.

        In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral, the value of the Collateral at the time of the bankruptcy petition or whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral. The Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs and attorneys' fees to a secured creditor during a debtor's bankruptcy case to the extent the value of the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral.

        Furthermore, in the event a domestic or foreign bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, the holders of the Notes would hold secured claims to the extent of the value of the Collateral to which the holders of the Notes are entitled, and unsecured claims with respect to such shortfall.

Optional Redemption

        Except as described below, the Notes are not redeemable until December 15, 2011. On and after December 15, 2011, the Company may redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days' notice at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest (including any Additional Interest) on the Notes to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning December 15 of the year indicated below:

Year	Percentage
2011	104.875%
2012	102.438%
2013 and thereafter	100.000%

        Prior to December 15, 2011, the Company may on any one or more occasions redeem up to (i) 10% of the original principal amount of the Notes during each 12-month period beginning December 15, 2009 at a redemption price of 103% of the principal amount thereof, and (ii) 35% of the original principal amount of the Notes with the net cash proceeds of one or more Equity Offerings by the Parent at a redemption price of 109.75% of the principal amount thereof, plus in each case accrued and unpaid interest (including any Additional Interest) to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that, in the case of clause (ii):

          (1)   at least 65% of the original principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and

          (2)   the redemption occurs within 60 days after the closing of such Equity Offering.

        If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

        In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no Note of $2,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

        In addition, at any time prior to December 15, 2011, upon not less than 30 nor more than 60 days' notice mailed by first-class mail to each Holder's registered address, the Company may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        "Applicable Premium" means, with respect to a Note at any redemption date, the excess, if any, of (A) the present value as of such date of redemption of (1) the redemption price of such Note on December 15, 2011 (such redemption price being described under "Optional Redemption") plus (2) all required interest payments due on such Note through December 15, 2011, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then-outstanding principal amount of such Note.

        "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to December 15, 2011; provided, however, that if the period from the redemption date to December 15, 2011 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to December 15, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        The Revolving Credit Facility prohibits the Company from redeeming any Notes. In the event that the Company desires to redeem any Notes as described above, the Company could seek the consent of its lenders to such redemption or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from redeeming Notes.

        The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Repurchase at the Option of Holders

Change of Control

        If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder's Notes pursuant to an offer (a "Change of Control Offer") on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer payment (a "Change of Control Payment") in cash equal to not less than 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, thereon, to the date of repurchase (the "Change of Control Payment Date," which date will be no earlier than the date of such Change of Control). No later than 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

        On the Change of Control Payment Date, the Company will, to the extent lawful:

          (1)   accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

          (2)   deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

          (3)   deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

        The Paying Agent will promptly mail or wire transfer to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

        The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on such Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender pursuant to the Change of Control Offer.

        The Company's ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control may constitute a default under the Revolving Credit Facility. In addition, certain events that may constitute a change of control under the Revolving Credit Facility and cause a default under that agreement may not constitute a Change of Control under the Indenture. Future Indebtedness of the Parent or any of its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

        Even if sufficient funds were otherwise available, the terms of the Revolving Credit Facility may restrict, and future Indebtedness of the Parent or any of its Subsidiaries may restrict or prohibit, the Company's prepayment of Notes before their scheduled maturity. Consequently, if the Company is not able to prepay the Indebtedness relating to the Revolving Credit Facility and the Parent or such Subsidiary is not able to prepay any such other Indebtedness containing similar restrictions or prohibition or obtain requisite consents, as described above, the Company may not be able to fulfill its repurchase obligations if Holders of Notes exercise their repurchase rights following a Change of Control, resulting in a default under the Indenture. A payment default under the Indenture would result in a cross-default under the Revolving Credit Facility.

        The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Parent by increasing the capital required to effectuate such transactions. The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Parent and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Parent and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain. In addition, a recent Delaware Chancery Court decision (not involving the Parent or its securities) considered a change of control redemption provision of an indenture governing publicly traded debt securities substantially similar to the change of control event described in clause (4) of the definition of "Change of Control." In its decision, the court noted that a board of directors may "approve" a dissident shareholder's nominees solely for purposes of such an indenture, provided the board of directors determines in good faith that the election of the dissident nominees would not be materially adverse to the interests of the corporation or its stockholders (without taking into consideration the interests of the holders of debt securities in making this determination). Accordingly, the ability of a holder of Notes to require the Company to repurchase Notes as a result of a change in the composition of the Board of Directors of the Parent may be uncertain.

Asset Sales

        The Parent will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   the Parent (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

          (2)   at least 75% of the consideration therefor received by the Parent or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

            (a)   any liabilities (as shown on the Parent's or such Restricted Subsidiary's most recent balance sheet) of the Parent or any Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms subordinated to the Notes or any Note Guarantee and liabilities to the extent owed to the Parent or any Affiliate of the Parent) that are assumed by the transferee of any such assets or Equity Interests pursuant to a written novation agreement that releases the Parent or such Restricted Subsidiary from further liability therefor;

            (b)   any securities, notes or other obligations received by the Parent or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Parent or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion); and

          (3)   if such Asset Sale involves the transfer of Collateral,

            (a)   such Asset Sale complies with the applicable provisions of the Security Documents;

            (b)   to the extent required by the Security Documents, all consideration (including cash and Cash Equivalents) received in such Asset Sale shall be expressly made subject to Liens under the Security Documents; and

            (c)   subject to application of Net Proceeds pursuant to the second paragraph of this covenant "—Asset Sales," all of the Net Proceeds from such Asset Sale are deposited into the Collateral Account.

        Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Parent or its Restricted Subsidiaries may apply such Net Proceeds at its option:

          (1)   to the extent that such Net Proceeds represent proceeds of Collateral, to repay, prepay, defease, redeem, purchase or otherwise retire Priority Bank Debt and to correspondingly permanently reduce commitments with respect to the Revolving Credit Facility, but only up to an aggregate principal amount equal to such Net Proceeds to be used to repay Indebtedness pursuant to this clause (1) multiplied by a fraction, the numerator of which is the aggregate principal amount of such Indebtedness to be repaid, prepaid, defeased, redeemed, purchased or otherwise retired and the denominator of which is the aggregate principal amount of all Priority Bank Debt, based on amounts outstanding on the date of closing of such Asset Sale; provided that the Company uses any remaining Net Proceeds used to repay Indebtedness pursuant to this clause (1) to make an offer to purchase (an "Asset Sale Offer") from the Holders of Notes, and if required by the terms of any other Priority Lien Debt, from the holders of such Priority Lien Debt, an aggregate principal amount of Notes and such other Priority Lien Debt equal to such remaining

  Net Proceeds at a purchase price equal to 100% of the principal amount thereof, plus accrued interest and Additional Interest, if any, to the payment date; or

          (2)   to purchase Replacement Assets (or enter into a binding agreement to purchase such Replacement Assets; provided that (x) such purchase is consummated within 180 days after the date of such binding agreement and (y) if such purchase is not consummated within the period set forth in subclause (x), the Net Proceeds not so applied will be deemed to be Excess Proceeds (as defined below)).

        Pending the final application of any such Net Proceeds, the Parent may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

        On the 361st day after an Asset Sale (or, in the event that a binding agreement has been entered into as set forth in clause (2) of the preceding paragraph, the later date of expiration of the 180-day period set forth in such clause (2)) or such earlier date, if any, as the Parent determines not to apply the Net Proceeds relating to such Asset Sale as set forth in second preceding paragraph (each such date being referred as an "Excess Proceeds Trigger Date"), such aggregate amount of Net Proceeds that has not been applied on or before the Excess Proceeds Trigger Date as permitted in the second preceding paragraph ("Excess Proceeds") will be applied by the Company to make an Asset Sale Offer to all Holders of Notes, and if required by the terms of any other Priority Lien Debt, to the holders of such Priority Lien Debt, to purchase the maximum principal amount of Notes and such other Priority Lien Debt that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes and such other Priority Lien Debt plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

        The Company may defer the Asset Sale Offer until there are aggregate unutilized Excess Proceeds equal to or in excess of $10.0 million resulting from one or more Asset Sales, at which time the entire unutilized amount of Excess Proceeds (not only the amount in excess of $10.0 million) will be applied as provided in the preceding paragraph. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Parent may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture or any of the Security Documents. If the aggregate principal amount of Notes and such other Priority Lien Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other Priority Lien Debt will be purchased on a pro rata basis based on the principal amount of Notes and such other Priority Lien Debt tendered. Upon completion of each Asset Sale Offer, the Excess Proceeds subject to such Asset Sale will no longer be deemed to be Excess Proceeds.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

        The Revolving Credit Facility may impose restrictions on the Company from purchasing any Notes, and also provides that certain asset sale events with respect to the Company would constitute a default under the Revolving Credit Facility. Any future credit agreements or other similar agreements to which the Parent or any of its Subsidiaries becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Parent or such Subsidiary could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Parent or such Subsidiary does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such other agreements.

Certain Covenants

Restricted Payments

        (A)  The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay (without duplication) any dividend or make any other payment or distribution on account of the Parent's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Parent or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Parent's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends, payments or distributions (x) payable in Equity Interests (other than Disqualified Stock) of the Parent or (y) to the Parent or a Restricted Subsidiary of the Parent);

          (2)   purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Parent or any of its Restricted Subsidiaries) any Equity Interests of the Parent or any Restricted Subsidiary thereof held by Persons other than the Parent or any of its Restricted Subsidiaries;

          (3)   make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or any Note Guarantees, except (a) a payment of interest or principal at the Stated Maturity thereof or (b) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition; or

          (4)   make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

          (1)   no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof; and

          (2)   the Parent would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness;" and

          (3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (3), (4), (5) and (6) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

            (a)   50% of the Consolidated Net Income of the Parent for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Parent's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

            (b)   100% of the aggregate net cash proceeds (or the aggregate fair market value of any property or assets (such fair market value as determined in the good faith reasonable judgment of the Parent)) received by the Parent since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Parent or from the Incurrence of Indebtedness of the Parent or the Company that has been converted into or exchanged for such Equity Interests (other than Equity Interests sold to, or Indebtedness held by, a Subsidiary of the Parent), excluding net cash proceeds used to redeem or repurchase the Notes, plus

            (c)   with respect to Restricted Investments made by the Parent and its Restricted Subsidiaries after the date of the Indenture, an amount equal to the net reduction in such Restricted Investments in any Person resulting from repayments of loans or advances, or other transfers of assets, in each case to the Parent or any Restricted Subsidiary or from the net cash proceeds from the sale of any such Restricted Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income), from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of Restricted Investments previously made by the Parent or any Restricted Subsidiary in such Person or Unrestricted Subsidiary after the date of the Indenture.

        (B)  The preceding provisions will not prohibit, so long as, in the case of clauses (7) and (11) below, no Default has occurred and is continuing or would be caused thereby:

          (1)   the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

          (2)   the payment of any dividend by a Restricted Subsidiary of the Parent to the holders of its Common Stock on a pro rata basis;

          (3)   the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Parent, Company or any Subsidiary Guarantor or of any Equity Interests of the Parent or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Parent or a substantially concurrent sale (other than to a Subsidiary of the Parent) of, Equity Interests (other than Disqualified Stock) of the Parent; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph (A);

          (4)   the defeasance, redemption, repurchase or other acquisition of Indebtedness subordinated to the Notes or the Note Guarantees with the net cash proceeds from an Incurrence of Permitted Refinancing Indebtedness;

          (5)   Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of a substantially concurrent sale (other than to a Subsidiary of the Parent) of, Equity Interests (other than Disqualified Stock) of the Parent; provided that the amount of any such net cash proceeds that are utilized for any such acquisition or exchange will be excluded from clause (3)(b) of the preceding paragraph (A);

          (6)   the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants to the extent that such Capital Stock represents all or a portion of the exercise price thereof;

          (7)   the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Parent held by any current or former employee or director of the Parent (or any of its Restricted Subsidiaries) pursuant to the terms of any employee equity subscription agreement, stock option agreement, restricted stock or similar agreement entered into in the ordinary course of business; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any calendar year will not exceed $2.0 million (with unused amounts carried over to subsequent years);

          (8)   the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon conversion or exchange of securities convertible into or exchangeable for Equity Interests of the Parent; provided that any such cash payment shall not be for the purpose of evading the limitations of this covenant (as determined in good faith by the Board of Directors of the Parent);

          (9)   other Restricted Payments in an aggregate amount not to exceed $5.0 million;

          (10) the repurchase of any Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount thereof in the event of a change of control or Asset Sale pursuant to a provision no more favorable to the holders thereof than those described under "—Repurchase at the Option of Holders", provided that, in each case, prior to the repurchase the Company has made the Change of Control Offer or Asset Sale Offer, as applicable, as provided in such covenants and has completed the repurchase or redemption of all Notes that were validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer; and

          (11) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Parent or any Restricted Subsidiary of the Parent or Preferred Stock of any Restricted Subsidiary of the Parent issued after the date of the Indenture and not as part of the preferred stock restructuring in accordance with the covenant described under "—Incurrence of Indebtedness" and payment of any redemption price or liquidation value of any such Disqualified Stock or Preferred Stock when due in accordance with its terms.

        The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Parent or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Parent will deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any opinion or appraisal required by the Indenture.

Incurrence of Indebtedness

        The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness; provided, however, that the Parent, the Company or any Subsidiary Guarantor may Incur Indebtedness, if the Fixed Charge Coverage Ratio for the Parent's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1)   the Incurrence by the Parent, the Company or any Subsidiary Guarantor of Indebtedness under Credit Facilities (including, without limitation, the Incurrence by the Parent, the Company and the Subsidiary Guarantors of Guarantees thereof) in an aggregate principal amount at any one time outstanding pursuant to this clause (1) not to exceed the greater of (A) $50.0 million and (B) 50% of Consolidated Cash Flow, less in each case (i) the amount of Indebtedness incurred pursuant to clause (4)(a) below and (ii) the aggregate amount of all Net Proceeds of Asset Sales applied by the Parent or any Restricted Subsidiary thereof to permanently repay any such

  Indebtedness pursuant to the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales;"

          (2)   the Incurrence of Existing Indebtedness;

          (3)   the Incurrence by the Parent, the Company and the Subsidiary Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the Issue Date;

          (4)   the Incurrence by the Parent or any Restricted Subsidiary of the Parent of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Parent or such Restricted Subsidiary, in an aggregate amount, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (4) not to exceed the sum of (a) the greater of (i) $50.0 million and (ii) 50% of Consolidated Cash Flow, less in each case the amount of Indebtedness Incurred pursuant to clause (1) above, and (b) $10.0 million at any time outstanding;

          (5)   the Incurrence by the Parent or any Restricted Subsidiary of the Parent of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be Incurred under the first paragraph of this covenant or clauses (2), (3), or (5) of this paragraph;

          (6)   the Incurrence by the Parent or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by the Parent or any of its Restricted Subsidiaries; provided, however, that:

            (a)   if the Parent, the Company or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of the Parent or a Subsidiary Guarantor;

            (b)   Indebtedness owed to the Parent, the Company or any Subsidiary Guarantor must be evidenced by an unsubordinated promissory note, unless the obligor under such Indebtedness is the Parent, the Company or a Subsidiary Guarantor;

            (c)   (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Parent or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Parent or a Restricted Subsidiary thereof, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Parent or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

          (7)   the Guarantee by the Parent, the Company or any of the Subsidiary Guarantors of Indebtedness of the Parent or a Restricted Subsidiary of the Parent that was permitted to be Incurred by another provision of this covenant; provided that the ranking of the Guarantee matches the ranking of the Indebtedness;

          (8)   the Incurrence by the Parent or any of its Restricted Subsidiaries of Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (9)   the Incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds and completion guarantees securing any obligations of the Parent or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Parent or any Restricted Subsidiary thereof in connection with such disposition;

          (10) the Incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

          (11) the Incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence;

          (12) the Incurrence by the Parent or the Company of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes;

          (13) the Incurrence by the Parent or any Restricted Subsidiary of additional Indebtedness in an aggregate amount at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (13), not to exceed $10.0 million; or

          (14) the Incurrence by a Restricted Subsidiary of the Parent other than a Subsidiary Guarantor of additional Indebtedness in an aggregate amount at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (14), not to exceed $10.0 million.

        For purposes of determining compliance with this covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Parent will be permitted to classify such item of Indebtedness at the time of its Incurrence in any manner that complies with this covenant. In addition, any Indebtedness originally classified as Incurred pursuant to clauses (1) through (14) above may later be reclassified by the Parent such that it will be deemed as having been Incurred pursuant to another of such clauses to the extent that such reclassified Indebtedness could be incurred pursuant to such new clause at the time of such reclassification. Notwithstanding the foregoing, all Indebtedness outstanding on the date of the Indenture under any Credit Facility shall be deemed Incurred under clause (1) of the second paragraph of this covenant and the Parent will not be permitted to reclassify any portion of such Indebtedness thereafter.

        Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

        The Company will not Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of the Company unless it is subordinate in right of payment to the Notes to the same extent. The Parent will not, and will not permit any Subsidiary Guarantor, to Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of the Parent or such Subsidiary Guarantor, as the case may be, unless it is subordinate in right of payment to such Guarantor's Note Guarantee to the same extent. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Parent, the Company or any Subsidiary Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

        The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind or assign or otherwise convey any right to receive any income, profits or proceeds on or with respect to any of the Parent's or any Restricted Subsidiary's property or assets, including any shares of stock or Debt of any Restricted Subsidiary, whether owned at or acquired after the date of the Indenture, or any income, profits or proceeds therefrom except, in the case of any property or asset that does not constitute Collateral, Permitted Liens; provided that any Lien on such assets shall be permitted notwithstanding that it is not a Permitted Lien if all payments due under the Indenture, the Notes and the Note Guarantees are secured on an equal and ratable basis (or prior basis in the case of any Debt that is subordinated in right of payment to the Notes or the Note Guarantees) with the obligations so secured until such time as such obligations are no longer secured by a Lien; and in the case of any property or asset that constitutes Collateral, Permitted Collateral Liens.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1)   pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Parent or any of its Restricted Subsidiaries or pay any liabilities owed to the Parent or any of its Restricted Subsidiaries;

          (2)   make loans or advances to the Parent or any of its Restricted Subsidiaries; or

          (3)   transfer any of its properties or assets to the Parent or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions:

          (1)   existing under, by reason of or with respect to any Credit Facility, the Security Documents, Existing Indebtedness or any other agreements in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those contained in the Credit Facilities, the Security Documents, Existing Indebtedness or such other agreements, as the case may be, as in effect on the date of the Indenture;

          (2)   set forth in the Indenture, the Notes and the Note Guarantees;

          (3)   existing under, by reason of or with respect to applicable law;

          (4)   with respect to any Person or the property or assets of a Person acquired by the Parent or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those in effect on the date of the acquisition;

          (5)   in the case of clause (3) of the first paragraph of this covenant:

            (A)  that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

            (B)  existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Parent or any Restricted Subsidiary thereof not otherwise prohibited by the Indenture, or

            (C)  arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Parent or any Restricted Subsidiary thereof in any manner material to the Parent or any Restricted Subsidiary thereof;

          (6)   existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary that restrict distributions by that Restricted Subsidiary pending such sale or other disposition;

          (7)   existing under restrictions on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

          (8)   existing under, by reason of or with respect to provisions with respect to the disposition or distribution of assets or property, in each case contained in joint venture agreements and which the Board of Directors of the Parent determines in good faith will not adversely affect the Company's ability to make payments of principal or interest payments on the Notes; and

          (9)   existing under, by reason of or with respect to provisions with respect to any Indebtedness incurred in compliance with the covenant under the caption "—Incurrence of Indebtedness," or any agreement pursuant to which such Indebtedness is issued, if the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Board of Directors of the Parent) and the Board of Directors of the Parent determines that any such encumbrance or restriction will not materially affect the Company's ability to pay interest or principal on the Notes.

Merger, Consolidation or Sale of Assets

        Neither the Company nor the Parent will, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company or the Parent, as applicable, is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to another Person, unless:

          (1)   either: (a) the Company or the Parent, as applicable, is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company or the Parent, as applicable), or to which such sale, assignment, transfer, conveyance or other disposition will have been made (i) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of the Company or the Parent, as applicable, under the Notes, the Note Guarantee, the Indenture, the Security Documents and the Registration Rights Agreement, as the case may be, pursuant to agreements reasonably satisfactory to the Trustee;

          (2)   immediately after giving effect to such transaction, no Default or Event of Default exists;

          (3)   immediately after giving effect to such transaction on a pro forma basis, the Company or the Parent, as applicable, or the Person formed by or surviving any such consolidation or merger (if other than the Company or the Parent, as applicable), or to which such sale, assignment, transfer, conveyance or other disposition will have been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (x) be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness" or (y) have a Fixed Charge Coverage Ratio that exceeds the Parent's Fixed Charge Coverage Ratio (determined without giving effect to such transaction) for such applicable four-quarter period;

          (4)   each Guarantor, unless such Guarantor is the Person with which the Company or the Parent has entered into a transaction under this covenant, will have by amendment to its Note Guarantee confirmed that its Note Guarantee will apply to the obligations of the Company or the surviving Person in accordance with the Notes and the Indenture; and

          (5)   the Parent delivers to the Trustee an Officers' Certificate (attaching the arithmetic computation to demonstrate compliance with clause (3) above) and Opinion of Counsel, in each case stating that such transaction and such agreement complies with this covenant and that all conditions precedent provided for herein relating to such transaction have been complied with.

        Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Company or the Parent, as applicable, in accordance with this covenant, the successor corporation formed by such consolidation or into or with which the Company or the Parent, as applicable, is merged or to which such sale, assignment, transfer, conveyance or other disposition is made will succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, conveyance or other disposition, the provisions of the Indenture referring to the "Company" or the "Parent", as applicable, will refer instead to the successor corporation and not to the Company or the Parent, as applicable), and may exercise every right and power of, the Company or the Parent, as applicable, under the Indenture with the same effect as if such successor Person had been named as the Company or the Parent, as applicable, in the Indenture.

        In addition, the Parent and its Restricted Subsidiaries may not, directly or indirectly, lease all or substantially all of the properties or assets of the Parent and its Restricted Subsidiaries considered as one enterprise, in one or more related transactions, to any other Person. Clause (3) above of this covenant will not apply to any merger, consolidation or sale, assignment, transfer, conveyance or other disposition of assets between or among the Parent or the Company and any of the Parent's Restricted Subsidiaries.

Transactions with Affiliates

        The Parent will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

          (1)   such Affiliate Transaction is on terms that are no less favorable to the Parent or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm's-length transaction by the Parent or such Restricted Subsidiary with a Person that is not an Affiliate of the Parent or any of its Restricted Subsidiaries; and

          (2)   the Parent delivers to the Trustee:

            (a)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a Board Resolution set forth in an Officers' Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Parent; and

            (b)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Parent or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1)   transactions between or among the Parent and/or its Restricted Subsidiaries;

          (2)   payment of reasonable and customary fees to, and reasonable and customary indemnification and similar payments on behalf of, directors of the Parent;

          (3)   Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "—Restricted Payments;"

          (4)   any sale of Equity Interests (other than Disqualified Stock) of the Parent;

          (5)   transactions pursuant to agreements or arrangements in effect on the date of the Indenture and described in this prospectus, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not more disadvantageous to the Parent and its Restricted Subsidiaries than the original agreement or arrangement in existence on the date of the Indenture; and

          (6)   any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Parent or any of its Restricted Subsidiaries with officers and employees of the Parent or any of its Restricted Subsidiaries and the payment of compensation to officers and employees of the Parent or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), so long as such agreement or payment have been approved by a majority of the disinterested members of the Board of Directors of the Parent.

Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of the Parent may designate any Restricted Subsidiary of the Parent, other than the Company, to be an Unrestricted Subsidiary; provided that:

          (1)   any Guarantee by the Parent or any Restricted Subsidiary thereof of any Indebtedness of the Subsidiary being so designated will be deemed to be an Incurrence of Indebtedness by the Parent or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such Incurrence of Indebtedness would be permitted under the covenant described above under the caption "—Incurrence of Indebtedness;"

          (2)   the aggregate Fair Market Value of all outstanding Investments owned by the Parent and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Parent or any Restricted Subsidiary thereof of any Indebtedness of such Subsidiary) will be deemed to be an Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under the caption "—Restricted Payments;"

          (3)   such Subsidiary does not hold any Liens on any property of the Parent or any Restricted Subsidiary thereof;

          (4)   the Subsidiary being so designated:

            (a)   is not party to any agreement, contract, arrangement or understanding with the Parent or any Restricted Subsidiary of the Parent unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Parent;

            (b)   is a Person with respect to which neither the Parent nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

            (c)   has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Parent or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation; and

            (d)   has at least one director on its Board of Directors that is not a director or officer of the Parent or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or officer of the Parent or any of its Restricted Subsidiaries; and

          (5)   no Default or Event of Default would be in existence following such designation.

        Any designation of a Restricted Subsidiary of the Parent as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the Indenture. If, at any time, any Unrestricted Subsidiary (x) would fail to meet any of the preceding requirements described in subclauses (a), (b) or (c) of clause (4) above, or (y) fails to meet the requirement described in subclause (d) of clause (4) above and such failure continues for a period of 30 days, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness, Investments, or Liens on the property, of such Subsidiary will be deemed to be Incurred or made by a Restricted Subsidiary of the Parent as of such date and, if such Indebtedness, Investments or Liens are not permitted to be Incurred or made as of such date under the Indenture, the Parent will be in default under the Indenture.

        The Board of Directors of the Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

          (1)   such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Parent of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is permitted under the covenant described under the caption "—Incurrence of Indebtedness;"

          (2)   all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such designation will only be permitted if such Investments would be permitted under the covenant described above under the caption "—Restricted Payments;"

          (3)   all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption "—Liens;" and

          (4)   no Default or Event of Default would be in existence following such designation.

Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries

        The Parent will not transfer, convey, sell or otherwise dispose of, and will not permit any of its Restricted Subsidiaries to, issue, transfer, convey, sell or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the Parent to any Person (other than the Parent or a Restricted Subsidiary of the Parent or, if necessary, shares of its Capital Stock constituting directors' qualifying shares or issuances of shares of Capital Stock of foreign Restricted Subsidiaries to foreign nationals, to the extent required by applicable law), except sales of Equity Interests of a Restricted Subsidiary of the Parent by the Parent or a Restricted Subsidiary thereof; provided that (x) the Parent or such Restricted Subsidiary selling such Equity Interests complies with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales," (y) any sales of Preferred Stock of a Restricted Subsidiary that result in such Preferred Stock being held by a Person other than the Parent or a Restricted Subsidiary thereof will be deemed to be an Incurrence of Indebtedness and must comply with the covenant described above under the caption "—Incurrence of Indebtedness" and (z) if, immediately after giving effect to such issuance, transfer, conveyance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the covenant described above under the caption "—Restricted Payments" if made on the date of such issuance or sale.

Guarantees

        If the Parent or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary (excluding any Domestic Subsidiary of a Foreign Subsidiary) on or after the date of the Indenture, then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and a joinder agreement to the Intercreditor Agreement or enter into a substantially similar intercreditor agreement and deliver an Opinion of Counsel to the Trustee.

        The Parent will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Parent or any other Restricted Subsidiary thereof unless such Restricted Subsidiary (i) is the Company or a Subsidiary Guarantor or simultaneously executes and delivers to the Trustee an Opinion of Counsel and a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee will be senior to or pari passu with such Subsidiary's Guarantee of such other Indebtedness, and (ii) if not already party thereto, executes a joinder agreement to the

Intercreditor Agreement or enters into a substantially similar intercreditor agreement and delivers an Opinion of Counsel to the Trustee.

        A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, other than the Parent, Company or another Subsidiary Guarantor, unless:

          (1)   immediately after giving effect to that transaction, no Default or Event of Default exists; and

          (2)   either:

            (a)   the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) is organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Subsidiary Guarantor under the Indenture, its Note Guarantee, the Registration Rights Agreement and the Security Documents pursuant to a supplemental indenture satisfactory to the Trustee; or

            (b)   such sale or other disposition or consolidation or merger complies with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

        The Note Guarantee of a Subsidiary Guarantor will be released:

          (1)   in connection with any sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Parent, if the sale of all such Capital Stock of that Subsidiary Guarantor complies with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales;"

          (2)   if the Parent properly designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary under the Indenture; or

          (3)   solely in the case of a Note Guarantee created pursuant to the second paragraph of this covenant, upon the release or discharge of the Guarantee which resulted in the creation of such Note Guarantee pursuant to this covenant, except a discharge or release by or as a result of payment under such Guarantee.

Payments for Consent

        The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        The Company will furnish to the Trustee and, upon request, to beneficial owners and prospective investors a copy of all of the information and reports referred to in clauses (1) and (2) below within the time periods specified in the Commission's rules and regulations:

          (1)   all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if it were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of

  Operations" and, with respect to the annual information only, a report on the annual financial statements by its certified independent accountants; and

          (2)   all current reports that would be required to be filed with the Commission on Form 8-K if it were required to file such reports.

        Whether or not required by the Commission, the Company will comply with the periodic reporting requirements of the Exchange Act and will file the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept the Company's filings for any reason, the Company will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Company were required to file those reports with the Commission.

        If the Parent has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this covenant will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," of the financial condition and results of operations of the Parent and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Parent.

        Notwithstanding the foregoing, so long as the Parent is a Guarantor, the reports, information and other documents required to be filed and provided by the Company as described above will be satisfied by those of Parent, so long as such filings would satisfy the Commission's requirements.

        In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding and each of the Parent and the Company is not required to comply with the periodic reporting requirements of the Exchange Act, they will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        Each of the following is an Event of Default:

          (1)   default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the Notes;

          (2)   default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Notes;

          (3)   failure by the Parent, the Company or any of the Parent's Restricted Subsidiaries to comply with the provisions described under the captions "—Special Redemption," "—Repurchase at the Option of Holders—Change of Control," "—Repurchase at the Option of Holders—Asset Sales" or "—Certain Covenants—Merger, Consolidation or Sale of Assets;"

          (4)   failure by the Parent, the Company or any of the Parent's Restricted Subsidiaries for 30 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of the other agreements in the Indenture;

          (5)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by the Parent, the Company or any of the Parent's Restricted Subsidiaries (or the payment of which is Guaranteed by the Parent, the

  Company or any of the Parent's Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

            (a)   is caused by a failure to make any payment when due at the final maturity of such Indebtedness (a "Payment Default"); or

            (b)   results in the acceleration of such Indebtedness prior to its express maturity (until and unless such acceleration is rescinded by the holder(s) of such Indebtedness),

  and, in each case, the amount of any such Indebtedness, together with the amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

          (6)   failure by the Parent, the Company or any of the Parent's Restricted Subsidiaries to pay final judgments (to the extent such judgments are not paid or covered by insurance provided by a reputable carrier that has the ability to perform and has acknowledged coverage in writing) aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

          (7)   except as permitted by the Indenture, any Note Guarantee will be held in any judicial proceeding to be unenforceable or invalid or will cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, will deny or disaffirm its obligations under its Note Guarantee;

          (8)   any security interest and Lien purported to be created by any Security Document with respect to any Collateral, individually or in the aggregate, having a Fair Market Value in excess of $10.0 million (a) ceases to be in full force and effect, (b) ceases to give the Collateral Agent, for the benefit of the Priority Lien Secured Parties, the Liens, rights, powers and privileges purported to be created and granted thereby (including a perfected first-priority security interest in and Lien on, all of the Collateral thereunder) in favor of the Collateral Agent, or (c) is asserted by the Parent, the Company or any other Guarantor not to be, a valid, perfected, first priority (except as otherwise expressly provided in the Indenture or the Intercreditor Agreement) security interest in or Lien on the Collateral covered thereby; and

          (9)   certain events of bankruptcy or insolvency with respect to the Parent, the Company, any Subsidiary Guarantor or any Significant Subsidiary of the Parent (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary).

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Parent, the Company, any Subsidiary Guarantor or any Significant Subsidiary of the Parent (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary), all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company specifying the Event of Default.

        Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Additional Interest) if it determines that withholding notice is in their interest.

        The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Additional Interest on, or the principal of, the Notes. The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

          (1)   the Holder gives the Trustee written notice of a continuing Event of Default;

          (2)   the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

          (3)   such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

          (4)   the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

          (5)   during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

        However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium or Additional Interest, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right will not be impaired or affected without the consent of the Holder.

        In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Parent or the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs during any time that the Notes are outstanding, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Parent or the Company with the intention of avoiding the prohibition on redemption of the Notes, then a premium of 3% of the principal amount of the Notes will also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

        The Parent is required to deliver to the Trustee annually within 90 days after the end of each fiscal year a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Parent is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees ("Legal Defeasance") except for:

          (1)   the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below;

          (2)   the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the Trustee, and the Company's and the Guarantors' obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" will no longer constitute Events of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

          (2)   in the case of Legal Defeasance, the Company will have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Company will have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default will have occurred and be continuing either: (a) on the date of such deposit; or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

          (5)   such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries is bound;

          (6)   the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, (1) assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 123rd day following the deposit and assuming that no Holder is an "insider" of the Company under applicable bankruptcy law, after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, including Section 547 of the United States Bankruptcy Code and Section 15 of the New York Debtor and Creditor Law and (2) the creation of the defeasance trust does not violate the Investment Company Act of 1940;

          (7)   the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

          (8)   if the Notes are to be redeemed prior to their Stated Maturity, the Company must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

          (9)   the Company must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the Note Documents may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture, the Intercreditor Agreement or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

        Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

          (1)   reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

          (2)   reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes;

          (3)   reduce the rate of or change the time for payment of interest on any Note;

          (4)   waive a Default or Event of Default in the payment of principal of, or interest, or premium or Additional Interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

          (5)   make any Note payable in money other than U.S. dollars;

          (6)   make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the Notes;

          (7)   release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

          (8)   release all or substantially all of the Collateral from the Liens created by the Security Documents except as specifically provided for in the Indenture and the Security Documents;

          (9)   impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Note Guarantees;

          (10) amend, change or modify the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the covenant described under the caption "—Repurchase at the Option of Holders—Asset Sales" after the obligation to make such Asset Sale Offer has arisen, or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the covenant described under the caption "—Repurchase at the Option of Holders—Change of Control" after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

          (11) except as otherwise permitted under the covenants described under the captions "—Certain Covenants—Merger, Consolidation and Sale of Assets" and "—Certain Covenants—Guarantees," consent to the assignment or transfer by the Company or any Guarantor of any of their rights or obligations under the Indenture;

          (12) amend or modify any of the provisions of the Indenture or the related definitions affecting the ranking of the Notes or any Note Guarantee in any manner adverse to the Holders of the Notes or any Note Guarantee; or

          (13) make any change in the preceding amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Note Documents:

          (1)   to cure any ambiguity, defect or inconsistency;

          (2)   to provide for uncertificated Notes in addition to or in place of certificated Notes;

          (3)   to provide for the assumption of the Company's or any Guarantor's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's or such Guarantor's assets;

          (4)   to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially adversely affect the legal rights under the Indenture of any such Holder;

          (5)   to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

          (6)   to comply with the provisions described under "—Certain Covenants—Guarantees;"

          (7)   to evidence and provide for the acceptance of appointment by a successor Trustee;

          (8)   to provide for the issuance of Additional Notes in accordance with the Indenture; or

          (9)   to conform the text of the Indenture, the Note Guarantees or the Notes to any provision of this "Description of New Notes" section of this prospectus to the extent such provision of the Indenture, the Note Guarantees or the Notes was intended to conform to the text of this "Description of New Notes" section.

Satisfaction and Discharge

        The Indenture and the Security Documents will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

          (1)   either:

            (a)   all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

            (b)   all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

          (2)   no Default or Event of Default will have occurred and be continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

          (3)   the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

          (4)   the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

        In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture and the Trust Indenture Act limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

        The Indenture provides that in case an Event of Default will occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

        The Note Documents (except to the extent local law governs perfection of liens and enforcement of remedies) provide that they will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Delivery and Form

        Except as set forth below, the new notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The new notes will be issued in the form of one or more registered notes in book-entry form (collectively, the "Global Notes"). Each such Global Note will be registered in the name of a nominee of DTC, as depositary, and will be deposited with DTC or a nominee thereof or custodian therefor. Interest in each such Global Note will not be exchangeable for certificated notes in definitive, fully registered form, except in the limited circumstances described below. We will be entitled, along with the Trustee and any other agent, to treat DTC or its nominee, as the case may be, as the sole owner and holder of the Global Notes for all purposes.

        So long as DTC or its nominee or a common depositary is the registered holder of a Global Note, DTC or such nominee or common depositary, as the case may be, will be considered the sole owner and holder of such Global Note, and of the notes represented thereby, for all purposes under the Indenture and the new notes and the beneficial owners of new notes will be entitled only to those rights and benefits afforded to them in accordance with DTC's regular operating procedures. Upon specified written instructions of a DTC participant, DTC will have its nominee assist its participants in the exercise of certain holders' rights, such as a demand for acceleration or an instruction to the Trustee. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have new notes represented by a Global Note registered in their names, will not receive or be entitled to receive physical delivery of new notes in certificated form and will not be considered the registered holders thereof under the Indenture.

        Ownership of beneficial interests in a Global Note will be limited to DTC participants or persons who hold interests through DTC participants. Upon the issuance of a Global Note, DTC or its custodian will credit on its internal system the respective principal amount of the individual beneficial interest represented by such Global Note to the accounts of its participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of those ownership interests will be effected through, records maintained by DTC or its nominee (with respect to interests of participants) or by any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Note may be subject to various policies and procedures adopted by DTC from time to time. None of the Company, the Trustee or any of their agents will have any responsibility or liability for any aspect of DTC's or any DTC participant's records relating to, or for payments made on account of, beneficial interest in any Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds certificates that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for the physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear Bank, S.A./N.V. as operator of the Euroclear System ("Euroclear"), and Clearstream Banking, S.A. ("Clearstream"), which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised the Company that, pursuant to procedures established by it:

          (1)   upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

          (2)   ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interest in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Subject to the transfer restrictions set forth under "Notice to Investors," transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive Notes in registered certificated form ("Certificated Notes") if:

          (1)   DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Company fails to appoint a successor depositary;

          (2)   the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes (DTC has advised the Company that, in such event, under its current practices, DTC would notify its participants of the Company's request, but will only withdraw beneficial interests from a Global Note at the request of each DTC participant); or

          (3)   there will have occurred and be continuing a Default or Event of Default with respect to the Notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See "Notice to Investors."

Same Day Settlement and Payment

        The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and Additional Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquisition" means the acquisition by the Parent and certain Subsidiaries of the on-shore seismic and related multi-client library business of Petroleum Geo-Services ASA, a Norwegian corporation, pursuant to the Purchase Agreement, dated December 3, 2009, by and among the Parent and certain direct and indirect wholly-owned Subsidiaries of the Parent and Petroleum Geo Services ASA and certain direct and indirect wholly-owned Subsidiaries of Petroleum Geo-Service ASA.

        "Acquisition Closing Date" means the date on which the Acquisition is consummated [February 1, 2010].

        "Act of Instructing Debtholders" means, as to any matter at any time, a direction in writing delivered to the Collateral Agent by the Priority Debt Representative of the holders of the Series of Priority Lien Debt comprising the largest portion of the outstanding Priority Lien Debt.

        For purposes of this definition, (a) neither Hedging Obligations owed to a non-holder of other Priority Lien Debt nor Priority Lien Debt registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company will be deemed to be outstanding and (b) votes will be determined in accordance with the provisions described above under the caption "—Intercreditor Agreement—Voting."

        "Actionable Default" means the occurrence of any event of default under any Security Document, the result of which is that:

          (1)   the holders of Priority Lien Debt under such Security Document have the right to declare all of the Priority Lien Obligations thereunder to be due and payable prior to the Stated Maturity thereof; or

          (2)   such Priority Lien Obligations automatically become due and payable prior to the Stated Maturity thereof.

        "Additional Interest" means all additional interest owing on the Notes pursuant to the Registration Rights Agreement.

        "Affiliate" of any specified Person means (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (2) any executive officer or director of such specified Person. For purposes of this definition, "control," as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" will have correlative meanings.

        "Asset Sale" means:

          (1)   the sale, lease, conveyance or other disposition of any assets, other than a transaction governed by the provisions of the Indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets;" and

          (2)   the issuance of Equity Interests by any of the Parent's Restricted Subsidiaries or the sale by the Parent or any Restricted Subsidiary thereof of Equity Interests in any of its Subsidiaries (other than directors' qualifying shares and shares issued to foreign nationals to the extent required by applicable law).

        Notwithstanding the preceding, the following items will be deemed not to be Asset Sales:

          (1)   any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $500,000;

          (2)   a transfer of assets or Equity Interests between or among the Parent and its Restricted Subsidiaries; provided however to the extent such transfer involves Collateral or any part thereof and the transferee is not the Company or a Guarantor, the transferee shall execute a joinder agreement to the Intercreditor Agreement or enter into a substantially similar intercreditor agreement immediately upon consummation of such transaction in accordance with the requirements of the Security Documents to pledge such transferred Collateral;

          (3)   an issuance of Equity Interests by a Restricted Subsidiary of the Parent to the Parent or to another Restricted Subsidiary;

          (4)   the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

          (5)   the sale or other disposition of Cash Equivalents;

          (6)   dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

          (7)   a Restricted Payment that is permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments" and any Permitted Investment;

          (8)   any sale or disposition of any property or equipment that has become damaged, worn out or obsolete; and

          (9)   the creation of a Lien not prohibited by the Indenture.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" will have a corresponding meaning.

        "Board of Directors" means:

          (1)   with respect to a corporation, the board of directors of the corporation or, except in the context of the definitions of "Change of Control" and "Continuing Directors," a duly authorized committee thereof;

          (2)   with respect to a partnership, the Board of Directors of the general partner of the partnership; and

          (3)   with respect to any other Person, the board or committee of such Person serving a similar function.

        "Board Resolution" means a resolution certified by the Secretary or an Assistant Secretary of the Parent or the Company, as applicable, to have been duly adopted by the Board of Directors of the Parent or the Company, as applicable, and to be in full force and effect on the date of such certification.

        "Business Day" means any day other than a Legal Holiday.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

          (1)   U.S. dollars and Euros;

          (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness, not more than six months from the date of acquisition;

          (3)   certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a rating at the time of acquisition thereof of P-1 or better from Moody's Investors Service, Inc. or A-1 or better from Standard & Poor's Rating Services;

          (4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)   commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition;

          (6)   securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least "A" by Moody's Investors Service, Inc. or Standard & Poor's Rating Services and having maturities of not more than six months from the date of acquisition; and

          (7)   money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

        "Change of Control" means the occurrence of any of the following:

          (1)   the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent and its Restricted Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Principals;

          (2)   the adoption of a plan relating to the liquidation or dissolution of the Parent or the Company;

          (3)   any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principals, becomes the Beneficial Owner, directly or indirectly, of 35% or more of the voting power of the Voting Stock of the Parent;

          (4)   the first day on which a majority of the members of the Board of Directors of the Parent or the Company are not Continuing Directors; or

          (5)   the Parent or the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Parent or the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Parent or the Company, as the case may be, or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Parent or the Company, as the case may be, outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Principals, becomes, directly or indirectly, the Beneficial Owner of 35% or more of the voting power of the Voting Stock of the surviving or transferee Person.

          (6)   Parent ceases to own 100% of the Equity Interests of the Company (unless the Parent and the Company are merged).

        "Collateral Accounts" means any segregated account under the sole control of the Collateral Agent for the benefit of the Holders of the Notes and the holders of other Priority Lien Debt, and includes all cash and Cash Equivalents received by the Trustee, Revolver Agent or the Collateral Agent from an Asset Sale of Collateral, foreclosures on or sales of Collateral, or any other awards or proceeds pursuant to the Security Documents, including earnings, revenues, rents, issues, profits and income from such Collateral received pursuant to the Security Documents, and interest earned thereon.

        "Collateral Agent" means U.S. Bank National Association, acting as the collateral agent under the Security Documents.

        "Commission" means the United States Securities and Exchange Commission.

        "Common Stock" means, with respect to any Person, any Capital Stock (other than Preferred Stock) of such Person, whether outstanding on the date of the Indenture or issued thereafter.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

          (1)   provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

          (2)   Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

          (3)   depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; provided that if any non-cash expense is recovered for cash in future periods, the amount of such cash will be deducted in computing Consolidated Net Income in the period of receipt; minus

          (4)   non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue consistent with past practice;

        in each case, on a consolidated basis and determined in accordance with GAAP.

        Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Fixed Charges of and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Parent will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Parent (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Parent and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Parent by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

        "Consolidated Net Income" means, for any period, the aggregate of the Net Income of the Parent and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1)   the Net Income or loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

          (2)   the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders;

          (3)   the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition will be excluded; and

          (4)   the cumulative effect of a change in accounting principles will be excluded.

        Consolidated Secured Leverage Ratio" means, as of any date of determination, the ratio of (i) total consolidated secured Indebtedness of the Parent and its Restricted Subsidiaries as of such date, after giving effect to all Incurrences and repayments of Indebtedness on or about such date, to (ii) Consolidated Cash Flow of the Parent for the most recent four consecutive fiscal quarters for which financial statements are available ending prior to such date, with such pro forma and other adjustments as are appropriate and consistent with the pro forma and other adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Parent or the Company, as applicable, who:

          (1)   was a member of such Board of Directors on the date of the Indenture; or

          (2)   was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

        "Credit Facilities" means, one or more debt facilities (including, without limitation, the Revolving Credit Facility), commercial paper facilities or indentures, in each case with banks or other institutional lenders or a trustee, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of notes, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

        "Currency Agreement" means any financial arrangement entered into between a Person (or its Restricted Subsidiaries) and a counterparty on a case by case basis in connection with a foreign exchange futures contract, currency swap agreement, currency option or currency exchange or other similar currency related transactions, the purpose of which is to mitigate or eliminate its exposure to fluctuations in exchange rates and currency values.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Discharge of Priority Bank Debt Obligations" means the occurrence of (x) termination of all commitments to extend credit that would constitute Priority Bank Debt and (y) payment in full in cash of the principal of and interest and premium (if any) on all Priority Bank Debt.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Parent to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Parent may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments." The term "Disqualified Stock" will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the Notes mature.

        "Domestic Subsidiary" means any Restricted Subsidiary of the Parent other than a Restricted Subsidiary that is (1) a "controlled foreign corporation" under Section 957 of the Internal Revenue Code (a) whose primary operating assets are located outside the United States and (b) that is not subject to tax under Section 882(a) of the Internal Revenue Code because of a trade or business within the United States or (2) a Subsidiary of an entity described in the preceding clause (1).

        "Enforcement Action" means:

          (a)   notifying any debtors to direct payments, in respect of receivables that are subject to Liens, to a creditor or directly collecting accounts receivables that are subject to Liens or other payment rights of the Parent or any Subsidiary that are subject to Liens; and

          (b)   exercising any rights or remedies (including any right of set-off or recoupment) with respect to any Collateral or taking any steps, proceedings or actions action whatsoever whether at law (including, without limitation, under the Uniform Commercial Code or any other personal property security act) or under any of the Security Documents, in any such case, to enforce all or any of the Security Documents or any other rights with respect to any Collateral (including any steps, proceedings or actions to foreclose upon, or to take possession of or to sell all or any of the Collateral, or any other enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien, whether arising pursuant to the Security Documents, in connection with a judgment against the Parent or any Subsidiary or otherwise).

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means any public or private placement of Capital Stock (other than Disqualified Stock) of the Parent (other than (x) public offerings with respect to the Parent's Capital Stock, or options, warrants or rights, registered on Form S-4 or S-8, (y) an issuance to any Subsidiary or (z) any offering of Capital Stock issued in connection with a transaction that constitutes a Change of Control) to any Person other than any Subsidiary thereof or the Principals.

        "Existing Indebtedness" means the aggregate amount of Indebtedness of the Parent and its Restricted Subsidiaries (other than Indebtedness under the Revolving Credit Facility or under the Notes and the related Note Guarantees) in existence on the date of the Indenture after giving effect to the application of the proceeds of (1) the Notes and (2) any borrowings made under the Revolving Credit Facility on the date of the Indenture, until such amounts are repaid.

        "Fair Market Value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors of the Parent, whose determination, unless otherwise specified below, will be conclusive if evidenced by a Board Resolution. Notwithstanding the foregoing, (1) the Board of Directors' determination of Fair Market Value must be evidenced by a Board Resolution attached to an Officers' Certificate delivered to the Trustee if the Fair Market Value exceeds $5.0 million and (2) the Board of Directors' determination of Fair Market Value must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million.

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

          (1)   the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

          (2)   the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

          (3)   any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

          (4)   the product of (a) all dividends, paid in cash, on any series of Disqualified Stock or Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of the Parent or to the Parent or a Restricted Subsidiary of the Parent, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

          (1)   acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

          (2)   the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, will be excluded;

          (3)   the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

          (4)   consolidated interest expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

        "Foreign Subsidiary" means any Restricted Subsidiary other than a Domestic Subsidiary.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

        "Government Securities" means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

        "Guarantee" means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.

        "Guarantors" means:

          (1)   the Parent and all of the Domestic Subsidiaries of the Parent (other than the Company); and

          (2)   any other Subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns until released from their obligations under their Note Guarantees and the Indenture in accordance with the terms of the Indenture.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (1)   interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements with respect to interest rates;

          (2)   commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements with respect to commodity prices; and

          (3)   foreign exchange contracts, currency swap agreements and other agreements or arrangements with respect to foreign currency exchange rates.

        "Holder" means a Person in whose name a Note is registered.

        "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and "Incurrence" and "Incurred" will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Parent will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Parent and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock (to the extent provided for when the Indebtedness or Disqualified Stock or Preferred Stock on which such interest or dividend is paid was originally issued) will be considered an Incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of the Parent or its Restricted Subsidiary as accrued.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

          (1)   in respect of borrowed money;

          (2)   evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3)   in respect of banker's acceptances;

          (4)   in respect of Capital Lease Obligations;

          (5)   in respect of the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable;

          (6)   representing Hedging Obligations;

          (7)   representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends; or

          (8)   in the case of a Subsidiary of such Person, representing Preferred Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends.

        In addition, the term "Indebtedness" includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock, as applicable, as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness will be required to be determined pursuant to the Indenture.

        The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and will be:

          (1)   the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

          (2)   the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

        The amount of Indebtedness denominated in any foreign currency will be the amount of U.S. dollars into which such the value of the foreign currency represented by such Indebtedness could be exchanged on the date of determination.

        "Interest Rate Agreement" means any financial arrangement entered into between a Person (or its Restricted Subsidiaries) and a counterparty on a case by case basis in connection with interest rate swap transactions, interest rate options, cap transactions, floor transactions, collar transactions and other similar interest rate protection related transactions, the purpose of which is to mitigate or eliminate its exposure to fluctuations in interest rates.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including Guarantees), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP (other than investments in multi-client seismic libraries, data, working interests or leasehold interests acquired in connection with the provision of seismic data acquisition services).

        If the Parent or any Restricted Subsidiary of the Parent sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Parent such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Parent, the Parent will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of. The acquisition by the Parent or any Restricted Subsidiary of the Parent of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Parent or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person.

        "Issue Date" means the date of original issuance of the Notes under the Indenture.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized or required by law, regulation or executive order to remain closed.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Mortgages" means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents securing Liens on the Premises, as well as the other Collateral secured by and described in the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

          (1)   any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale of assets outside the ordinary course of business of such Person; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

          (2)   any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

        "Net Proceeds" means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by the Parent or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities secured by a Lien on the asset or assets that were the subject of such Asset Sale or required to be paid as a result of such sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (5) in the case of any Asset Sale by a Restricted Subsidiary of the Parent, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Parent or any Restricted Subsidiary thereof) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Parent or any Restricted Subsidiary thereof and (6) appropriate amounts to be provided by the Parent or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve pursuant to clause (6) no longer so held, will, in the case of each of subclause (a) and (b), at that time become Net Proceeds.

        "Note Documents" means the Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement (and related Security Documents), each Priority Debt Sharing Confirmation, and all other agreements related to the Indenture, the Notes and the Guarantees.

        "Note Guarantee" means a Guarantee of the Notes pursuant to the Indenture.

        "Notes Obligations" means the Obligations under the Indenture.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Obligor" means the Company, the Guarantors and each other Person (if any) that at any time provides collateral security for any Priority Lien Obligations.

        "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

        "Officers' Certificate" means a certificate signed on behalf of the Parent or the Company, as the case may be, by at least two Officers of the Parent or the Company, as the case may be, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Parent or the Company, as the case my be, that meets the requirements of the Indenture.

        "Opinion of Counsel" means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Parent or the Company) that meets the requirements of the Indenture.

        "Other Priority Lien Debt" means Priority Lien Debt other than Priority Bank Debt.

        "Permitted Business" means any business conducted or proposed to be conducted (as described in the prospectus) by the Parent and its Restricted Subsidiaries on the date of the Indenture and other businesses reasonably related or ancillary thereto.

        "Permitted Collateral Liens" means the following types of Liens:

          (1)   Liens existing as of the date of the issuance of the Notes;

          (2)   Liens on Collateral securing an aggregate amount of Indebtedness not to exceed the maximum amount that would cause the Consolidated Secured Leverage Ratio, after giving effect to such Incurrence, to exceed 2.5 to 1.0; provided that (i) any such Liens shall be subordinated or equal in priority to the Liens securing the Notes, the Note Guarantees and other Priority Lien Obligations and (ii) the administrative agent or the trustee on behalf of the holders of such Indebtedness shall have executed an intercreditor agreement, pursuant to which it is agreed that such Liens are subordinated or equal in priority to the Liens securing the Notes, the Note Guarantees and the other Priority Lien Obligations on customary terms and conditions and that the holders of the Priority Bank Debt Obligations will receive payment in full of all Priority Bank Debt Obligations out of the proceeds of such Liens prior to such holders or lenders;

          (3)   Liens securing Debt under the Credit Facilities permitted to be incurred pursuant to clause (1) of the second paragraph of "—Certain Covenants—Incurrence of Indebtedness," which Liens may not rank higher than the Priority Liens;

          (4)   Liens securing the Parent's or any Restricted Subsidiary's obligations under Interest Rate Agreements or Currency Agreements permitted under "—Certain Covenants—Incurrence of Indebtedness" or any collateral for the Debt to which such Interest Rate Agreements or Currency Agreements relate, provided that each of the parties thereto shall have entered into the Security Documents;

          (5)   Liens described in clauses (5) through (21) of the definition of Permitted Liens;

          (6)   any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (4); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend in any material respect to any additional property or assets; and

          (7)   any additional Liens on the Collateral to the extent and in the manner permitted by the Revolving Credit Facility.

        "Permitted Investments" means:

          (1)   any Investment in the Parent or in a Wholly Owned Restricted Subsidiary of the Parent that is a Subsidiary Guarantor;

          (2)   any Investment in cash or Cash Equivalents;

          (3)   any Investment by the Parent or any Restricted Subsidiary of the Parent in a Person, if as a result of such Investment:

            (a)   such Person becomes a Wholly Owned Restricted Subsidiary of the Parent and a Subsidiary Guarantor; or

            (b)   such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Parent or a Wholly Owned Restricted Subsidiary of the Parent that is a Subsidiary Guarantor;

          (4)   any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales;"

          (5)   Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnifies and compensation payable thereunder;

          (6)   stock, obligations or securities received in satisfaction of judgments;

          (7)   advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Parent or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

          (8)   commission, payroll, travel and similar advances to officers and employees of the Parent or any of its Restricted Subsidiaries that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP; and

          (9)   other Investments in any Person (provided that any such Person is not an Affiliate of the Parent or is an Affiliate of the Parent solely because the Parent, directly or indirectly, owns Equity Interests in, or controls, such Person) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) since the date of the Indenture, not to exceed $10.0 million.

        "Permitted Liens" means:

          (1)   Liens on the assets of the Company and any Guarantor securing Indebtedness Incurred under clause (1) of the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness;"

          (2)   Liens in favor of the Parent, the Company or any Restricted Subsidiary that is a Subsidiary Guarantor;

          (3)   Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Parent or any Restricted Subsidiary of the Parent; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Parent or the Restricted Subsidiary;

          (4)   Liens on property existing at the time of acquisition thereof by the Parent or any Restricted Subsidiary of the Parent, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Parent or the Restricted Subsidiary;

          (5)   Liens securing the Notes (other than any Additional Notes and related Guarantees) and the Note Guarantees;

          (6)   Liens existing on the date of the Indenture (other than any Liens securing Indebtedness Incurred under clause (1) of the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness");

          (7)   Liens securing Permitted Refinancing Indebtedness; provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced;

          (8)   Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that (a) the Incurrence of such Indebtedness was not prohibited by the Indenture and (b) such defeasance or satisfaction and discharge is not prohibited by the Indenture;

          (9)   Liens securing obligations that do not exceed $10.0 million at any one time outstanding;

          (10) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness;" provided that any such Lien (i) covers only the assets acquired, constructed or improved with such Indebtedness and (ii) is created within 180 days of such acquisition, construction or improvement;

          (11) Liens on cash or Cash Equivalents securing Hedging Obligations of the Parent or any of its Restricted Subsidiaries (a) that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, or (b) securing letters of credit that support such Hedging Obligations;

          (12) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other social security obligations;

          (13) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;

          (14) survey exceptions, encumbrances, easements or reservations of, or rights of other for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do no materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Parent or any of its Restricted Subsidiaries;

          (15) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

          (16) Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;

          (17) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Parent or any Subsidiary thereof on deposit with or in possession of such bank;

          (18) any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense;

          (19) Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

          (20) Liens arising from precautionary UCC financing statements regarding operating leases or consignments; and

          (21) Liens of franchisors in the ordinary course of business not securing Indebtedness.

        "Permitted Refinancing Indebtedness" means any Indebtedness of the Parent or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Parent or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1)   the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

          (2)   such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3)   if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted

  Refinancing Indebtedness has a final maturity date later than the final maturity date of the Notes and is subordinated in right of payment to the Notes or the Note Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (4)   if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Notes or any Note Guarantees, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the Notes or such Note Guarantees; and

          (5)   such Indebtedness is Incurred by either (a) the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (b) the Parent or the Company.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Pledgor" means each of the Company and each Guarantor.

        "Preferred Stock" means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.

        "Principals" means Avista Capital Partners, L.P. and its Affiliates, Maple Leaf Partners, L.P. and its Affiliates, Kestrel Capital, L.P. and Somerset Capital Partners, Steven A. Webster and William R. Ziegler.

        "Priority Bank Debt" means any Indebtedness under the Revolving Credit Facility Incurred pursuant to clause (1) of the second paragraph of "—Certain Covenants—Incurrence of Indebtedness."

        "Priority Bank Debt Documents" means the documents governing the Priority Bank Debt, including the guarantees thereof and the security documents relating thereto.

        "Priority Bank Debt Obligations" means Obligations under the Priority Bank Debt.

        "Priority Debt Representative" means:

          (1)   in the case of the Notes and the Note Guarantees, the Trustee, or

          (2)   in the case of any other Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who maintains the transfer register for such Series of Priority Lien Debt and is appointed as a Priority Debt Representative (for purposes related to the administration of the security documents) pursuant to the credit agreement, indenture or other agreement governing such Series of Priority Lien Debt, and who has become a party to the Intercreditor Agreement.

        "Priority Debt Sharing Confirmation" means, as to any Series of Priority Lien Debt, the written agreement of the holders of such Series of Priority Lien Debt, as set forth in the agreement governing such Series of Priority Lien Debt, for the benefit of all holders of each other existing and future Series of Priority Lien Debt and each existing and future Priority Debt Representative, that all Priority Lien Obligations will be and are secured equally and ratably by all Liens at any time granted by the Company or any other Obligor to secure any Obligations in respect of such Series of Priority Lien Debt, whether or not upon property otherwise constituting Collateral, that all such Liens will be enforceable by the Collateral Agent for the benefit of all holders of Priority Lien Obligations equally and ratably, and that the holders of Obligations in respect of such Series of Priority Lien Debt are bound by the provisions in the Intercreditor Agreement relating to the order of application of proceeds from enforcement of such Liens, and consent to and direct the Collateral Agent to perform its obligations under the Intercreditor Agreement.

        "Priority Lien" means a Lien granted to the Collateral Agent, for the benefit of the Priority Lien Secured Parties, upon any property of the Company or any other Obligor to secure Priority Lien Obligations.

        "Priority Lien Debt" means:

          (1)   the Notes and the Note Guarantees issued under and on the date of the Indenture;

          (2)   Indebtedness under the Revolving Credit Facility;

          (3)   Indebtedness under existing Hedging Obligations and any guarantees thereof that, in each case, was permitted to be Incurred and so secured under each applicable Security Document (or as to which the lenders obtained an Officers' Certificate at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and secured by all applicable Security Documents); and

          (4)   Indebtedness under any other Credit Facility or other Hedging Obligations that, in each case, is secured equally and ratably with the Notes by a Priority Lien that was permitted to be incurred and so secured under each applicable Security Document; provided, in the case of each issue or series of Indebtedness referred to in this clause (4), that:

            (a)   on or before the date on which such Indebtedness is incurred by the Parent or the Company, as the case may be, such Indebtedness is designated by the Parent or the Company, as the case may be, in an Officers' Certificate delivered to each Priority Debt Representative and the Collateral Agent, as "Priority Lien Debt" for the purposes of the Security Documents;

            (b)   such Indebtedness is governed by a credit agreement, an indenture or other agreement that includes a Priority Debt Sharing Confirmation; and

            (c)   all requirements set forth in the Intercreditor Agreement as to the confirmation, grant or perfection of the Collateral Agent's Lien to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if the Parent or the Company, as the case may be, delivers to the Collateral Agent an Officers' Certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is "Priority Lien Debt").

        "Priority Lien Obligations" means the Priority Lien Debt and all other Obligations in respect thereof.

        "Priority Lien Secured Parties" means the holders of Priority Lien Obligations and any Priority Debt Representatives.

        "Registration Rights Agreement" means (1) with respect to the Notes issued on the date of the Indenture, the Registration Rights Agreement, to be dated the date of the Indenture, among the Company, the Parent, RBC Capital Markets Corporation and Banc of America Securities LLC and (2) with respect to any Additional Notes, any registration rights agreement among the Company, the Guarantors and the other parties thereto relating to the registration by the Company and the Guarantors of such Additional Notes under the Securities Act.

        "Replacement Assets" means (1) non-current assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Wholly Owned Restricted Subsidiary that is a Subsidiary Guarantor.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

        "Revolver Agent" means the Administrative Agent under the Revolving Credit Facility

        "Revolving Credit Facility" means, the revolving credit agreement, dated as of February 1, 2010, among the Company, the Guarantors, Royal Bank of Canada or such other financial institution selected by the Company, as administrative agent, and the lenders party thereto, as amended, supplemented, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time with another revolving credit facility.

        "Secured Debt Documents" means, collectively, the Priority Bank Debt Documents, the Note Documents and the indenture or agreement governing each other series of Priority Lien Debt and all other agreements governing, securing or relating to any Priority Lien Obligation.

        "Security Documents" means the intercreditor agreements and one or more security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, deeds of trust or other grants or transfers for security executed and delivered by the Company, a Guarantor or any other Obligor creating (or purporting to create) a Lien upon the Collateral as contemplated by the Indenture and the Security Documents, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

        "Series of Priority Lien Debt" means, severally, the Notes, the Note Guarantees and each other issue or series of Priority Lien Debt for which a single transfer register is maintained.

        "Significant Subsidiary" means any Subsidiary that would constitute a "significant subsidiary" within the meaning of Article 1 of Regulation S-X of the Securities Act; provided, however, that for purposes of the Indenture and the Notes, 5% will be substituted for 10% in each place that it appears in such definition.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Indebtedness" means:

          (1)   any Indebtedness of the Company which is by its terms subordinated in right of payment to the Notes; and

          (2)   any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Note Guarantee of such entity of the Notes.

        "Subsidiary" means, with respect to any specified Person:

          (1)   any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2)   any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

        "Subsidiary Guarantor" means any Restricted Subsidiary of the Parent that guarantees the Company's Obligations under the Notes in accordance with the terms of the Indenture, and its successors and assigns, until released from its obligations under such Guarantee and the Indenture in accordance with the terms of the Indenture.

        "Unrestricted Subsidiary" means any Subsidiary of the Parent that is designated by the Board of Directors of the Parent as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant described under the caption "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," and any Subsidiary of such Subsidiary.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is ordinarily entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2)   the then outstanding principal amount of such Indebtedness.

        "Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares or Investments by foreign nationals mandated by applicable law) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

DESCRIPTION OF OLD NOTES

        The terms of the old notes are identical in all material respects to those of the new notes, except that (1) the old notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain rights under the registration rights agreement (which rights will terminate upon consummation of the exchange offer, except under limited circumstances); and (2) the new notes will not provide for any additional interest as a result of our failure to fulfill certain registration obligations. The old notes provide that, in the event that the registration statement in which this prospectus is included is not declared effective by the SEC on or before September 20, 2010, or the exchange offer is not consummated within 30 business days after the effectiveness of such registration statement, or, in certain limited circumstances, in the event that a shelf registration statement with respect to the resale of the old notes is not filed within 120 days from the date on which the obligation to file such shelf registration statement arises, then we will pay additional interest to each holder of old notes, with respect to the first 90-day period immediately following the occurrence of such event in an amount equal to one-quarter of one percent (0.25%) per annum (in addition to the interest rate on the old notes) on the principal amount of old notes held by such holder. In addition, the amount of the additional interest will increase by an additional one-quarter of one percent (0.25%) per annum on the principal amount of old notes with respect to each subsequent 90-day period until such failure has been cured, up to a maximum amount of additional interest of 1.00% per annum. The new notes are not, and upon consummation of the exchange offer with respect to the old notes will not be, entitled to any such additional interest. Accordingly, holders of old notes should review the information set forth under "Risk Factors" and "Description of New Notes."

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain material U.S. federal income tax considerations relating to the exchange of old notes for new notes pursuant to the exchange offer. As used in this summary, the term "notes" means the old notes and the new notes. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, revenue rulings, administrative interpretations and judicial decisions now in effect, all of which are subject to change possibly with retroactive effect. Except as specifically set forth herein, this summary deals only with old notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not purport to address all federal income tax considerations that may be relevant to holders in light of their particular circumstances or to holders subject to special tax rules, such as banks, insurance companies or other financial institutions, dealers in securities or foreign currencies, tax-exempt investors, or persons holding the old notes as part of a hedging transaction, straddle, conversion transaction, or other integrated transaction.

        We have not sought any ruling from the Internal Revenue Service (the "IRS") or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary. As such, there can be no assurance that the IRS will agree with such statements and conclusions.

        All persons that exchange old notes for new notes in the exchange offer are urged to consult their own tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

        As used herein, the term "U.S. Holder" means a beneficial owner of the notes who or that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the exchange offer.

        For purposes of this summary, a Non-U.S. Holder means a holder of notes who or that is not, for U.S. federal income tax purposes, a U.S. Holder, as defined above, a partnership, or a other entity treated as a partnership for U.S. federal income tax purposes.

Consequences to U.S. Holders

        The exchange of the old notes for the new notes in the exchange offer will not be treated as an "exchange" for U.S. federal income tax purposes, because the new notes will not be considered to differ materially in kind or extent from the old notes. Accordingly, the exchange of old notes for new notes will not be a taxable event to U.S. Holders for U.S. federal income tax purposes. Moreover, the new notes will have the same tax attributes as the old notes exchanged therefor and the same tax consequences to U.S. Holders as the old notes.

Consequences to Non-U.S. Holders

        The exchange of the old notes for the new notes in the exchange offer will not be treated as an "exchange" for U.S. federal income tax purposes, because the new notes will not be considered to differ materially in kind or extent from the old notes. Accordingly, the exchange of old notes for new notes will not be a taxable event to Non-U.S. Holders for U.S. federal income tax purposes. Moreover, the new notes will have the same tax attributes as the old notes exchanged therefor and the same tax consequences to Non-U.S. Holders as the old notes.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such notes were acquired as a result of market-making activities or other trading activities. We have agreed that, beginning on the date of consummation of the exchange offer and ending on the close of business one year after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the new notes may be required to deliver a prospectus during the time periods prescribed by applicable securities laws.

        We will not receive any proceeds from the issuance of new notes in the exchange offer or from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of six months after the consummation of the exchange offer, we will promptly send a reasonable number of additional copies of the prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the new notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the new notes and guarantees offered hereby has been passed upon for us by Haynes and Boone, LLP, Houston, Texas.

EXPERTS

        UHY LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, as amended, as set forth in their report on Form 10-K/A, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on UHY LLP's report, given on their authority as experts in accounting and auditing.

        The combined balance sheets of PGS Onshore, owned by Petroleum Geo-Services ASA, (the "Company") as of December 31, 2009 and 2008, and the related combined statements of operations, changes in parent net invested capital, and cash flows for each of the years in the three year period ended December 31, 2009, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report covering the combined balance sheets of PGS Onshore as of December 31, 2009 and 2008, and the related combined statements of operations, changes in parent net invested capital, and cash flows for each of the years in the three year period ended December 31, 2009 contains an explanatory paragraph that states that the combined financial statements have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated entity, as discussed in note 2 to the combined financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Executive Officers.

        Section 145 of the General Corporation Law of the State of Delaware, pursuant to which we are incorporated, provides generally and in pertinent part that a Delaware corporation may indemnify its directors, officers, employees and agents (or persons serving at our request as a director, officer, employee or agent of another entity) against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil, criminal, administrative, or investigative suit or action except actions by or in the right of the corporation if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors, officers, employees and agents (or persons serving at our request as a director, officer, employee or agent of another entity) against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which such person has been adjudged liable to the corporation unless the Delaware Court of Chancery or other court in which such action or suit is brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and or purchase indemnity insurance on behalf of its directors and officers.

        In accordance with Section 102(b)(7) of the Delaware Law, our Certificate of Incorporation contains a provision to limit the personal liability of our directors for violations of their fiduciary duty. Article 12 of Geokinetics' Certificate of Incorporation provides as follows:

          (1)   The corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          (2)   The corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (3)   To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suite or proceeding referred to in this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          (4)   Any indemnification under parts (1) and (2) of this Article (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth herein. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

          (5)   Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Article.

          (6)   The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (7)   The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was, a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article.

          (8)   For purposes of this Article, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        Article 6 of our Bylaws, provides, in substance, that any current or former directors, officers, employees and agents, or any person who served or is serving at our request as a director, officer employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware. In addition, the Bylaws provide that such indemnification shall not be deemed exclusive of any other rights to which such person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of such person.

        We maintain directors' and officers' liability and corporation reimbursement insurance for the benefit of the company and its directors and officers. The policy provides coverage for certain amounts paid as indemnification pursuant to the provisions of Delaware law and our Bylaws.

Texas corporations

        The liability of the directors of our Texas corporations is limited to the fullest extent permitted by the Section 7.001 of the Texas Business Organizations Code (the "TBOC"). Specifically, the directors shall not be liable except for:

  •
  a breach of the director's duty of loyalty to the corporation or its shareholders;

  •
  an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

  •
  a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

  •
  an act or omission for which the liability of the director is expressly provided by an applicable statute.

        Section 8.051 of the TBOC states that an enterprise shall indemnify a governing person, former governing person, or delegate against reasonable expenses actually incurred by the person in connection with a proceeding in which the person is a respondent because the person is or was a governing person or delegate if the person is wholly successful, on the merits or otherwise, in the defense of the proceeding. Section 8.101 of the TBOC states that an enterprise may indemnify a governing person, former governing person, or delegate who was, is, or is threatened to be made a respondent in a proceeding to the extent permitted by Section 8.102 of the TBOC if it is determined in accordance with Section 8.103 of the TBOC that: (1) the person: (A) acted in good faith; (B) reasonably believed: (i) in the case of conduct in the person's official capacity, that the person's conduct was in the enterprise's best interests; and (ii) in any other case, that the person's conduct was not opposed to the enterprise's best interests; and (C) in the case of a criminal proceeding, did not have a reasonable cause to believe the person's conduct was unlawful; (2) with respect to expenses, the amount of expenses other than a judgment is reasonable; and (3) indemnification should be paid.

Item 21.    Exhibits and Financial Statement Schedules.

        (a)   Exhibits.

        The following is a list of exhibits filed as a part of this registration statement.

3.1	+	Certificate of Incorporation of Geokinetics.

3.2	*	Bylaws of Geokinetics.

3.3	+	Certificate of Incorporation of Geokinetics Holdings USA, Inc., a Delaware corporation.

3.4	+	Bylaws of Geokinetics Holdings USA, Inc., a Delaware corporation.

3.5	*	Articles of Incorporation for Geokinetics Processing, Inc., a Texas corporation.

3.6	*	Bylaws for Geokinetics Processing, Inc., a Texas corporation.

3.7	*	Articles of Incorporation for Geokinetics USA, Inc., a Texas corporation.

3.8	*	Bylaws for Geokinetics USA, Inc., a Texas corporation.

3.9	*	Certificate of Incorporation for Geokinetics International Holdings, Inc., a Delaware corporation.

3.10	*	Bylaws for Geokinetics International Holdings, Inc., a Delaware corporation.

3.11	*	Articles of Incorporation for Geokinetics International, Inc., a Texas corporation.

3.12	*	Bylaws for Geokinetics International, Inc., a Texas corporation.

3.13	*	Articles of Incorporation for Geokinetics Management, Inc., a Texas corporation.

3.14	*	Bylaws for Geokinetics Management, Inc., a Texas corporation.

3.15	*	Articles of Incorporation for Geokinetics Services Corp., a Texas corporation.

3.16	*	Bylaws for Geokinetics Services Corp., a Texas corporation.

3.17	*	Articles of Incorporation for Advanced Seismic Technology, Inc., a Texas corporation.

3.18	*	Bylaws for Advanced Seismic Technology, Inc., a Texas corporation.

3.19	+	Certificate of Incorporation of Geokinetics Acquisition Company, a Delaware Corporation

3.20	+	Bylaws of Geokinetics Acquisition Company, a Delaware Corporation

4.1	**	Indenture dated as of December 23, 2009.

4.2	***	Supplemental Indenture dated as of February 12, 2010.

4.3	**	Registration Rights Agreement dated as of December 23, 2009.

5.1	+	Opinion of Haynes and Boone, LLP.

12.1	+	Statement Regarding the Computation of Ratio of Earnings to Fixed Charges.

23.1	+	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

23.2	+	Consent of Independent Registered Public Accounting Firm—UHY, LLP.

23.3	+	Consent of Independent Registered Public Accounting Firm—KPMG, LLP

24.1	+	Power of Attorney (included on the signature pages of this Registration Statement).

25.1	+	Statement of Eligibility and Qualification on Form T-1 of Trustee.

99.1	+	Form of Letter of Transmittal.

99.2	+	Form of Notice of Guaranteed Delivery.

99.3	+	Form of Letter to Registered Holders and Depository Trust Company Participants.

99.4	+	Form of Letter to Clients.

*
Filed as an exhibit to our Registration Statement on Form S-3 (File No. 333-160268), filed with the SEC on June 26, 2009, and incorporated herein by reference.

**
Filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on December 28, 2009, and incorporated herein by reference.

***
Filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on February 16, 2010, and incorporated herein by reference.

+
Filed herewith.

Item 22.    Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 as amended (the "Securities Act");

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission, or SEC, pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (d)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (e)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas on August 24, 2010.

GEOKINETICS INC.
By:	/s/ RICHARD F. MILES Richard F. Miles President and Chief Executive Officer

 POWER OF ATTORNEY

        KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard F. Miles and Chin Yu, and each of them acting individually, as his or her true and lawful attorney-in-fact and agent, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and any related registration statements filed pursuant to Rule 462 and otherwise), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title with Geokinetics Inc.	Date

/s/ RICHARD F. MILES Richard F. Miles	President, Chief Executive Officer and Director (Principal Executive Officer)	August 24, 2010
/s/ RONALD D. CAYON Ronald D. Cayon	Chief Financial Officer (Principal Financial and Accounting Officer)	August 24, 2010
/s/ WILLIAM R. ZIEGLER William R. Ziegler	Director (Non-executive Chairman)	August 24, 2010
/s/ STEVEN A. WEBSTER Steven A. Webster	Director	August 24, 2010
/s/ CHRISTOPHER M. HARTE Christopher M. Harte	Director	August 24, 2010
/s/ GARY M. PITTMAN Gary M. Pittman	Director	August 24, 2010
/s/ ROBERT L. CABES, JR. Robert L. Cabes, Jr.	Director	August 24, 2010

Signature	Title with Geokinetics Inc.	Date

/s/ CHRISTOPHER D. STRONG Christopher D. Strong	Director	August 24, 2010
/s/ GOTTFRED LANGSETH Gottfred Langseth	Director	August 24, 2010
/s/ ANTHONY TRIPODO Anthony Tripodo	Director	August 24, 2010

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas on August 24, 2010.

GEOKINETICS HOLDINGS USA, INC.
By:	/s/ RICHARD F. MILES Richard F. Miles President

 POWER OF ATTORNEY

        KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard F. Miles and Chin Yu, and each of them acting individually, as his or her true and lawful attorney-in-fact and agent, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and any related registration statements filed pursuant to Rule 462 and otherwise), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title with Geokinetics Holdings USA, Inc.	Date

/s/ RICHARD F. MILES Richard F. Miles	President (Principal Executive Officer)	August 24, 2010
/s/ WILLIAM L. MOLL, JR. William L. Moll, Jr.	Vice President, Secretary and Director	August 24, 2010
/s/ LEE PARKER Lee Parker	Director	August 24, 2010
/s/ CHIN YU Chin Yu	Vice President-Finance and Treasurer (Principal Financial and Accounting Officer)	August 24, 2010

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas on August 24, 2010.

GEOKINETICS ACQUISITION COMPANY
By:	/s/ RICHARD F. MILES
Richard F. Miles President

 POWER OF ATTORNEY

        KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard F. Miles and Chin Yu, and each of them acting individually, as his or her true and lawful attorney-in-fact and agent, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and any related registration statements filed pursuant to Rule 462 and otherwise), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title with Geokinetics Acquisition Company	Date

/s/ RICHARD F. MILES Richard F. Miles	President	August 24, 2010
/s/ WILLIAM L. MOLL, JR. William L. Moll, Jr.	Vice President, Secretary and Director	August 24, 2010
/s/ LEE PARKER Lee Parker	Director	August 24, 2010
/s/ CHIN YU Chin Yu	Vice President-Finance and Treasurer (Principal Financial and Accounting Officer)	August 24, 2010
/s/ WAYNE MILLICE Wayne Millice	Vice President-North America (Principal Executive Officer)	August 24, 2010

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas on August 24, 2010.

GEOKINETICS PROCESSING, INC.
By:	/s/ JOHN GILLOOLY
John Gillooly Vice President—Processing and Interpretation

 POWER OF ATTORNEY

        KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard F. Miles and Chin Yu, and each of them acting individually, as his or her true and lawful attorney-in-fact and agent, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and any related registration statements filed pursuant to Rule 462 and otherwise), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title with Geokinetics Processing, Inc.	Date

/s/ RICHARD F. MILES Richard F. Miles	President	August 24, 2010
/s/ WILLIAM L. MOLL, JR. William L. Moll, Jr.	Vice President, Secretary and Director	August 24, 2010
/s/ LEE PARKER Lee Parker	Director	August 24, 2010
/s/ CHIN YU Chin Yu	Vice President-Finance and Treasurer (Principal Financial and Accounting Officer)	August 24, 2010
/s/ JOHN GILLOOLY John Gillooly	Vice President—Processing and Interpretation (Principal Executive Officer)	August 24, 2010

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas on August 24, 2010.

GEOKINETICS USA, INC.
By:	/s/ WAYNE MILLICE Wayne Millice Vice President—North America

 POWER OF ATTORNEY

        KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard F. Miles and Chin Yu, and each of them acting individually, as his or her true and lawful attorney-in-fact and agent, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and any related registration statements filed pursuant to Rule 462 and otherwise), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title with Geokinetics USA, Inc.	Date

/s/ RICHARD F. MILES Richard F. Miles	President	August 24, 2010
/s/ WILLIAM L. MOLL, JR. William L. Moll, Jr.	Vice President, Secretary and Director	August 24, 2010
/s/ LEE PARKER Lee Parker	Director	August 24, 2010
/s/ CHIN YU Chin Yu	Vice President—Finance and Treasurer (Principal Financial and Accounting Officer)	August 24, 2010
/s/ WAYNE MILLICE Wayne Millice	Vice President—North America (Principal Executive Officer)	August 24, 2010

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas on August 24, 2010.

ADVANCED SEISMIC TECHNOLOGY, INC.
By:	/s/ RICHARD F. MILES Richard F. Miles President

 POWER OF ATTORNEY

        KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard F. Miles and Chin Yu, and each of them acting individually, as his or her true and lawful attorney-in-fact and agent, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and any related registration statements filed pursuant to Rule 462 and otherwise), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title with Advanced Seismic Technology, Inc.	Date

/s/ RICHARD F. MILES Richard F. Miles	President (Principal Executive Officer)	August 24, 2010
/s/ WILLIAM L. MOLL, JR. William L. Moll, Jr.	Vice President, Secretary and Director	August 24, 2010
/s/ LEE PARKER Lee Parker	Director	August 24, 2010
/s/ CHIN YU Chin Yu	Vice President—Finance and Treasurer (Principal Financial and Accounting Officer)	August 24, 2010

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas on August 24, 2010.

GEOKINETICS INTERNATIONAL, INC.
By:	/s/ LEE PARKER Lee Parker Executive Vice President—Operations

 POWER OF ATTORNEY

        KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard F. Miles and Chin Yu, and each of them acting individually, as his or her true and lawful attorney-in-fact and agent, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and any related registration statements filed pursuant to Rule 462 and otherwise), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title with Geokinetics International, Inc.	Date

/s/ RICHARD F. MILES Richard F. Miles	President	August 24, 2010
/s/ WILLIAM L. MOLL, JR. William L. Moll, Jr.	Vice President, Secretary and Director	August 24, 2010
/s/ LEE PARKER Lee Parker	Executive Vice President—Operations and Director (Principal Executive Officer)	August 24, 2010
/s/ CHIN YU Chin Yu	Vice President—Finance and Treasurer (Principal Financial and Accounting Officer)	August 24, 2010

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas on August 24, 2010.

GEOKINETICS MANAGEMENT, INC.
By:	/s/ RICHARD F. MILES Richard F. Miles President

 POWER OF ATTORNEY

        KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard F. Miles and Chin Yu, and each of them acting individually, as his or her true and lawful attorney-in-fact and agent, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and any related registration statements filed pursuant to Rule 462 and otherwise), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title with Geokinetics Management, Inc.	Date

/s/ RICHARD F. MILES Richard F. Miles	President (Principal Executive Officer)	August 24, 2010
/s/ WILLIAM L. MOLL, JR. William L. Moll, Jr.	Vice President, Secretary and Director	August 24, 2010
/s/ LEE PARKER Lee Parker	Director	August 24, 2010
/s/ CHIN YU Chin Yu	Vice President—Finance and Treasurer (Principal Financial and Accounting Officer)	August 24, 2010

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas on August 24, 2010.

GEOKINETICS SERVICES CORP.
By:	/s/ RICHARD F. MILES
Richard F. Miles President

 POWER OF ATTORNEY

        KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard F. Miles and Chin Yu, and each of them acting individually, as his or her true and lawful attorney-in-fact and agent, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and any related registration statements filed pursuant to Rule 462 and otherwise), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title with Geokinetics Services Corp.	Date

/s/ RICHARD F. MILES Richard F. Miles	President (Principal Executive Officer)	August 24, 2010
/s/ WILLIAM L. MOLL, JR. William L. Moll, Jr.	Vice President, Secretary and Director	August 24, 2010
/s/ LEE PARKER Lee Parker	Director	August 24, 2010
/s/ CHIN YU Chin Yu	Vice President-Finance and Treasurer (Principal Financial and Accounting Officer)	August 24, 2010

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas on August 24, 2010.

GEOKINETICS INTERNATIONAL HOLDINGS, INC.
By:	/s/ RICHARD F. MILES
Richard F. Miles President

 POWER OF ATTORNEY

        KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard F. Miles and Chin Yu, and each of them acting individually, as his or her true and lawful attorney-in-fact and agent, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and any related registration statements filed pursuant to Rule 462 and otherwise), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title with Geokinetics International Holdings, Inc.	Date

/s/ RICHARD F. MILES Richard F. Miles	President (Principal Executive Officer)	August 24, 2010
/s/ WILLIAM L. MOLL, JR. William L. Moll, Jr.	Vice President, Secretary and Director	August 24, 2010
/s/ LEE PARKER Lee Parker	Director	August 24, 2010
/s/ CHIN YU Chin Yu	Vice President—Finance and Treasurer (Principal Financial and Accounting Officer)	August 24, 2010

INDEX TO EXHIBITS

        The following is a list of exhibits filed as a part of this registration statement.

3.1+	Certificate of Incorporation of Geokinetics.
3.2*	Bylaws of Geokinetics.
3.3+	Certificate of Incorporation of Geokinetics Holdings USA, Inc., a Delaware corporation.
3.4+	Bylaws of Geokinetics Holdings USA, Inc., a Delaware corporation.
3.5*	Articles of Incorporation for Geokinetics Processing, Inc., a Texas corporation.
3.6*	Bylaws for Geokinetics Processing, Inc., a Texas corporation.
3.7*	Articles of Incorporation for Geokinetics USA, Inc., a Texas corporation.
3.8*	Bylaws for Geokinetics USA, Inc., a Texas corporation.
3.9*	Certificate of Incorporation for Geokinetics International Holdings, Inc., a Delaware corporation.
3.10*	Bylaws for Geokinetics International Holdings, Inc., a Delaware corporation.
3.11*	Articles of Incorporation for Geokinetics International, Inc., a Texas corporation.
3.12*	Bylaws for Geokinetics International, Inc., a Texas corporation.
3.13*	Articles of Incorporation for Geokinetics Management, Inc., a Texas corporation.
3.14*	Bylaws for Geokinetics Management, Inc., a Texas corporation.
3.15*	Articles of Incorporation for Geokinetics Services Corp., a Texas corporation.
3.16*	Bylaws for Geokinetics Services Corp., a Texas corporation.
3.17*	Articles of Incorporation for Advanced Seismic Technology, Inc., a Texas corporation.
3.18*	Bylaws for Advanced Seismic Technology, Inc., a Texas corporation.
3.19+	Certificate of Incorporation of Geokinetics Acquisition Company, a Delaware Corporation
3.20+	Bylaws of Geokinetics Acquisition Company, a Delaware Corporation
4.1**	Indenture dated as of December 23, 2009.
4.2***	Supplemental Indenture dated as of February 12, 2010.
4.3**	Registration Rights Agreement dated as of December 23, 2009.
5.1+	Opinion of Haynes and Boone, LLP.
12.1+	Statement Regarding the Computation of Ratio of Earnings to Fixed Charges.
23.1+	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).
23.2+	Consent of Independent Registered Public Accounting Firm—UHY, LLP.
23.3+	Consent of Independent Registered Public Accounting Firm—KPMG LLP.
24.1+	Power of Attorney (included on the signature pages of this Registration Statement).
25.1+	Statement of Eligibility and Qualification on Form T-1 of Trustee.
99.1+	Form of Letter of Transmittal.
99.2+	Form of Notice of Guaranteed Delivery.

99.3+	Form of Letter to Registered Holders and Depository Trust Company Participants.
99.4+	Form of Letter to Clients.

*
Filed as an exhibit to our Registration Statement on Form S-3 (File No. 333-160268), filed with the SEC on June 26, 2009, and incorporated herein by reference.

**
Filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on December 28, 2009, and incorporated herein by reference.

***
Filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on February 16, 2010, and incorporated herein by reference.

+
Filed herewith.